Exhibit 99.1
Explanatory Note
On August 3, 2021, the Company announced its intentions to conduct an initial public offering (“IPO”) of its aesthetic medical device business, Global Solta (“Solta”) (the “Solta IPO”). See See “Separation of the Bausch + Lomb Eye-Health Business and the Solta Medical Business” below for further details regarding the Solta IPO.
In connection with the planned separation of its Solta business into an independent publicly traded entity from the remainder of Bausch Health Companies Inc., the Company has begun managing its operations in a manner which is consistent with the organizational structure of the two separate entities as proposed by the Solta IPO. As a result, during the first quarter of 2022, the Company’s Chief Executive Officer (“CEO”), who is the Company’s Chief Operating Decision Maker, commenced managing the business differently through changes in its operating and reportable segments, which necessitated a realignment of the Company’s historical segment structure. This realignment is consistent with how the Company’s CEO currently: (i) assesses operating performance on a regular basis, (ii) makes resource allocation decisions and (iii) designates responsibilities of his direct reports. Pursuant to these changes, effective in the first quarter of 2022, the Company operates in the following reportable segments: (i) Bausch + Lomb, (ii) Salix, (iii) International (formerly International Rx), (iv) Solta Medical and (v) Diversified Products. The new segment structure does not impact the Company’s reporting units but realigns the two reporting units of the former Ortho Dermatologics segment whereby its medical dermatology reporting unit (Ortho Dermatologics) is now part of the current Diversified Products segment and the Solta reporting unit is now the sole reporting unit of the new Solta Medical segment. All segment revenues and segment profits for the periods presented have been recast to conform to the 2022 reportable segment structure.
“Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations with Retrospective Segment Changes of the 2021 Form 10-K” set forth in this Exhibit 99.1 has been revised from the “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Part II to the Company's Annual Report on Form 10-K for the year ended December 31, 2021 (the “2021 Form 10-K”) to reflect retrospective application of the new reporting structure and recast our historical results to conform to the new segment presentation. “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations with Retrospective Segment Changes of the 2021 Form 10-K” set forth below has not been revised to reflect events or developments subsequent to February 23, 2022, the date that we filed the 2021 Form 10-K. For a discussion of events and developments subsequent to the filing date of the 2021 Form 10-K, please refer to the reports and other information the Company has filed with the Securities and Exchange Commission at www.sec.gov and with the Canadian Securities Administrators on SEDAR at www.sedar.com since that date, including the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022 filed on May 10, 2022.

Item 7.   Management’s Discussion and Analysis of Financial Condition and Results of Operations with Retrospective Segment Changes of the 2021 Form 10-K
INTRODUCTION
This “Management’s Discussion and Analysis of Financial Condition and Results of Operations” has been updated through February 23, 2022 and for the subsequent retrospective reflection of the segment change and should be read in conjunction with the audited Consolidated Financial Statements and the related notes thereto included elsewhere in this Annual Report on Form 10-K. The matters discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and that may be forward-looking information within the meaning defined under applicable Canadian securities laws (collectively, “Forward-Looking Statements”). See “Forward-Looking Statements” at the end of this discussion. Additional company information, including this Form 10-K, is available on SEDAR at www.sedar.com and on the U.S. Securities and Exchange Commission (the “SEC”) website at www.sec.gov. All currency amounts are expressed in U.S. dollars, unless otherwise noted.
OVERVIEW
Bausch Health Companies Inc. (“we”, “us”, “our” or the “Company”) is a global company whose mission is to improve people’s lives with our health care products. We develop, manufacture and market, primarily in the therapeutic areas of eye-health, gastroenterology (“GI”) and dermatology, a broad range of: (i) branded pharmaceuticals, (ii) generic and branded generic pharmaceuticals, (iii) over-the-counter (“OTC”) products and (iv) medical devices (contact lenses, intraocular lenses, ophthalmic surgical equipment and aesthetics devices), which are marketed directly or indirectly in approximately 100 countries.
We generated revenues for 2021, 2020 and 2019, of $8,434 million, $8,027 million and $8,601 million, respectively. Our portfolio of products falls into five operating and reportable segments: (i) Bausch + Lomb, (ii) Salix, (iii) International (formerly International Rx), (iv) Solta Medical and (v) Diversified Products. These segments are discussed in detail in Note 22, “SEGMENT INFORMATION” to our audited Consolidated Financial Statements. The following is a brief description of the Company’s segments:
•The Bausch + Lomb segment consists of global sales of Bausch + Lomb Vision Care, Consumer, Surgical and Ophthalmic Pharmaceuticals products.
•The Salix segment consists of sales in the U.S. of GI products.
•The International segment consists of sales, with the exception of sales of Bausch +Lomb products and Solta aesthetic medical devices, outside the U.S and Puerto Rico of branded pharmaceutical products, branded generic pharmaceutical and OTC products.
•The Solta Medical segment consists of global sales of Solta aesthetic medical devices.
•The Diversified Products segment consists of sales in the U.S. of: (i) pharmaceutical products in the areas of neurology and certain other therapeutic classes, (ii) generic products, (iii) Ortho Dermatologics (dermatological) products and (iv) dentistry products.
For additional discussion of our reportable segments, see the discussion in Note 22, “SEGMENT INFORMATION” to our audited Consolidated Financial Statements for further details on these reportable segments.
Our Focus on Value
In 2016, we retained a new executive team which implemented a multi-year plan designed to transform and bring out value in our Company. The multi-year plan increased our focus on, among other factors, our: product portfolio, infrastructure, geographic footprint, capital structure and risk management. Since that time, we have been executing and continue to execute on our commitments to transform the Company and generate value. As discussed below, under the multi-year plan, we have taken actions that among other things included: (i) divesting non-core assets, (ii) making strategic investments in our core businesses and (iii) making measurable progress in improving our capital structure. These measures gave us operating flexibility and put us in a strong position to unlock the additional value to be found in our specific businesses. We believe that these and other positive actions we took to transform our Company, have helped to focus our operations, and improve our capital structure. These positive actions also presented us with an opportunity to unlock potential value across our portfolio of assets by separating our pharmaceutical, eye-health and skincare businesses, and, in 2020 and 2021, we set out to create three highly attractive but dissimilar businesses. Although management believes these transactions will bring out additional value, there can be no assurance that either the B+L Separation or the Solta IPO will be successful in doing so.

Separation of the Bausch + Lomb Eye-Health Business and the Solta Medical Business
On August 6, 2020, we announced our plan to separate our eye-health business consisting of our Bausch + Lomb Global Vision Care, Global Consumer, Global Surgical and Global Ophthalmic Pharmaceuticals businesses into an independent publicly traded entity, Bausch + Lomb from the remainder of Bausch Health Companies Inc (the “B+L Separation”).
At the time of our announcement, we have previously emphasized that it is important that the post-separation entities be well capitalized, with appropriate leverage and with access to additional capital, if and when needed, to provide each entity with the ability to independently allocate capital to areas that will strengthen their own competitive positions in their respective lines of business and position each entity for sustainable growth. Therefore, we see the appropriate capitalization and leverage of these businesses post-separation as a key to maximizing value across our portfolio of assets and, so, it is a primary objective of our plan of separation. We also previously stated that all options for achieving the appropriate capitalization and leverage for these entities post-separation were being considered. Management remains focused on the capitalizations of the post-separation entities and has considered and continues to consider alternative means of achieving the appropriate outcome, including dispositions in our business that we believe represent attractive opportunities for the Company and are in line with our plan of separation. This informed our decision to divest Amoun Pharmaceutical Company S.A.E. (“Amoun”) on July 26, 2021 and, as discussed below, use the net proceeds to repay certain debt obligations. It has also informed, in part, our decision to pursue an initial public offering of our Solta aesthetic medical device business (“Solta Medical”) (the “Solta IPO”), which we announced on August 3, 2021. We believe that the Solta IPO, when and if complete, will allow us to unlock the value of this high-growth business and give us ownership of a valuable financial asset that would compare more favorably to other aesthetic medical device companies.
Since announcing the B+L Separation and Solta IPO, we began executing on those plans and, at the end of 2021, had substantially completed the internal objectives necessary to facilitate the IPOs and related separation of those businesses. We continue to monitor market conditions and aim to launch the B+L IPO and the Solta IPO when financial market conditions are favorable (subject to receipt of regulatory, stock exchange and other approvals). However, there can be no assurance as to when we will complete either IPO, if at all. Until such time, we continue to manage these businesses along with our diverse portfolio of gastrointestinal, dermatology, neurology and other therapeutics, with our commitment to bring out additional value for our shareholders. Following the B+L IPO, we expect to complete the separation of Bausch + Lomb following the expiry of customary lockups related to the B+L IPO and achievement of targeted debt leverage ratios, subject to the receipt of applicable shareholder and other necessary approvals and market conditions.
We intend to use the proceeds from the B+L Separation and the Solta IPO to repay, to the extent possible, a portion of our existing debt, thereby improving our capitalization and leverage. We believe the B+L Separation and the Solta IPO provide us with an attractive opportunity for liquidity to support the appropriate capitalization and leverage of the Bausch + Lomb entity, the Solta Medical entity and the remainder of Bausch Health Companies Inc., which we refer to as “Bausch Pharma” and will assume a new name upon completion of the B+L Separation. However, management continues to consider the forms of the B+L Separation and the Solta IPO and is exploring a number of alternative capitalization structures in order to properly capitalize the three entities.
The B+L Separation and the Solta IPO will establish three separate companies that include:
•Bausch + Lomb - a fully integrated, pure play eye-health company built on the iconic Bausch + Lomb brand and long history of innovation;
•Solta Medical - a leading global aesthetic medical device company focused on the development, manufacture and sale of innovative technologies that provide aesthetic and therapeutic benefits; and
•Bausch Pharma - a diversified pharmaceutical company with leading positions in gastroenterology, dermatology, neurology and international pharmaceuticals. The remaining pharmaceutical entity will comprise a diversified portfolio of our leading durable brands across the Salix, International, dentistry, neurology, medical dermatology and generics businesses.
We believe these transactions will result in three highly attractive but dissimilar businesses. As separate entities, management believes that each company will be better positioned to individually focus on its core businesses to drive additional growth, more effectively allocate capital and better manage its respective capital needs. Further, these transactions allow us and the market to compare the operating results of each entity with other “pure play” peer companies. Although management believes these transactions will bring out additional value, there can be no assurance that either the B+L Separation or the Solta IPO will be successful in doing so.
In January and February 2022, we took certain actions to, and announced others that we believe will, bring us closer in reaching our targeted capitalization of the post-separation entities. These actions are discussed in more detail in Item “—

Liquidity and Capital Resources — Liquidity and Debt — Long-term Debt” and Note 23, “SUBSEQUENT EVENTS” to our audited Consolidated Financial Statements. Although an IPO of the Bausch + Lomb and Solta Medical businesses are among the alternate capital structures being considered, this Form 10-K does not constitute an offer to sell, or the solicitation of an offer to buy, any securities of the Bausch + Lomb or Solta Medical entities. As of February 23, 2022, the determination of the capitalization of the three entities continues to evolve, and we do not have a definitive timetable to finalize the respective capital structures. We continue to monitor market conditions and aim to launch the B+L IPO and Solta IPO when financial market conditions are favorable (and subject to receipt of regulatory, stock exchange, and other regulatory approvals).
In addition to the capitalization and leverage ratios of each entity, there are considerations, approvals and conditions, including market conditions, that will determine the ultimate timing and structure of these transactions, including regulatory approvals, final approval by our board of directors, any shareholder vote requirements that may be applicable, compliance with U.S. and Canadian securities laws and stock exchange rules, receipt of any applicable opinions and/or rulings with respect to the Canadian and U.S. federal income tax treatment of such transactions and determination of the pro forma capitalization of each of the three entities. The failure to satisfy all of the required conditions could delay the completion of these transactions for a significant period of time or prevent them from occurring at all. In addition to our internal organization and structure work, we will need to complete a number of additional steps that will depend on the ultimate structure of the transactions (in addition to obtaining the regulatory approvals and satisfying the conditions described above) before we can launch the B+L IPO, complete the B+L Separation and/or launch the Solta IPO. As a result, there can be no assurance as to the timing of the completion of any of these transactions or their terms, and the information in this Form 10-K relating to each transaction is preliminary and may change as the transactions progress and any such changes and their impact on the Company, or any of the companies that result from the consummation of any of these transactions, may be material.
See Item 1A. “Risk Factors — Risk Relating to the B+L Separation” of this Form 10-K for additional risks relating to the B+L Separation and the Solta IPO.
Setting Up Our Company to Unlock Value
To position ourselves to unlock the value we see in our individual businesses, we have sought to right-size our portfolio of assets and provide financial flexibility. The Company has focused on the following growth drivers, that remain a focus of our growth strategies today:
•divested non-core assets in order to narrow the Company's activities to our core businesses where we believe we have an existing and sustainable competitive edge and the ability to generate operational efficiencies. As of February 23, 2022, we received approximately $4,100 million in net proceeds from these divestitures, which includes the sale of Amoun (the “Amoun Sale”) which we divested on July 26, 2021, as discussed below;
•made strategic investments in our core businesses in order to support recent revenue growth and prepare for additional growth opportunities we plan to capitalize on for our core businesses;
•made measurable progress in improving our capital structure as we have repaid approximately $10,000 million in debt obligations (net of additional borrowings, amounts refinanced and excluding the $1,210 million financing of the U.S. Securities Litigation settlement discussed below) during the period of January 1, 2016 through December 31, 2021 using the proceeds from the divestiture of non-core assets, cash generated from our operations and improved working capital management. This includes approximately $1,300 million of repayments (net of additional borrowings) during 2021 using cash on hand, cash generated from operations and the net proceeds from the Amoun Sale; and
•resolved many of the Company's legacy litigation matters originating back to 2015 and prior, including the most significant legacy legal matter, the U.S. Securities Litigation settlement discussed below, significantly reducing related possible disruptions and other uncertainties to our operations.
We believe that these and other positive actions we have taken to transform our Company have helped focus our operations, unlocked value across our product portfolios, improved our capital structure and mitigated certain risks associated with legacy litigation matters. We believe that these measures, along with our continued commitment to improving people's lives through our health products, help position us to unlock potential value across our portfolio of assets by separating our pharmaceutical, eye-health and skincare businesses.
Divest Assets to Improve Our Capital Structure and Simplify Our Business
In order to better focus on our core businesses, we continue to evaluate opportunities to simplify our operations and improve our capital structure, including dispositions of various assets. For example, on July 26, 2021, we completed the sale of Amoun for total gross consideration of approximately $740 million, subject to certain adjustments. Amoun, which was part of the International segment, manufactures, markets and distributes branded generics of human and animal health products. Revenues associated with Amoun were $157 million for the period of January 1, 2021 through July 26, 2021 and were $247 million and $220 million for the years 2020 and 2019, respectively. Following the completion of the Amoun Sale, the Company made aggregate payments of $600 million, to repay $469 million of its June 2025 Term Loan B Facility and $131 million of its November 2025 Term Loan B Facility, using the net proceeds from the Amoun Sale and cash on hand.
We will continue to consider further dispositions of various assets in line with this strategy. While we anticipate that any future divestiture activities will be on non-core assets, consistent with our duties to our shareholders and other stakeholders, we will consider dispositions in core areas that we believe represent attractive opportunities for the Company. See Note 3, “ACQUISITIONS, LICENSING AGREEMENTS AND DIVESTITURE” to our audited Consolidated Financial Statements for additional information.
Impacts of COVID-19 Pandemic
The unprecedented nature of the COVID-19 pandemic has, and continues to, adversely impact the global economy. The COVID-19 pandemic and the reactions of governments, private sector participants and the public in an effort to contain the spread of the COVID-19 virus and/or address its impacts have had significant direct and indirect effects on businesses and commerce. This includes, but is not limited to, disruption to supply chains, employee base and transactional activity, facility closures and production suspensions. We believe we responded quickly to these and other human and commercial challenges brought on by the COVID-19 pandemic and that our actions allowed us to: (i) maintain a reliable supply of our products, (ii) protect the health, safety and well-being of our employees, (iii) reduce operating expenses and preserve cash through profit protection measures initiated in response to the COVID-19 pandemic, (iv) limit the disruptions to our product development pipeline and (v) ensure affordability of and access to our products. We will continue to monitor the impacts of the COVID-19 pandemic and related responses from governments and private sector participants on the Company, our customers, supply chain, third-party suppliers, project development timelines, costs, revenue, margins, liquidity and financial condition and our planned actions and responses to this pandemic.
Our 2020 revenues were most negatively impacted during our second quarter by certain social restrictions and other precautionary measures taken in response to the COVID-19 pandemic. However, as governments began lifting social restrictions, allowing offices of certain health care providers to reopen and certain surgeries and elective medical procedures to proceed, the negative trend in the revenues of certain businesses began to level off and stabilize prior to our third quarter of 2020. After the launch of effective vaccines in December 2020, infection rates began to decline, signaling the beginning of a recovery from the COVID-19 pandemic.
Our revenues were $8,434 million for 2021, as compared to $8,027 million for 2020, a year-over-year increase of $407 million, or 5%, and primarily reflects the positive impacts of the recovery from the COVID-19 pandemic, partially offset by the impact of our divestiture of Amoun on July 26, 2021. The increase in revenue also represents an improving trend over the decreases in year-over-year revenues for the three-month periods ended June 30, 2020, September 30, 2020 and December 31, 2020 of 23%, 3% and less than 1%, respectively. Presuming there continues to be increased availability of effective vaccines and any resurgence of the COVID-19 virus and variant strains thereof, such as the delta and omicron variants, do not have a material adverse impact on efforts to contain the COVID-19 virus, the Company anticipates an ongoing, gradual global recovery from the significant macroeconomic and health care impacts of the pandemic. Our revenues returned to pre-pandemic levels for many of our businesses and geographies in 2021 and, at the current pace of recovery, we anticipate the COVID-19 pandemic to have a minimal impact on the remaining businesses and geographies in 2022. However, the rates of recovery for each business will vary by geography and will be dependent upon, among other things, the availability and effectiveness of vaccines for the COVID-19 virus and variant strains thereof, government responses, rates of economic recovery, precautionary measures taken by patients and customers, the rate at which remaining social restrictions are lifted and, once lifted, the presumption that social restrictions will not be materially reenacted in the event of a resurgence of the virus or variant strains thereof and other actions taken in response to the COVID-19 pandemic.
Although we put in place procedures to mitigate the risks associated with closures and disruptions at our manufacturing facilities, the COVID-19 pandemic temporarily impacted the manner in which we managed our inventories and inventory levels. The negative impact of the COVID-19 pandemic on the demand for many of our products necessitated that we, among other things, shorten production runs during 2020 to reduce inventories and mitigate inventory losses. The shorter production runs, the costs associated with idling certain facilities during government mandated lockdowns and the costs of the precautionary measures taken at our manufacturing facilities in response to the COVID-19 pandemic resulted in manufacturing variances, which temporarily depressed our contribution margins in 2020. However, in 2021, as demand increased and our retailers and distributors replenished their inventories, the pressures on our manufacturing processes experienced during 2020 have been alleviated and we have avoided many of the COVID-19 pandemic-induced manufacturing variances during 2021.

As we monitor the direction and pace of the recovery in each business and geography, we are also continually monitoring the effectiveness of the profit protection measures we initiated to manage and reduce our operating expenses and preserve cash during the COVID-19 pandemic. These profit protection measures were successful in expanding the profit margins in many of our businesses, as referenced in the discussion of our operating results below. In 2021, we began allocating more resources to selling and other promotional activities in support of our existing products, product launches and products in development. As a result, our SG&A and R&D expenses increased 11% and 3% during 2021 as compared to 2020, respectively.
We believe our diverse portfolio of durable products and strong brands has served us well through the COVID-19 pandemic and we continue to be well-positioned to grow market share and return to growth as the world recovers. However, this situation remains fluid and we continue to monitor the availability and effectiveness of vaccines and any resurgence of the COVID-19 virus and outbreaks of variant strains thereof, such as the delta and omicron variants, on our operations, businesses and primary goals. Given these circumstances, we continue to focus on: (i) revising our go-to-market and sales force strategies to address the changing business dynamics created by the COVID-19 pandemic, (ii) building out our e-commerce presence to enable us to reach customers in new ways, (iii) investing in our key promoted brands and product launches to increase market share, (iv) optimizing our cost structure and (v) looking for key trends in the market to meet changing consumer/patient needs and identify areas for investment and growth. We believe focusing on these priorities will best enable us to effectively manage the changing business dynamics created by the COVID-19 pandemic, prepare us for a possible resurgence of the virus and any variant strains thereof and return us to growth during the recovery from the COVID-19 pandemic.
For a further discussion of these and other COVID-19 related risks, see Item 1A. “Risk Factors— Risks Relating to COVID-19” of this Form 10-K.
Focus on Core Businesses
In order to continue to focus on our core businesses we have: (i) directed capital allocation to drive growth within our core businesses, (ii) made measurable progress in effectively managing our capital structure, (iii) increased our efforts to improve patient access and (iv) continued to invest in sustainable growth drivers to position us for long-term growth.
Direct Capital Allocation to Drive Growth Within Our Core Businesses
Our capital allocation is driven by our long-term growth strategies. We have been aggressively allocating resources to promote our core businesses globally through: (i) strategic acquisitions, (ii) R&D investment, (iii) strategic licensing agreements and (iv) strategic investments in our infrastructure. The outcome of this process allows us to better drive value in our product portfolio and generate operational efficiencies.
Strategic Acquisitions
We remain very selective when considering any acquisition and pursue only those opportunities that we believe align well with our current organization and strategic plan. We sometimes refer to these opportunities as “bolt on” acquisitions. In being selective, we seek to enter into only those acquisitions that provide us with significant synergies with our existing business, thereby minimizing risks to our core businesses and providing long-term growth opportunities. Recently, we have entered into transactions that although not immediately impactful to our operating results, are expected to be accretive to our bottom line in future years and contribute to our long-term growth strategies.
In March 2019, we completed the acquisition of certain assets of Synergy whereby we acquired the worldwide rights to the Trulance® (plecanatide) product, a once-daily tablet for adults with chronic idiopathic constipation, or CIC, and irritable bowel syndrome with constipation, or IBS-C. We believe that the Trulance® product complements our existing Salix products and allows us to effectively leverage our existing GI sales force. In order to drive growth of the Trulance® product, we have increased the number of sales force representatives for the Trulance® product. We believe this has been successful as Trulance® revenues were $103 million and $82 million for the years 2021 and 2020, respectively.
In February 2019, we acquired the U.S. rights to EM-100 (an investigational preservative-free formulation eye drop) from Eton Pharmaceuticals, Inc. On September 25, 2020, the Company announced that the FDA had approved Alaway® Preservative Free (ketotifen fumarate) ophthalmic solution, 0.035%, antihistamine eye drops (EM-100) as the first OTC preservative-free formulation eye drop approved to temporarily relieve itchy eyes due to pollen, ragweed, grass, animal hair and dander. Alaway® Preservative Free was launched in February 2021 and is expected to complement our broad range of Bausch + Lomb integrated eye-health products.
We are considering further acquisition opportunities within our core therapeutic areas, some of which could be material in size.

R&D Investment
We continuously search for new product opportunities through internal development and strategic licensing agreements, that if successful, will allow us to leverage our commercial footprint, particularly our sales force, and supplement our existing product portfolio and address specific unmet needs in the market.
Our internal R&D organization focuses on the development of products through clinical trials. As of December 31, 2021, approximately 1,300 dedicated R&D and quality assurance employees in 25 R&D facilities were involved in our R&D efforts internally.
We have approximately 200 projects in our global pipeline. Certain core internal R&D projects that have received a significant portion of our R&D investment in current and prior periods are listed below. However, due to the challenges of the COVID-19 pandemic, most notably those attributable to “stay at home” orders and travel restrictions, certain of our R&D activities were forced to pause in 2020. Clinical trials that started prior to governmental shutdowns remained enrolled and existing patients progressed, while new patient enrollments were paused as most trial sites were not able to accept new patients. However, during our third quarter of 2020, we saw the pace of new patient enrollments increase, and, although certain of our projects are moving slower than we would like due to the impacts of the COVID-19 pandemic, through the date of this filing we have not had to make changes to our development timelines that would have a material impact on our current or future operating results.
We continue to monitor the timing and completion of our ongoing and anticipated clinical trial programs. As of February 23, 2022, the delays in our clinical trials have not had a material impact on our operating results; however, a resurgence of the virus significant enough to necessitate reenacting certain social restrictions could result in unanticipated delays in our ability to conduct new patient enrollments. Other possible COVID-19 pandemic and resurgence related challenges include, but are not limited to, facility closures, delays by third-party service providers, deferrals of doctor visits, postponement of elective medical procedures and surgeries and changes in prioritization by the FDA and other regulatory authorities. Delays, if any, caused by the COVID-19 pandemic and a possible resurgence of the virus or variant strains thereof such as these and others will likely adversely affect the timely approval, launch and commercialization and the commercial success of our products, particularly those in early stage clinical trials. As a result, our estimates regarding the timing and success of our R&D efforts (some of which are set out below), including as it relates to study initiation, enrollment and completion, availability of study results, regulatory submissions, regulatory approvals and commercial launches, may change.
Bausch + Lomb
•SiHy Daily - A silicone hydrogel daily disposable contact lens designed to provide clear vision throughout the day. In September 2018, we launched SiHy Daily in Japan under the branded name AQUALOX™ ONE DAY.  In August 2020, we launched SiHy Daily in the U.S. under the branded name Bausch + Lomb INFUSE® SiHy Daily Disposable contact lens. In the fourth quarter of 2020, SiHy Daily was launched in Australia, Hong Kong and Canada under the branded name Bausch + Lomb Ultra® ONE DAY. SiHy Daily has also received regulatory approval in China, New Zealand, Japan, South Korea, Europe, Singapore and Malaysia, where it will be branded as Bausch + Lomb Ultra® ONE DAY, and, in the second quarter of 2021, we launched SiHy Daily in South Korea and Singapore as Bausch + Lomb Ultra® ONE DAY.
•Lumify® (brimonidine tartrate ophthalmic solution, 0.025%) - An OTC eye drop developed as an ocular redness reliever. We launched this product in the U.S. in May 2018. Currently, we have several line extensions under development and expect Phase 3 clinical studies to commence in 2022.
•Biotrue® ONEday for Astigmatism - A daily disposable contact lens for astigmatic patients. The Biotrue® ONEday contact lens incorporates Surface Active Technology™ to provide a dehydration barrier.  The Biotrue® ONEday for Astigmatism also includes evolved peri-ballast geometry to deliver stability and comfort for the astigmatic patient. We launched this product in December 2016 and launched an extended power range and further extended power ranges in each of the years 2017 through 2020. Biotrue® ONEday for Astigmatism has also received regulatory approval in China.
•New Ophthalmic Viscosurgical Device (“OVD”) product - A formulation to protect corneal endothelium during phacoemulsification process during a cataract surgery and to help chamber maintenance and lubrication during intraocular lens delivery. In January 2020, we commenced an FDA clinical study for the cohesive OVD product which has now achieved its enrollment target, despite COVID-19-related slowdowns, and we expect results in the first quarter of 2022. In addition, in March 2021, we received Premarket Approval from the FDA for Clearvisc™ dispersive OVD, which we launched in the U.S. in June 2021.

•enVista® Trifocal intraocular lens - An innovative lens design. We initiated an investigative device exemption study for this product in May 2018 and initiated the last phase of this three phase study in the fourth quarter of 2020. We completed enrollment during the first quarter of 2022 for the Canadian study and expect to complete enrollment during the first half of 2022 for the U.S. study.
•SimplifEYE® preloaded intraocular lens injector platform for enVista intraocular lens - We have received approvals from the European Union and Canada and received FDA clearance for the injector and launched this platform in October 2020.
•Extended depth of focus intraocular lens - Currently under development, however, the timing and completion of which has been delayed due to COVID-19 pandemic related matters. Once development is completed, and if approved, we anticipate that this product could be launched in 2024.
•Bausch + Lomb ULTRA® monthly silicone hydrogel lens - Specifically designed to address the lifestyle and vision needs of patients with MoistureSeal® technology which maintains 95% of contact lens moisture for a full 16 hours. In the second quarter of 2020, Bausch + Lomb ULTRA® received a seven day extended wear indication approval from the European Union and received regulatory approval from the National Medical Products Administration in China.
•Bausch + Lomb ULTRA® Multifocal for Astigmatism contact lens - The first and only multifocal toric lens available as a standard offering in the eye care professional's fit set. The new monthly silicone hydrogel lens, which was specifically designed to address the lifestyle and vision needs of patients with both astigmatism and presbyopia, combines the Company's unique 3-Zone Progressive™ multifocal design with the stability of its OpticAlign® toric with MoistureSeal® technology to provide eye care professionals and their patients an advanced contact lens technology that offers the convenience of same-day fitting during the initial lens exam. Bausch + Lomb ULTRA® Multifocal for Astigmatism was launched in June 2019 and received European Union regulatory approval in the second quarter of 2020. In July 2021, we launched an extended parameter range of this product.
•Renu® Advanced Multi-Purpose Solution (“MPS”) - Contains a triple disinfectant system that kills 99.9% of germs, and has a dual surfactant system that provides up to 20 hours of moisture. Renu® Advanced MPS is FDA cleared with indications for use to condition, clean, remove protein, disinfect, rinse and store soft contact lenses including those composed of silicone hydrogels. Renu® Advanced MPS has gained regulatory approvals in Korea, India, Mexico, Indonesia, Malaysia, Singapore and, during the second quarter of 2020, the European Union. In 2021, Renu® Advanced MPS was launched in Greece and gained regulatory approvals in China and Taiwan.
•Zen™ Multifocal Scleral Lens for presbyopia - In January 2019, we launched this product exclusively available with Zenlens™ and Zen™ RC scleral lenses and will allow eye care professionals to fit presbyopic patients with regular and irregular corneas and those with ocular surface disease, such as dry eye. The Zen™ Multifocal Scleral Lens incorporates decentered optics, enabling the near power to be positioned over the visual axis.
•Tangible® Hydra-PEG® - A high-water polymer coating that is bonded to the surface of a contact lens and designed to address contact lens discomfort and dry eye. We launched this product in March 2019. Tangible® Hydra-PEG® coating technology in combination with our Boston® materials and Zenlens™ family of scleral lenses will help eye care professionals provide a better lens wearing experience for their patients with challenging vision needs.
Gastrointestinal
•Rifaximin - Top line results from a Phase 2 study for the treatment of overt hepatic encephalopathy with a new formulation (SSD IR) of rifaximin showed a treatment benefit. Patients receiving 40 mg twice daily showed a statistically significant separation from placebo. The top line results from this Phase 2 study will help inform further research on potential new indications for rifaximin; this included the commencement of a Phase 3 study (RED-C) in 2021 to seek an indication for the prevention of the first episode of Hepatic Encephalopathy.

•Rifaximin - Rifaximin recently received orphan drug designation for sickle cell anemia. A novel dosage formulation is planned to be studied for the treatment of sickle cell anemia and clinical sites began enrolling into the trial at the end of 2021.

•Rifaximin - Development of a fit for purpose Patient Reported Outcomes tool for small intestinal bacterial overgrowth, or “SIBO”, is continuing in 2022.
•Rifaximin - We have entered into an agreement with Cedars Sinai Medical Center to evaluate a new formulation of rifaximin for the treatment of IBS-D. Two preclinical studies have been completed. A Proof of Concept study that was paused due to COVID-19 pandemic related factors, has recommenced and is fully enrolled. Based on recent FDA comments dated February 10, 2022, the program is being assessed and related timelines reviewed.

•Envive™ - In October 2020, we launched, on a limited basis, a probiotic supplement that was developed to address gastrointestinal disturbances. In April 2021, we expanded the launch to additional territories in the U.S.
•Amiselimod (S1P modulator) - We commenced a Phase 2 study during the first half of 2021 to evaluate Amiselimod (S1P modulator) for the treatment of mild to moderate ulcerative colitis.
Dermatology
•Arazlo® (tazarotene) Lotion, 0.045% (formerly Internal Development Project (“IDP”) 123) - In June 2020, we launched this acne product containing lower concentration of tazarotene in a lotion form to help reduce irritation while maintaining efficacy.
•IDP-120 - An acne product with a fixed combination of mutually incompatible ingredients: benzoyl peroxide and tretinoin. Phase 3 clinical studies have been completed and met the primary endpoints. We are currently evaluating next steps for this project.
•IDP-126 - An acne product with a fixed combination of benzoyl peroxide, clindamycin phosphate and adapalene. Phase 3 clinical studies initiated in December 2019 were paused due to COVID-19 pandemic related factors, but resumed in June 2020. Both Phase 3 studies have been completed and have met their primary endpoints. A comparative bridging safety and efficacy study was delayed until 2021 due to COVID-19. The bridging study is ongoing. We anticipate filing a New Drug Application (“NDA”) in the second half of 2022.
•Clear + Brilliant® Touch - Next generation Clear + Brilliant® laser that is designed to deliver a customized and more comprehensive treatment protocol by providing patients of all ages and skin types the benefits of two wavelengths. This product was launched in the U.S. in March 2021.
Strategic Licensing Agreements
To supplement our internal R&D initiatives and to build-out and refresh our product portfolio, we also search for opportunities to augment our pipeline through arrangements that allow us to gain access to unique products and investigational treatments, by strategically aligning ourselves with other innovative product solutions.
In the normal course of business, the Company will enter into select licensing and collaborative agreements for the commercialization and/or development of unique products primarily in the U.S. and Canada. These products are sometimes investigational treatments in early stage development that target unique conditions. The ultimate outcome, including whether the product will be: (i) fully developed, (ii) approved by the FDA or other regulators, (iii) covered by third-party payors or (iv) profitable for distribution, is highly uncertain. Under certain agreements, the Company may be required to make payments contingent upon the achievement of specific developmental, regulatory, or commercial milestones.
In October 2020, we announced that we had entered into two exclusive license agreements which present us with unique developmental opportunities to address the unmet need of treatment for myopia in children. The first of these two licensing agreements is with Eyenovia, Inc. for the development and commercialization in the United States and Canada of an investigational microdose formulation of atropine ophthalmic solution, which is being investigated for the reduction of pediatric myopia progression, also known as nearsightedness, in children ages 3-12. We expect to complete enrollment for a Phase 3 study during the second half of 2022. If approved by the FDA, we believe this investigational product could potentially change the treatment paradigm for the reduction of myopia progression in children. The second is an exclusive global licensing agreement with BHVI for a myopia control contact lens design developed by BHVI. The Company plans to pair BHVI's novel contact lens design with our leading contact lens technologies to develop potential contact lens treatments designed to slow the progression of myopia in children.
In December 2019, we announced that we had acquired an exclusive license from Novaliq GmbH for the commercialization and development in the U.S. and Canada of the investigational treatment NOV03 (perfluorohexyloctane), a first-in-class investigational drug with a novel mechanism of action to treat dry eye disease (“DED”) associated with Meibomian gland dysfunction (“MGD”). In an Open Label Safety study, NOV03 has achieved its enrollment target. In April 2021, we announced statistically significant topline data from the first of two Phase 3 studies and, in September 2021, we announced statistically significant topline data from the second Phase 3 study. We anticipate filing an NDA in the first half of 2022. If approved by the FDA, we believe the addition of this investigational treatment for DED will help build upon our strong portfolio of integrated eye- health products.
In October 2019, we acquired an exclusive license from Clearside Biomedical, Inc. (“Clearside”) for the commercialization and development of Xipere™ (triamcinolone acetonide suprachoroidal injectable suspension) in the U.S. and Canada. Xipere™ is a proprietary suspension of the corticosteroid triamcinolone acetonide formulated for suprachoroidal administration via Clearside's proprietary SCS Microinjector. In October 2021, the FDA approved Xipere™ for suprachoroidal use for the treatment of macular edema associated with uveitis. We launched Xipere™ in the first quarter of 2022.
In April 2019, we entered into two licensing agreements which presented us with unique developmental opportunities to address unmet needs of individuals suffering with certain GI and liver diseases. The first of these two licensing agreements was with the University of California for certain intellectual property relating to an investigational compound targeting the pituitary adenylate cyclase receptor 1 in non-alcoholic fatty liver disease (“NAFLD”), nonalcoholic steatohepatitis (“NASH”) and other GI and liver diseases. However, as some early non-clinical (in-vitro) development work did not meet our internal expectations, in September 2021, we made the decision to terminate this license agreement and notified the University of California accordingly. The second is an exclusive licensing agreement with Mitsubishi Tanabe Pharma Corporation to develop and commercialize MT-1303 (amiselimod), a late-stage oral compound that targets the sphingosine 1-phosphate receptor that plays a role in autoimmune diseases, such as inflammatory bowel disease and ulcerative colitis. We have completed a thorough QTC study, which evaluated the cardiac safety profile of the compound. Topline results were positive, and we commenced a Phase 2 study in the first half of 2021.
Strategic Investments in our Infrastructure
In support of our core businesses, we have and continue to make strategic investments in our infrastructure, the most significant of which are at our Waterford facility in Ireland, our Rochester facility in New York and our Lynchburg facility in Virginia.
To meet the forecasted demand for our Biotrue® ONEday range of contact lenses, in July 2017, we placed into service a $175 million multi-year strategic expansion project of the Waterford facility. The emphasis of the expansion project was to: (i) develop new technology to manufacture, automatically inspect and package contact lenses, (ii) bring that technology to full validation and (iii) increase the size of the Waterford facility.
To address the expected global demand for our Bausch + Lomb ULTRA® range of contact lenses, in December 2017, we completed a multi-year, $220 million strategic upgrade to our Rochester facility. The upgrade increased production capacity in support of our Bausch + Lomb Ultra® and SiHy Daily AQUALOX™ product lines and better supports the production of other well-established contact lenses, such as our PureVision®, PureVision®2 (SVS, Toric, and Multifocal), SofLens®38 and SilSoft®.
To address the expected global demand for our SiHy Daily disposable contact lenses, in November 2018, we initiated $300 million of additional projects to add multiple production lines to our Rochester and Waterford facilities. These production lines have recently been completed and we expect to start production of our latest contact lenses, Bausch + Lomb INFUSE® and Bausch + Lomb ULTRA® ONE DAY, at these facilities in early 2022.
To further help us meet the anticipated demand of our contact lenses, in 2020, we initiated an expansion of the Company's Lynchburg distribution center. The new facility is expected to create new jobs over the next five years and expand the overall site to 200,000 square feet, which will provide distribution capabilities for medical devices, primarily contact lens products, and be the main point of distribution for these products in the U.S. This expansion program is expected to be completed in the first half of 2022.
In July 2021, we announced plans to invest an additional $90 million to increase capacity at our Waterford facility to meet the expected demand for our Biotrue® ONEday range of daily disposable contact lenses. The new production lines are expected to be completed in 2023.
If completed as planned, the recently announced expansion of our Waterford facility will be the fifth major expansion of our Bausch + Lomb manufacturing facilities in support of our efforts to increase market share in the contact lens market in the seven years ending 2023. We believe the investments in our Waterford, Rochester and Lynchburg facilities and related expansion of labor forces further demonstrates the growth potential we see in our Bausch + Lomb products and our eye- health business.
Effectively Managing Our Capital Structure
We continue to effectively manage our capital structure by: (i) executing on our plan for the B+L Separation and Solta IPO, (ii) reducing our debt through repayments, (iii) extending the maturities of debt through refinancing and (iv) improving our credit ratings.
Since announcing our plans for the B+L Separation and the Solta IPO, we emphasized that it is important that the post-separation entities be well capitalized, with appropriate leverage and with access to additional capital, if and when needed, to provide each entity with the ability to independently allocate capital to areas that will strengthen their own competitive positions in their respective lines of business and position each entity for sustainable growth. Therefore, we see the appropriate capitalization and leverage of these businesses post-separation as a key to maximizing value across our portfolio of assets and, so, it is a primary objective of our plan of separation.
Debt Repayments and Other Financing Transactions — In 2016, our new executive team committed to improving our Company's capital structure and since that time we have been executing and continue to execute on that commitment. As a result of a series of debt repayments and transactions since making that commitment, the Company positioned itself to add value through the B+L Separation and Solta IPO while at the same time providing for the appropriate capitalization and leverage of these businesses post-separation.
Excluding the impact of the $1,210 million financing of the U.S. Securities Litigation settlement (discussed in the subsequent section titled “OFF-BALANCE SHEET ARRANGEMENTS AND CONTRACTUAL OBLIGATIONS”), we have repaid (net of additional borrowings) approximately $10,000 million of long-term debt during the period January 1, 2016 through December 31, 2021 using the net cash proceeds from divestitures of non-core assets, cash generated from operations and cash generated from tighter working capital management. This includes approximately $1,300 million of repayments (net of additional borrowings) during 2021 using cash on hand, cash generated from operations and the net proceeds from the Amoun Sale.
Our Focus on Capitalization of the Post-separation Entities
In connection with the B+L Separation and Solta IPO, we have emphasized that it is important that the post-separation entities be well capitalized, with appropriate leverage and with access to additional capital, if and when needed, to provide each entity with the ability to independently allocate capital to areas that will strengthen their own competitive positions in their respective lines of business and position each entity for sustainable growth. Therefore, we see the appropriate capitalization and leverage of these new entities post-separation as a key to bringing out the maximum value across our portfolio of assets and, so, it is a primary objective of our plan of separation.
We continue to monitor market conditions and aim to launch the B+L IPO and Solta IPO when financial market conditions are favorable, subject to receipt of regulatory, stock exchange and other approvals and, in January and February 2022, took certain actions to, and announced others that we believe will, bring us closer in reaching our targeted capitalizations of the post-separation entities. These actions are discussed in more detail in Item “— Liquidity and Capital Resources — Liquidity and Debt — Long-term Debt” and Note 23, “SUBSEQUENT EVENTS” to our audited Consolidated Financial Statements.
Continue to Manage our Capital Structure
We continue to monitor our capital structure and to evaluate other opportunities to simplify our business and improve our capital structure, giving us the ability to better focus on our core businesses. Also, the Company regularly evaluates market conditions, its liquidity profile and various financing alternatives for opportunities to enhance its capital structure. If the Company determines that conditions are favorable, the Company may refinance or repurchase existing debt or issue additional debt, equity or equity-linked securities.
See Note 10, “FINANCING ARRANGEMENTS” and Note 23, “SUBSEQUENT EVENTS” to our audited Consolidated Financial Statements and Item “— Liquidity and Capital Resources — Liquidity and Debt — Long-term Debt” for further details and additional discussion regarding these matters. Cash requirements for future debt repayments including interest can be found in this Item “— Off-Balance Sheet Arrangements and Contractual Obligations.”
Improve Patient Access
Improving patient access to our products, as well as making them more affordable, is a key element of our business strategy.
Patient Access and Pricing Committee - In 2016, we formed the Patient Access and Pricing Committee which is responsible for setting, changing and monitoring the pricing of our products and evaluating contract arrangements that determine the placement of our products on drug formularies. The Patient Access and Pricing Committee considers new to market product pricing, price changes and their impact across channels on patient accessibility and affordability. Since its inception, the Patient Access and Pricing Committee has limited the average annual price increase for our branded prescription pharmaceutical products to single digits. Future pricing changes and programs could affect the average realized pricing for our products and may have a significant impact on our revenues and profits.

Bausch Health Patient Assistance Program - We are committed to supporting patients who have lost employment health benefits due to the COVID-19 pandemic, and because it is essential that our patients continue their prescribed treatments, we are proud to offer certain of our prescription medicines through our Bausch Health Patient Assistance Program. In the face of the COVID-19 pandemic, some people have financial obstacles that keep them from obtaining and continuing their prescribed treatments. The purpose of the Bausch Health Patient Assistance Program is to provide eligible unemployed patients in the U.S., who meet stated qualifications and have lost their health insurance due to the COVID-19 pandemic, with certain of our prescription products where their financial circumstances or insurance status would otherwise interfere with their ability to access such products. If approved, patients receive their Bausch Health Companies Inc. prescription product(s) at no cost to them for up to one year, and may be able to reapply to the program annually if they continue to meet eligibility requirements and have a valid prescription.
Cash-pay Prescription Program - In February 2019, we launched Dermatology.com, a cash-pay product acquisition program offering certain branded Ortho Dermatologics products directly to patients. In March 2020, the name Dermatology.com was removed as the cash-pay product program name, with the name Dermatology.com limited to only online usage, including future digital teledermatology and e-commerce offerings. The cash-pay program is designed to address the affordability and availability of certain branded dermatology products, when insurers and pharmacy benefit managers are no longer offering those branded prescription pharmaceutical products under their designated pharmacy benefit offerings.
Walgreens Fulfillment Arrangements - In the beginning of 2016, we launched a brand fulfillment arrangement with Walgreen Co. (“Walgreens”). Under the terms of the brand fulfillment arrangement, as amended in July 2019, we made certain dermatology and ophthalmology products available to eligible patients through patient access and co-pay assistance programs at Walgreens U.S. retail pharmacy locations, as well as participating independent retail pharmacies.
Invest in Sustainable Growth Drivers to Position us for Long-Term Growth
We are constantly challenged by the changing dynamics of our industry to innovate and bring new products to market. We have divested certain businesses where we saw limited growth opportunities, so that we can be more aggressive in redirecting our R&D spend and other corporate investments to innovate within our core businesses where we believe we can be most profitable and where we aim to be an industry leader.
We believe that we have a well-established product portfolio that is diversified within our core businesses and provides a sustainable revenue stream to fund our operations. However, our future success is also dependent upon our ability to continually refresh our pipeline, to provide a rotation of product launches that meet new and changing demands and replace other products that have lost momentum. We believe we have a robust pipeline that not only provides for the next generation of our existing products, but is also poised to bring new products to market.
Invest in our Eye- Health Business - As part of our global Bausch + Lomb business strategy, we continually look for key trends in the eye-health market to meet changing consumer/patient needs and identify areas for investment to extend our market share through new launches and effective pricing. For instance, there is an increasing rate of myopia, and importantly, myopia as a potential risk factor for glaucoma, macular degeneration and retinal detachment. We continue to see increased demand for new eye- health products that address conditions brought on by factors such as increased screen time, lack of outdoor activities and academic pressures, as well as conditions brought on by an aging population (for example, as more and more baby-boomers in the U.S. are reaching the age of 65). To extend our market share in eye- health, we continually seek to identify new products tailored to address these key trends for development internally with our own R&D team to generate organic growth. Recent product launches include Biotrue® ONEday daily disposable contact lenses, the next generation of Bausch + Lomb ULTRA® contact lenses, SiHy Daily contact lenses (branded as AQUALOX™ ONE DAY in Japan, Bausch + Lomb INFUSE® SiHy Daily Disposable in the U.S. and Bausch + Lomb Ultra® ONE DAY in Australia, Hong Kong and Canada), Lumify® (an eye redness treatment), Vyzulta® (a pressure lowering eye drop for patients with angle glaucoma or ocular hypertension), Ocuvite® Eye Performance (vitamins to protect the eye from stressors such as sunlight and blue light emitted from digital devices) and SimplifEYE® (preloaded intraocular lens injector platform for enVista intraocular lens).
We also license selective molecules or technology in leveraging our own R&D expertise through development, as well as seek out external product development opportunities. As previously discussed, we acquired a global exclusive license for a myopia control contact lens design developed by BHVI, which we plan to pair with our leading contact lens technologies to develop potential contact lens treatments designed to slow the progression of myopia in children, and exclusive licenses for the commercialization and development in the U.S. and Canada of: a microdose formulation of atropine ophthalmic solution, which is being investigated for the reduction of pediatric myopia progression in children ages 3-12; Xipere™ which was approved by the FDA in October 2021 and launched in the first quarter of 2022, and is the first treatment available in the U.S. that utilizes the suprachoroidal space to treat patients suffering from macular edema associated with uveitis; and NOV03, an investigational drug with a novel mechanism of action to treat DED associated with MGD. which has demonstrated statistically significant topline data in two Phase 3 studies. We also acquired the U.S. rights to EM-100, which was launched as Alaway® Preservative-

Free and is the first OTC preservative-free formulation eye drop for the temporary relief of itchy eyes due to pollen, ragweed, grass, animal hair, and dander in adults and children 3 years of age and older. We believe investments in these investigational treatments, if approved by the FDA, will complement, and help build upon, our strong portfolio of integrated eye-health products.
As previously discussed, we have also made strategic investments in our infrastructure, the most significant of which were at our Waterford facility in Ireland to meet the forecasted demand for our Biotrue® ONEday lenses, our Rochester facility in New York to address the expected global demand for our Bausch + Lomb ULTRA® contact lens and our Lynchburg facility in Virginia to be our main point of distribution for medical devices in the U.S. During late 2018, we began investing in additional expansion projects at the Waterford and Rochester facilities in order to address the expected global demand for our SiHy Daily disposable contact lenses, which we launched in Japan in September 2018, under the branded name AQUALOX™ ONE DAY, in the U.S. in August 2020, under the branded name Bausch + Lomb INFUSE® SiHy Daily Disposable contact lens, and in Australia, Hong Kong and Canada in the fourth quarter of 2020, under the branded name Bausch + Lomb Ultra® ONE DAY.
We believe our recent product launches, licensing arrangements and the investments in our Waterford, Rochester and Lynchburg facilities demonstrate the growth potential we see in our Bausch + Lomb products and our eye-health business and that these investments will position us to further extend our market share in the eye- health market.
Leveraging our Salix Infrastructure - We strongly believe in our GI product portfolio and we have implemented initiatives, including increasing our marketing presence and identifying additional opportunities outside our existing GI portfolio, to further capitalize on the value of the infrastructure we built around these products to extend our market share.
In the first quarter of 2017, we hired approximately 250 trained and experienced sales force representatives and managers to create, bolster and sustain deep relationships with primary care physicians (“PCP”). With approximately 70% of IBS-D patients initially presenting symptoms to a PCP, we continue to believe that the dedicated PCP sales force is better positioned to reach more patients in need of IBS-D treatment.
This initiative provided us with positive results, as we experienced consistent growth in demand for our GI products throughout 2017 through 2021 which was evident by our growth in Salix revenues of 32% when comparing 2021 to 2017. These results encouraged us to seek out ways to bring out further value through leveraging our existing sales force and, in the later portion of 2018 and in 2019, we identified and executed on certain opportunities which we describe below.
Strategic Acquisition - As previously discussed, in March 2019, we completed the acquisition of certain assets of Synergy, whereby we acquired the worldwide rights to the Trulance® product, a once-daily tablet for adults with chronic idiopathic constipation, or CIC and irritable bowel syndrome with constipation, or IBS-C. We believe that the Trulance® product complements our existing Salix products and allows us to effectively leverage our existing GI sales force.
Licensing Arrangements - As previously discussed, in April 2019, we entered into a licensing agreement to develop and commercialize MT-1303 (amiselimod), a late-stage oral compound that targets the sphingosine 1-phosphate receptor that plays a role in autoimmune diseases, such as inflammatory bowel disease and ulcerative colitis. This license presents a unique developmental opportunity to address unmet needs of individuals suffering with certain GI and liver diseases and if developed and approved by the FDA, will allow us to further utilize our existing sales force and infrastructure to extend our market share in the future and create value.
Investment in Next Generation Formulations - Revenues from our Xifaxan® product increased approximately 11%, 2% and 22% in 2021, 2020 and 2019, respectively. In order to extend the growth in Xifaxan®, we continue to directly invest in next generation formulations of Xifaxan® and rifaximin, the principal semi-synthetic antibiotic used in our Xifaxan® product. In addition to three R&D programs in progress, we have another R&D program planned for a next generation formulation of Xifaxan® (rifaximin) which would address a new indication.
We believe that the acquisition and licensing opportunities discussed above will be accretive to our business by providing us access to products and investigational compounds that are a natural pairing to our Xifaxan® business, allowing us to effectively leverage our existing infrastructure and sales force. We believe these opportunities, coupled with our investment in next generation formulations, will allow our GI franchise to continue to further extend market share.
Reposition the Ortho Dermatologics Business to Generate Additional Value - As of January 2022, we have positioned the Solta Medical business to move forward with the Solta IPO. We continue to monitor market conditions and aim to launch the Solta IPO when financial market conditions are favorable subject to receipt of regulatory, stock exchange and other approvals. However, there can be no assurance as to when we will complete the Solta IPO, if at all. Until such time, we continue to manage our Solta business and our medical dermatology business with our continued commitment to bring out additional value for our shareholders. We continue to make investments in our Solta portfolio and anticipate building out our Solta sales force, particularly in Europe, to address the growing demand for our Solta aesthetic medical devices. Our Ortho Dermatologics business continues to work towards improving the treatment options for medical dermatology patients needing topical acne and psoriasis products. We also continue to explore additional strategic e-commerce and partnership expansion opportunities which can enable increased accessibility for patients and we continue to invest in our on-market products and evaluate various opportunities for our key medical dermatology pipeline products.
In support of the complete dermatology portfolio, we continue to take a number of actions that we believe will help our efforts to stabilize our dermatology business. These actions include: (i) building on our legacy brands to improve and meet today’s physician relevance and customer service, (ii) appointing new leadership, (iii) making key investments in our core medical device and dermatological products portfolios, (iv) optimizing our go to market strategy by building on our relationships with prescribers of our products to balance our sales portfolio with the business' profitability, (v) refocusing our operational and promotional resources and (vi) improving patient access to our Ortho Dermatologics products through our cash-pay prescription program previously discussed.
During the three months ended March 31, 2021, we identified launches of certain Ortho Dermatologics products which were not going to achieve their trajectories as forecasted once the social restrictions associated with the COVID-19 pandemic began to ease in the U.S. and offices of health care professionals could reopen. In addition, insurance coverage pressures within the U.S. continued to persist, limiting patient access to topical acne and psoriasis products. In light of these developments, during the first quarter of 2021, the Company began taking steps to: (i) redirect its R&D spend to eliminate projects it has identified as high cost and high risk, (ii) redirect a portion of its marketing and product development outside the U.S. to geographies where there is better patient access and (iii) reduce its cost structure to be more competitive.
Investment in Our Core Dermatology Portfolio - We have made significant investments to build out our aesthetics, psoriasis and acne product portfolios, which are the markets within dermatology where we see the greatest opportunities to extend our market share.
Aesthetics - In 2017, we launched our next generation Thermage FLX® product in the U.S., a fourth-generation non-invasive treatment option using a radiofrequency platform designed to optimize key functional characteristics and improve patient outcomes. Next generation Thermage FLX® was launched in the U.S., Hong Kong, Japan, Korea, Chinese Taipei, Philippines, Singapore, Indonesia, Malaysia, China, Thailand, Vietnam, Australia and various parts of Europe as part of our Solta aesthetic medical devices portfolio. These launches have been successful as next generation Thermage FLX® revenues were $154 million, $142 million and $77 million for the years ended December 31, 2021, 2020 and 2019, respectively. We plan to continue to expand into other regions, paced by country-specific regulatory registrations. Consistent with our business strategy to continually update and improve our technology, in 2021, we launched, our next generation Clear + Brilliant® Touch system in the U.S., which is designed to deliver a customized and more comprehensive treatment protocol by providing patients of all ages and skin types the benefits of two wavelengths. The launch of our next generation Clear + Brilliant® Touch system in the U.S. is expected to serve as a foundation for future launches in Asia and Europe.
Psoriasis - In response to the increasing number of reported cases of psoriasis in the U.S., we launched Duobrii® in June 2019 and launched Bryhali® in November 2018, which align well with our topical portfolio of psoriasis treatments. Although, we continue to support a diverse portfolio of topical and injectable biologics, in order to provide a diverse choice of psoriasis treatments to doctors and patients; we believe some patients prefer topical products as an alternative to injectable biologics.
Acne - In support of our established acne product portfolio, we have developed and launched several products, which include Arazlo® (tazarotene) Lotion (launched in the U.S. in June 2020), Altreno® (launched in the U.S. in October 2018), the first lotion (rather than a gel or cream) product containing tretinoin for the treatment of acne, and Retin-A Micro® 0.06% (launched in the U.S. in January 2018). We also have a unique acne project in our pipeline that, if approved by the FDA, we believe will further innovate and advance the treatment of acne.
Business Trends
In addition to the actions previously outlined, the events described below have affected and may affect our business trends. The matters discussed in this section contain Forward-Looking Statements. Please see “Forward-Looking Statements” for additional information.
U.S. Tax Reform
In April 2021, U.S. President Joseph Biden proposed changes to the U.S. tax system. Since that date, both houses of Congress have released their own proposals for changes to the U.S. tax system, which differ in a number of respects from the President’s proposal. The proposals under discussion have included changes to the U.S. corporate tax system that would increase U.S. corporate tax rates, although the most recent proposals do not include any such rate increase, and changes that would raise the tax rate on and make other changes to the taxation of Global Intangible Low Tax Income earned by foreign subsidiaries. Also under consideration are modifications to the Base Erosion and Anti-Abuse Tax, which would tax certain payments, including some that are related to inventory, made to affiliates that are subject to an effective tax rate of less than specified rates. Certain proposals also include limitations on the participation exemption for foreign dividends received and interest expense. In addition, certain proposals include limitations on the deduction of interest expense and carryforwards of unused interest expense, as well as an excise tax on certain pharmaceutical products that are non-compliant with the proposed drug pricing legislation.
We are unable to predict which, if any, U.S. tax reform proposals will be enacted into law, and what effects any enacted legislation might have on our liability for U.S. corporate tax. However, it is possible that the enactment of changes in the U.S. corporate tax system could have a material adverse effect on our liability for U.S. corporate tax and our consolidated effective tax rate.
Global Minimum Corporate Tax Rate
On October 8, 2021, the Organisation for Economic Co-operation and Development (“OECD”)/G20 inclusive framework on Base Erosion and Profit Shifting (the “Inclusive Framework”) published a statement updating and finalizing the key components of a two-pillar plan on global tax reform originally agreed on July 1, 2021, and a timetable for implementation by 2023. The Inclusive Framework plan has now been agreed to by 141 OECD members, including several countries which did not agree to the initial plan. Under pillar one, a portion of the residual profits of multinational businesses with global turnover above €20 billion and a profit margin above 10% will be allocated to market countries where such allocated profits would be taxed. Under pillar two, the Inclusive Framework has agreed on a global minimum corporate tax rate of 15% for companies with revenue above €750 million, calculated on a country-by-country basis. On October 30, 2021, the G20 formally endorsed the new global minimum corporate tax rate rules. The Inclusive Framework agreement must now be implemented by the OECD Members who have agreed to the plan, effective in 2023. On December 20, 2021, the OECD published model rules to implement the pillar two rules, which are generally consistent with the agreement reached by the Inclusive Framework in October 2021. Additional guidance is expected to be published in 2022. We will continue to monitor the implementation of the Inclusive Framework agreement by the countries in which we operate. While we are unable to predict when and how the Inclusive Framework agreement will be enacted into law in these countries, and it is possible that the implementation of the Inclusive Framework agreement, including the global minimum corporate tax rate could have a material effect on our liability for corporate taxes and our consolidated effective tax rate.
Health Care Reform
The U.S. federal and state governments continue to propose and pass legislation designed to regulate the health care industry. In March 2010, the Patient Protection and Affordable Care Act (the “ACA”) was enacted in the U.S. The ACA contains several provisions that impact our business, including: (i) an increase in the minimum Medicaid rebate to states participating in the Medicaid program, (ii) the extension of the Medicaid rebates to Managed Care Organizations that dispense drugs to Medicaid beneficiaries, (iii) the expansion of the 340(B) Public Health Services drug pricing program, which provides outpatient drugs at reduced rates, to include additional hospitals, clinics and health care centers and (iv) a fee payable to the federal government based on our prior-calendar-year share relative to other companies of branded prescription drug sales to specified government programs.
In addition, in 2013 federal subsidies began to be phased in for brand-name prescription drugs filled in the Medicare Part D coverage gap. The ACA also included provisions designed to increase the number of Americans covered by health insurance. In 2014, the ACA's private health insurance exchanges began to operate. The ACA also allows states to expand Medicaid coverage with most of the expansion’s cost paid for by the federal government.
For 2021, 2020 and 2019, we incurred costs of $13 million, $21 million and $20 million, respectively, related to the annual fee assessed on prescription drug manufacturers and importers that sell branded prescription drugs to specified U.S. government programs (e.g., Medicare and Medicaid). For 2021, 2020 and 2019, we also incurred costs of $94 million, $131 million and $137 million, respectively, on Medicare Part D utilization incurred by beneficiaries whose prescription drug costs cause them to be subject to the Medicare Part D coverage gap (i.e., the “donut hole”).
The financial impact of the ACA will be affected by certain additional developments over the next few years, including pending implementation guidance and certain health care reform proposals. Additionally, policy efforts designed specifically to reduce patient out-of-pocket costs for medicines could result in new mandatory rebates and discounts or other pricing restrictions. Also, it is possible, as discussed further below, that legislation will be passed by Congress repealing the ACA in whole or in part. Adoption of legislation at the federal or state level could materially affect demand for, or pricing of, our products.

Beginning in 2011, the law imposed a significant annual fee on companies that manufacture or import branded prescription drug products. More recently, the Bipartisan Budget Act of 2018 amended the Patient Protection and Affordable Care Act, effective January 1, 2019, to close the donut hole in most Medicare drug plans. In addition, in April 2018, the Centers for Medicare & Medicaid Services published a final rule that gives states greater flexibility in setting benchmarks for insurers in the individual and small group marketplaces, which may have the effect of relaxing the essential health benefits required under the Patient Protection and Affordable Care Act for plans sold through such marketplaces.
In 2018, we faced uncertainties due to federal legislative and administrative efforts to repeal, substantially modify or invalidate some or all of the provisions of the ACA. However, we believe there is low likelihood of repeal of the ACA, given the recent failure of the Senate’s multiple attempts to repeal various combinations of ACA provisions and the recent change in administration. There is no assurance that any replacement or administrative modifications of the ACA will not adversely affect our business and financial results, particularly if the replacing legislation reduces incentives for employer-sponsored insurance coverage, and we cannot predict how future federal or state legislative or administrative changes relating to the reform will affect our business.
In 2019, the U.S. Department of Health and Human Services announced a preliminary plan to allow for the importation of certain lower-cost drugs from Canada. The preliminary plan excludes insulin, biological drugs, controlled substances and intravenous drugs. The preliminary plan relies on individual states to develop proposals for safe importation of those drugs from Canada and submit those proposals to the federal government for approval. Although the preliminary plan has some support from the prior administration, at this time, studies to evaluate the related costs and benefits, evaluate the reasonableness of the logistics, and measure the public reaction of such a plan have not been performed. While we do not believe this will have a significant impact on our future cash flows, we cannot provide assurance as to the effect or impact of such a plan.
In 2019, the Government of Canada (Health Canada) published in the Canada Gazette the new pricing regulation for patented drugs. These regulations were scheduled to become effective on July 1, 2021, but have been delayed until July 1, 2022. The new regulations will, among other things, change the mechanics of establishing the pricing for products submitted for approval after August 21, 2019 and the number and composition of reference countries used to determine if a drug’s price is excessive. While we do not believe this will have a significant impact on our future cash flows, as additional facts materialize, we cannot provide assurance as to the ultimate content, timing, effect or impact of such regulations.
In July 2020, former U.S. President Donald Trump signed four Executive Orders related to drug pricing, including orders addressing: (i) Part D rebate reform, (ii) the provision of deeply discounted insulin and/or an EpiPen to patients of Federally Qualified Health Centers, (iii) drug importation from Canada and (iv) most favored nation pricing for Medicare. In November 2020, former U.S. President Donald Trump announced the Most Favored Nation Model for Medicare Part B Payment which was to be implemented by the Centers for Medicare & Medicaid Services Innovation Center on January 1, 2021; however, it has not been implemented, as it is currently being challenged in court. It is also uncertain whether the Biden administration intends to reverse these measures or adopt similar policy initiatives. However, U.S. President Joseph Biden and several members of the current U.S. Congress have indicated that lowering drug prices is a legislative and political priority, and some have introduced proposals that seek to address drug pricing.
In December 2020, as part of a series of drug pricing-related rules issued by the Trump Administration, the Center for Medicare & Medicaid Services issued a Final Rule that makes significant modifications to the Medicaid Drug Rebate Program regulations in several areas, including with respect to the definition of key terms “line extension” and “new formulation” and best price reporting relating to certain value-based purchasing arrangements (which took effect on January 1, 2022) and the price reporting treatment of manufacturer-sponsored patient benefit programs (which take effect on January 1, 2023).
In March 2021, the U.S. Congress enacted the American Rescue Plan Act of 2021. One of the provisions included within the American Rescue Plan Act of 2021 eliminated the Maximum Rebate Amount for Single Source drugs and Innovator Multiple Source drugs in the Medicaid Drug Rebate Program. We are currently reviewing this legislation, the impact of which is uncertain at this time.
Other legislative efforts relating to drug pricing have been enacted and others have been proposed at the U.S. federal and state levels. For instance, certain states have enacted legislation related to prescription drug pricing transparency. Several states have passed importation legislation and Florida is working with the U.S. government to implement an importation program from Canada. We also anticipate that Congress, state legislatures and third-party payors may continue to review and assess alternative health care delivery and payment systems and may in the future propose and adopt legislation or policy changes or implementations affecting additional fundamental changes in the health care delivery system. We continually review newly enacted and proposed U.S. federal and state legislation, as well as proposed rulemaking and guidance published by the U.S. Department of Health and Human Services and the FDA; however, at this time, it is unclear the effect these matters may have on our businesses.

Generic Competition and Loss of Exclusivity
Certain of our products face the expiration of their patent or regulatory exclusivity in 2022 or in later years, following which we anticipate generic competition of these products. In addition, in certain cases, as a result of negotiated settlements of some of our patent infringement proceedings against generic competitors, we have granted licenses to such generic companies, which will permit them to enter the market with their generic products prior to the expiration of our applicable patent or regulatory exclusivity. Finally, for certain of our products that lost patent or regulatory exclusivity in prior years, we anticipate that generic competitors may launch in 2022 or in later years. Following a loss of exclusivity (“LOE”) of and/or generic competition for a product, we would anticipate that product sales for such product would decrease significantly shortly following the LOE or entry of a generic competitor. Where we have the rights, we may elect to launch an authorized generic of such product (either ourselves or through a third-party) prior to, upon or following generic entry, which may mitigate the anticipated decrease in product sales; however, even with launch of an authorized generic, the decline in product sales of such product would still be expected to be significant, and the effect on our future revenues could be material.
A number of our products already face generic competition. Prior to and during 2021, in the U.S., these products include, among others, Ammonul®, Apriso®, Benzaclin®, Bepreve®, Bupap®, Cuprimine®, Demser®, Edecrin®, Elidel®, Glumetza®, Istalol®, Isuprel®, Locoid® Lotion, Lotemax® Gel, Lotemax® Suspension, Mephyton®, Migranal®, MoviPrep®, Nitropress®, Solodyn®, Syprine®, Timoptic® in Ocudose®, Uceris® Tablet, Virazole®, Wellbutrin XL®, Xenazine®, Zegerid® and Zovirax® cream. In Canada, these products include, among others, Glumetza®, Wellbutrin® XL and Zovirax® ointment.
2021 LOE Branded Products- Branded products that began facing generic competition in the U.S. during 2021 included Lotemax® Gel, Bepreve®, Clindagel® and certain other products. These products accounted for less than 1% of our total revenues in 2020. We believe the entry into the market of generic competition generally would have an adverse impact on the volume and/or pricing of the affected products, however we are unable to predict the magnitude or timing of this impact.
2022 through 2026 LOE Branded Products - Based on current patent expiration dates, settlement agreements and/or competitive information, we have identified branded products that we believe could begin facing potential LOE and/or generic competition in the U.S. during the years 2022 through 2026. These products and year of expected LOE include, but are not limited to, Noritate® (2022), Targretin® Gel (2022), Xerese® (2022) and certain other products that are subject to settlement agreements which could impact their exclusivity during the years 2022 through 2026. In aggregate, these products accounted for 2% of our total revenues in 2021. These dates may change based on, among other things, successful challenge to our patents, settlement of existing or future patent litigation and at-risk generic launches. We believe the entry into the market of generic competition generally would have an adverse impact on the volume and/or pricing of the affected products, however we are unable to predict the magnitude or timing of this impact.
In addition, for a number of our products (including Xifaxan® 550mg, Bryhali®, Duobrii®, Trulance®, Lumify® and Relistor® Injection in the U.S and Jublia® in Canada.), we have commenced (or anticipate commencing) and have (or may have) ongoing infringement proceedings against potential generic competitors in the U.S. and Canada. If we are not successful in these proceedings, we may face increased generic competition for these products.
Bryhali® Lotion, 0.01% (Glenmark) - In December 2019, the Company announced that it had reached an agreement to resolve the outstanding intellectual property litigation with Glenmark Pharmaceuticals, Ltd. (“Glenmark”). Under the terms of the agreement, the Company will grant Glenmark a non-exclusive license to its intellectual property relating to Bryhali® in the U.S. and, beginning in 2026 (or earlier under certain circumstances), Glenmark will have the option to market a royalty-free generic version of Bryhali® Lotion, should it receive approval from the FDA. The parties have agreed to dismiss all litigation related to Bryhali® Lotion, and all intellectual property protecting Bryhali® Lotion remains intact.
Bryhali® Lotion, 0.01% (Padagis) - On March 20, 2020, the Company received a Notice of Paragraph IV Certification from Perrigo Israel Pharmaceuticals, Ltd. (now Padagis LLC) (“Padagis”), in which Padagis asserted that certain U.S. patents, each of which is listed in the FDA’s Orange Book for Bryhali® (halobetasol propionate) lotion, 0.01% are either invalid, unenforceable and/or will not be infringed by the commercial manufacture, use or sale of Padagis' generic halobetasol propionate lotion, for which an Abbreviated New Drug Application (“ANDA”) has been filed by Padagis.  On May 1, 2020, the Company filed suit against Padagis pursuant to the Hatch-Waxman Act, alleging infringement by Padagis of one or more claims of the Bryhali® patents, thereby triggering a 30-month stay of the approval of the Padagis ANDA for halobetasol propionate lotion. On September 3, 2020, this action was consolidated with the action between the Company and Padagis described below, regarding Padagis' ANDA for generic Duobrii® (halobetasol propionate and tazarotine) lotion. The Company remains confident in the strength of the Bryhali® patents and intends to vigorously pursue this matter and defend its intellectual property.
Duobrii® Lotion (Padagis) - On July 23, 2020, the Company received a Notice of Paragraph IV Certification from Padagis, in which Padagis asserted that certain U.S. patents, each of which is listed in the FDA's Orange Book for Duobrii® (halobetasol propionate and tazarotine) lotion, are either invalid, unenforceable and/or will not be infringed by the commercial manufacture, use or sale of Padagis' generic lotion, for which an ANDA has been filed by Padagis. On August 28, 2020, the Company filed suit against Padagis pursuant to the Hatch-Waxman Act, alleging infringement by Padagis of one or more claims of the Duobrii® Patents, thereby triggering a 30-month stay of the approval of the Padagis ANDA. On September 3, 2020, this action was consolidated with the action between the Company and Padagis described above, regarding Padagis' ANDA for generic Bryhali® (halobetasol propionate) lotion. We remain confident in the strength of the Duobrii® patents and will vigorously defend our intellectual property.
Xifaxan® 550mg Patent Litigation (Actavis) - On March 23, 2016, the Company initiated litigation against Actavis Laboratories FL, Inc.’s (“Actavis”), which alleged infringement by Actavis of one or more claims of each of the Xifaxan® patents. On September 12, 2018, we announced that we had reached an agreement with Actavis that resolved the existing litigation and eliminated the pending challenges to our intellectual property protecting Xifaxan® (rifaximin) 550 mg tablets. As part of the agreement, the parties agreed to dismiss all litigation related to Xifaxan® (rifaximin), Actavis acknowledged the validity of the licensed patents for Xifaxan® (rifaximin) 550 mg tablets and all intellectual property protecting Xifaxan® (rifaximin) 550 mg tablets will remain intact and enforceable until expiry in 2029. The agreement also grants Actavis a non-exclusive license to the intellectual property relating to Xifaxan® (rifaximin) 550 mg tablets in the United States beginning January 1, 2028 (or earlier under certain circumstances). The Company will not make any financial payments or other transfers of value as part of the agreement. In addition, under the terms of the agreement, beginning January 1, 2028 (or earlier under certain circumstances), Actavis will have the option to: (1) market a royalty-free generic version of Xifaxan® tablets, 550 mg, should it receive approval from the FDA on its ANDA, or (2) market an authorized generic version of Xifaxan® tablets, 550 mg, in which case, we will receive a share of the economics from Actavis on its sales of such an authorized generic. Actavis will be able to commence such marketing earlier if another generic rifaximin product is granted approval and such other generic rifaximin product begins to be sold or distributed before January 1, 2028.
Xifaxan® 550mg Patent Litigation (Sandoz) - In October 2019, the Company announced that it and its licensor, Alfasigma had commenced litigation against Sandoz Inc. (“Sandoz”), a Novartis division, alleging patent infringement of 14 patents by Sandoz's filing of its ANDA for Xifaxan® (rifaximin) 550 mg tablets. On May 6, 2020, the Company announced that an agreement had been reached with Sandoz that resolved this litigation. Under the terms of the agreement, the parties agreed to dismiss all litigation related to Xifaxan® (rifaximin), Sandoz acknowledged the validity of the licensed patents for Xifaxan® (rifaximin) 550 mg tablets and all intellectual property protecting Xifaxan® (rifaximin) 550 mg tablets will remain intact and enforceable until expiry in October 2029. The agreement also grants Sandoz a non-exclusive license to the intellectual property relating to Xifaxan® (rifaximin) 550 mg tablets in the United States beginning January 1, 2028 (or earlier under certain circumstances). Under the terms of the agreement, beginning January 1, 2028 (or earlier under certain circumstances), Sandoz will have the right to market a royalty-free generic version of Xifaxan® (rifaximin) 550 mg tablets, should it receive approval from the FDA on its ANDA. Sandoz will be able to commence such marketing earlier if another generic rifaximin product is granted approval and such other generic rifaximin product begins to be sold or distributed in the U.S. before January 1, 2028. The Company did not make any financial payments or other transfers of value as part of this agreement with Sandoz.
Xifaxan® 550mg Patent Litigation (Norwich) - On March 26, 2020, the Company and its licensor Alfasigma filed suit against Norwich Pharmaceuticals Inc. (“Norwich”), alleging infringement by Norwich of one or more claims of the 23 Xifaxan® patents by Norwich’s filing of its ANDA for Xifaxan® (rifaximin) 550 mg tablets. On November 13, 2020, an additional three patents alleged to be infringed by Norwich were added to the suit. Xifaxan® 550mg is protected by 26 patents covering the composition of matter and the use of Xifaxan® listed in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, or the Orange Book. A 3-day bench trial is scheduled to begin March 21, 2022. The Company remains confident in the strength of the Xifaxan® patents and will continue to vigorously pursue this matter and defend its intellectual property.
Xifaxan® 200mg and 550mg Patent Litigation (Sun) - In April 2019, the Company and its licensor, Alfasigma, commenced litigation against Sun Pharmaceutical Industries Ltd. (“Sun”), alleging patent infringement by Sun’s filing of its ANDA for Xifaxan® (rifaximin) 200 mg tablets. This suit had been filed following receipt of a Notice of Paragraph IV Certification from Sun, in which Sun asserted that the U.S. patents listed in the FDA's Orange Book for the Company’s Xifaxan® tablets, 200 mg, were either invalid, unenforceable and/or would not be infringed by the commercial manufacture, use or sale of Sun’s generic rifaximin tablets, 200 mg. Subsequently, on August 10, 2020, the Company received an additional Notice of Paragraph IV Certification from Sun, in which Sun asserted that the U.S. patents listed in the FDA's Orange Book for the Company’s Xifaxan® tablets, 550 mg, were either invalid, unenforceable and/or would not be infringed by the commercial manufacture, use or sale of Sun’s generic rifaximin tablets, 550 mg, for which an ANDA had been filed by Sun. On September 22, 2020, the Company announced that an agreement had been reached with Sun that resolved the outstanding intellectual property disputes with Sun regarding Xifaxan® (rifaximin) 200 mg and 550 mg tablets. Under the terms of the agreement, the parties agreed to dismiss all litigation related to Xifaxan® (rifaximin) and all intellectual property protecting Xifaxan® (rifaximin) 200 mg and 550 mg tablets will remain intact and enforceable until expiry in July and October 2029, respectively.

The agreement also grants Sun a non-exclusive license to the intellectual property relating to Xifaxan® (rifaximin) 200 mg and 550 mg tablets in the U.S. beginning January 1, 2028 (or earlier under certain circumstances). Under the terms of the agreement, beginning January 1, 2028 (or earlier under certain circumstances), Sun will have the right to market royalty-free generic versions of Xifaxan® (rifaximin) 200 mg and 550 mg tablets, should it receive approval from the FDA on its ANDAs. Sun will be able to commence such marketing earlier if another generic rifaximin product is granted approval and such other generic rifaximin product begins to be sold or distributed in the U.S. before January 1, 2028.
Relistor® Tablets Patent Litigation (Actavis) - On December 6, 2016, the Company initiated litigation against Actavis, which alleged infringement by Actavis of one or more claims of U.S. Patent No. 8,524,276 (the “‘276 Patent”), which protects the formulation of RELISTOR® tablets. Actavis had challenged the validity of such patent and alleged non-infringement by its generic version of such product. In July 2019, we announced that the U.S. District Court of New Jersey had upheld the validity of and determined that Actavis infringed the ‘276 Patent, expiring in March 2031. Actavis has appealed this decision to the U.S. Court of Appeals for the Federal Circuit. In March 2021, the Company and Actavis reached a settlement agreement and the appeal was dismissed.
Relistor® Injection Patent Litigation (Gland) - On February 22, 2022, the Company commenced litigation against Gland Pharma Limited (“Gland”) alleging patent infringement by Gland’s filing of its ANDA No. 216836, referencing Relistor® (methynaltrexone bromide injection, vials) and its ANDA No. 216965, referencing Relistor® (methynaltrexone bromide injection, pre-filled syringes). This suit had been filed following receipt of two Notices of Paragraph IV Certification from Gland, in which it had asserted that the U.S. patents listed in the FDA's Orange Book for the Company’s Relistor® methynaltrexone bromide injection, were either invalid, unenforceable and/or would not be infringed by the commercial manufacture, use or sale of its generic methynaltrexone bromide injection. The filing of this suit triggered a 30-month stay of the approval of the Gland ANDA for its methynaltrexone bromide injection. The Company remains confident in the strength of the Relistor® patents and will continue to vigorously pursue this matter and defend its intellectual property.
Trulance® 3mg Tablets Patent Litigation (MSN and Mylan) - In March 2021, the Company received Notices of Paragraph IV Certification from MSN Laboratories Private Ltd. (“MSN”) and Mylan Pharmaceuticals Inc., (“Mylan”) in which MSN and Mylan asserted that certain U.S. patents, each of which is listed in the FDA’s Orange Book for Trulance® (plecanatide) 3mg tablets, are either invalid, unenforceable and/or will not be infringed by the commercial manufacture, use or sale of their generic plecanatide tablets, for which each of MSN and Mylan had filed an ANDA. In April 2021, the Company filed suit against MSN and Mylan, alleging infringement of one or more claims of the patents listed for Trulance® in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, or the Orange Book. The Company remains confident in the strength of the Trulance® patents and will continue to vigorously pursue this matter and defend its intellectual property.
Lumify® Ophthalmic Solution Patent Litigation (Slayback) - In September 2021, the Company commenced litigation against Slayback Pharma LLC and Slayback Pharma India LLP (together, “Slayback”) alleging patent infringement by Slayback Pharma LLC’s filing of its ANDA No. 216361, referencing Lumify® (0.025% brimonidine tartrate ophthalmic solution). This suit had been filed following receipt of a Notice of Paragraph IV Certification from Slayback Pharma LLC, in which it had asserted that the U.S. patents listed in the FDA's Orange Book for the Company’s Lumify® brimonidine tartrate ophthalmic solution, were either invalid, unenforceable and/or would not be infringed by the commercial manufacture, use or sale of its generic brimonidine tartrate solution. The filing of this suit triggered a 30-month stay of the approval of the Slayback ANDA for its brimonidine tartrate solution. The Company remains confident in the strength of the Lumify® patents and will continue to vigorously pursue this matter and defend its intellectual property.
Lumify® Ophthalmic Solution Patent Litigation (Lupin) – On February 2, 2022 the Company commenced litigation against Lupin Pharmaceuticals, Inc. (“Lupin”) alleging patent infringement by Lupin’s filing of its ANDA No. 216716, referencing Lumify® (0.025% brimonidine tartrate ophthalmic solution). This suit had been filed following receipt of a Notice of Paragraph IV Certification from Lupin, in which it had asserted that the U.S. patents listed in the FDA's Orange Book for the Company’s Lumify® brimonidine tartrate ophthalmic solution, were either invalid, unenforceable and/or would not be infringed by the commercial manufacture, use or sale of its generic brimonidine tartrate solution. The filing of this suit triggered a 30-month stay of the approval of the Lupin ANDA for its brimonidine tartrate solution. The Company remains confident in the strength of the Lumify® patents and will continue to vigorously pursue this matter and defend its intellectual property.
Generic Competition to Uceris® - In July 2018, a generic competitor launched a product which will directly compete with our Uceris® Tablet product. As disclosed in our prior filings, the Company initiated various infringement proceedings against this generic competitor. The Court construed the claims of the asserted patents on August 2, 2019 and, on October 24, 2019, the Company agreed to a judgment that the asserted patents did not cover the generic tablets under the Court’s claim construction, while reserving its right to appeal the claim construction. On November 22, 2019, the Company filed a Notice of Appeal with respect to the claim construction in the Court of Appeals for the Federal Circuit. On December 18, 2020, the Court of Appeals for the Federal Circuit affirmed the District Court’s claim construction. The ultimate impact of this generic competitor on our future revenues cannot be predicted; however, Uceris® Tablet revenues for 2021, 2020 and 2019 were approximately $10 million, $15 million and $20 million, respectively.
Generic Competition to Jublia® - On June 6, 2018, the U.S. Patent and Trial Appeal Board (“PTAB”) completed its inter partes review for an Orange Book-listed patent covering Jublia® (U.S. Patent No 7,214,506 (the “506 Patent”)) and issued a written determination invalidating such patent.  On March 13, 2020, the Court of Appeals for the Federal Circuit reversed this decision and remanded the matter back to the PTAB for further proceedings.  As a result of a settlement, a joint motion to terminate the proceedings was filed on November 12, 2020 and, on January 8, 2021, the PTAB granted this motion. The ‘506 Patent, therefore, remains valid and enforceable and expires in 2026. Jublia® revenues for 2021, 2020 and 2019 were approximately $100 million, $111 million and $110 million, respectively.  Jublia® is covered by fourteen additional Orange Book-listed patents owned by the Company or its licensor, which expire in the years 2028 through 2035. In August and September 2018, the Company received notices of the filing of a number of ANDAs with paragraph IV certification, and has timely filed patent infringement suits against these ANDA filers, and, in addition, the Company has also commenced certain patent infringement proceedings in Canada against four separate defendants. All cases in the U.S. regarding Jublia® have been settled. In Canada, two lawsuits remain pending against Apotex, Inc.
PreserVision® Patent Litigation - PreserVision® AREDS and PreserVision® AREDS 2 are OTC eye vitamin and mineral supplements containing nutrient formulas recommended by the National Eye Institute to reduce the risk of progression of intermediate to advanced AMD. PreserVision® products accounted for 3% of our total revenues in 2021. The PreserVision® U.S. formulation patent expired in March 2021, but a patent covering methods of using the formulation remains in force into 2026. The Company has filed patent infringement proceedings against 16 defendants claiming infringement of these patents and, in certain circumstances, related unfair competition and false advertising causes of action. Eleven of these proceedings were subsequently settled; two resulted in entry of a default. One defendant filed a declaratory judgment action after the Company filed its suit, seeking declaratory judgment related to patent claims as well as false advertising and unfair competition claims. As of February 23, 2022, there are four unresolved actions. The Company remains confident in the strength of these patents and will continue to vigorously pursue these matters and defend its intellectual property. While the Company cannot predict the magnitude or timing of the impact from the PreserVision® patent expiry, this is an OTC product and thus, the impact is not expected to be as significant as the LOE of a branded pharmaceutical product.
See Note 20, “LEGAL PROCEEDINGS” to our audited Consolidated Financial Statements for further details regarding certain infringement proceedings.
The risks of generic competition are a fact of the health care industry and are not specific to our operations or product portfolio. These risks are not avoidable, but we believe they are manageable. To manage these risks, our leadership team continually evaluates the impact that generic competition may have on future profitability and operations. In addition to aggressively defending the Company's patents and other intellectual property, our leadership team makes operational and investment decisions regarding these products and businesses at risk, not the least of which are decisions regarding our pipeline. Our leadership team actively manages the Company's pipeline in order to identify innovative and realizable projects aligned with our core businesses that are expected to provide incremental and sustainable revenues and growth into the future. We believe that our current pipeline is strong enough to meet these objectives and provide future sources of revenues, in our core businesses, sufficient enough to sustain our growth and corporate health as other products in our established portfolio face generic competition and lose momentum.
We believe that we have a well-established product portfolio that is diversified within our core businesses. We also believe that we have a robust pipeline that not only provides for the next generation of our existing products, but also brings new solutions into the market.
See Item 1A. “Risk Factors” of this Form 10-K for additional information on our competition risks.
Regulatory Matters
In the normal course of business, our products, devices and facilities are the subject of ongoing oversight and review by regulatory and governmental agencies, including general, for cause and pre-approval inspections by the relevant competent authorities where we have business operations. Through the date of this filing, all of our global operations and facilities have the relevant operational good manufacturing practices certificates and all Company products and operating sites are in good compliance standing with all relevant notified bodies and global health authorities. Further, all sites under FDA jurisdiction are rated as either No Action Indicated (where there was no Form 483 observation) or Voluntary Action Indicated (“VAI”) (where there was a Form 483 with one or more observations). In the case of VAI inspection outcomes, the FDA has accepted our responses to the issues cited, which will be verified when the agency makes its next inspection of those specific facilities.

FINANCIAL PERFORMANCE HIGHLIGHTS
The following table provides financial performance highlights for each of the last three years:

	Years Ended December 31,			Change
(in millions, except per share data)	2021	2020	2019	2020 to 2021	2019 to 2020
Revenues	$8,434	$8,027	$8,601	$407	$(574)
Operating income (loss)	$450	$676	$(203)	$(226)	$879
Loss before benefit from income taxes	$(1,024)	$(934)	$(1,837)	$(90)	$903
Net loss	$(937)	$(559)	$(1,783)	$(378)	$1,224
Net loss attributable to Bausch Health Companies Inc.	$(948)	$(560)	$(1,788)	$(388)	$1,228
Loss per share attributable to Bausch Health Companies Inc.
Basic	$(2.64)	$(1.58)	$(5.08)	$(1.06)	$3.50
Diluted	$(2.64)	$(1.58)	$(5.08)	$(1.06)	$3.50
Financial Performance
Summary of 2021 Compared with 2020
Revenues for 2021 and 2020 were $8,434 million and $8,027 million, respectively, an increase of $407 million, or 5%. The increase was primarily driven by: (i) a net increase in volumes and (ii) the favorable impact of foreign currencies, primarily in Europe, Asia and Canada. These increases were partially offset by: (i) our divestiture of Amoun on July 26, 2021 and (ii) a decrease in net realized pricing. The net increase in volumes was primarily due to the positive impacts from the recovery from the COVID-19 pandemic and the easing of certain social restrictions, as previously discussed, primarily during the three months ended June 30, 2021, partially offset by the impact of the loss of exclusivity of certain products. The changes in our segment revenues and segment profits are discussed in further detail in the subsequent section titled “Reportable Segment Revenues and Profits”.
Operating income was $450 million and $676 million for 2021 and 2020, respectively, a decrease in our operating results of $226 million which reflects, among other factors:
•an increase in contribution (product sales revenue less cost of goods sold, exclusive of amortization and impairments of intangible assets) of $259 million. The increase was primarily driven by: (i) the increase in volumes, as previously discussed, and (ii) the favorable impact of foreign currencies, partially offset by: (i) the impact of our divestiture of Amoun on July 26, 2021 and (ii) the decrease in net realized pricing;
•an increase in Selling, general, and administrative (“SG&A”) expenses of $257 million, primarily attributable to: (i) the impacts of the non-recurrence of certain profit protection measures taken in 2020 to manage and reduce operating expenses during the COVID-19 pandemic, as previously discussed, (ii) Separation-related and IPO-related costs incurred in 2021 and (iii) the impact of foreign currencies;
•an increase in R&D of $13 million primarily attributable to the non-recurrence of the temporary suspension in certain R&D activities and clinical trials in 2020, partially offset by a rebalancing of our portfolio within the Ortho Dermatologics business;
•a decrease in Amortization of intangible assets of $270 million primarily attributable to fully amortized intangible assets no longer being amortized in 2021;
•Goodwill impairments of $469 million related to the impairment to the goodwill of the Ortho Dermatologics reporting unit during the three months ended March 31, 2021 as a result of revised forecasts due to: (i) certain products that continued to experience longer launch cycles than originally anticipated, in part due to COVID-19 pandemic factors, and (ii) other changes to its product pipeline;
•an increase in Asset impairments, including loss on assets held for sale of $120 million, primarily attributable to: (i) higher impairments to certain products and (ii) additional losses during 2021 related to assets classified as held for sale; and
•a decrease in Other expense, net of $129 million, primarily attributable: (i) higher insurance recoveries related to certain litigation matters in 2021 as compared to 2020 and (ii) decreases in charges for Acquisition-related contingent consideration and Acquired in-process research and development costs.

Operating income was $450 million and $676 million for 2021 and 2020, respectively, and includes non-cash charges for Depreciation and amortization of intangible assets of $1,552 million and $1,825 million, Asset impairments, including loss on assets held for sale of $234 million and $114 million, Goodwill impairments of $469 million and $0 and Share-based compensation of $128 million and $105 million for 2021 and 2020, respectively.
Our Loss before benefit from income taxes for 2021 and 2020 was $1,024 million and $934 million, respectively, an increase in our Loss before benefit from income taxes of $90 million. The increase in our Loss before benefit from income taxes is primarily attributable to the decrease in our operating results of $226 million, as previously discussed, partially offset by: (i) a decrease in Interest expense of $108 million and (ii) the favorable net change in Foreign exchange and other of $37 million.
Net loss attributable to Bausch Health Companies Inc. for 2021 and 2020 was $948 million and $560 million, respectively, a decrease in our results of $388 million. The decrease in our results was primarily due to: (i) a decrease in the Benefit from income taxes of $288 million, primarily attributable to the release of a portion of our valuation allowance against deferred tax assets in 2020 and (ii) the increase in Loss before benefit from income taxes of $90 million, as previously discussed.
Summary of 2020 Compared with 2019
Revenues for 2020 and 2019 were $8,027 million and $8,601 million, respectively, a decrease of $574 million, or 7%. The decrease was primarily driven by: (i) lower volumes driven by: (a) social restrictions and other precautionary measures taken in response to the COVID-19 pandemic, as previously discussed, and (b) the impact of the LOE of certain products, (ii) the unfavorable effect of foreign currencies, primarily in Latin America, and (iii) the impact of divestitures and discontinuations. These decreases in our revenues were partially offset by the incremental sales of our Trulance® product, which we added to our portfolio in March 2019 as part of the acquisition of certain assets of Synergy. Net realized pricing was flat with increases in our International, Diversified Products, Bausch + Lomb and Solta Medical segments being offset by decreases in our Salix segment. The changes in our segment revenues and segment profits are discussed in further detail in the subsequent section titled “Reportable Segment Revenues and Profits”.
Operating income for 2020 was $676 million compared to Operating loss for 2019 of $203 million, an increase in our operating results of $879 million which reflects, among other factors:
•a decrease in contribution (product sales revenue less cost of goods sold, exclusive of amortization and impairments of intangible assets) of $470 million. The decrease was primarily driven by: (i) the decrease in revenues, as previously discussed and (ii) higher manufacturing variances primarily due to the impacts of the COVID-19 pandemic. The decrease was partially offset by lower third-party royalty costs;
•a decrease in SG&A expenses of $187 million, primarily attributable to profit protection measures taken to manage and reduce operating expenses during the COVID-19 pandemic;
•a decrease in R&D of $19 million primarily attributable to social restrictions and other precautionary measures taken in response to the COVID-19 pandemic, as previously discussed;
•a decrease in Amortization of intangible assets of $252 million primarily attributable to fully amortized intangible assets no longer being amortized in 2020;
•an increase in Asset impairments, including loss on assets held for sale of $39 million. Asset impairments, including loss on assets held for sale in 2020 were primarily related to: (i) reclassifying a business within our International segment as held for sale and (ii) certain product lines as a result of changes to forecasted sales. Impairments during 2019 were primarily related to: (i) certain product lines as a result of changes to forecasted sales due to generic competition and other factors and (ii) impairments related to assets being classified as held for sale; and
•a decrease in Other expense, net of $924 million, primarily attributable the decrease in net charges to Litigation and other matters. The decrease in Litigation and other matters was primarily related to the settlement of a legacy U.S. securities class action matter (which is subject to an objector's appeal of the final court approval) in 2019, to which the Company and the other settling defendants admitted no liability as to the claims against it and denied all allegations of wrongdoing.
Operating income for 2020 was $676 million compared to Operating loss for 2019 of $203 million and includes non-cash charges for Depreciation and amortization of intangible assets of $1,825 million and $2,075 million, Asset impairments, including loss on assets held for sale of $114 million and $75 million and Share-based compensation of $105 million and $102 million for 2020 and 2019, respectively.

Our Loss before benefit from income taxes for 2020 and 2019 was $934 million and $1,837 million, respectively, an increase in our results before benefit from income taxes of $903 million. The decrease in our Loss before benefit from income taxes is primarily attributable to: (i) the increase in our operating results of $879 million, as previously discussed, and (ii) a decrease in Interest expense of $78 million as a result of: (a) a lower weighted average stated rate of interest, (b) lower interest as a result of debt repayments during the year and (c) a benefit related to the Company's cross-currency swaps. These decreases in Interest expense were partially offset by the interest associated with $1,210 million of additional financing in December 2019 relating to the U.S. Securities Litigation. The decrease in our Loss before benefit from income taxes was partially offset by: (i) an unfavorable net change in Foreign exchange and other of $38 million and (ii) an increase in the Loss on extinguishment of debt of $17 million.
Net loss attributable to Bausch Health Companies Inc. for 2020 and 2019 was $560 million and $1,788 million, respectively, an increase in our results of $1,228 million. The increase in our results was primarily due to: (i) the decrease in Loss before benefit from income taxes of $903 million, as previously discussed, and (ii) the favorable net change in the Benefit from income taxes of $321 million, primarily attributable to the release of a portion of our valuation allowance against deferred tax assets in 2020.
RESULTS OF OPERATIONS
Our results for the years 2021, 2020 and 2019 were as follows:

	Years Ended December 31,			Change
(in millions)	2021	2020	2019	2020 to 2021	2019 to 2020
Revenues
Product sales	$8,342	$7,924	$8,489	$418	$(565)
Other revenues	92	103	112	(11)	(9)
	8,434	8,027	8,601	407	(574)
Expenses
Cost of goods sold (excluding amortization and impairments of intangible assets)	2,361	2,202	2,297	159	(95)
Cost of other revenues	33	47	53	(14)	(6)
Selling, general and administrative	2,624	2,367	2,554	257	(187)
Research and development	465	452	471	13	(19)
Amortization of intangible assets	1,375	1,645	1,897	(270)	(252)
Goodwill impairments	469	—	—	469	—
Asset impairments, including loss on assets held for sale	234	114	75	120	39
Restructuring, integration, separation and IPO costs	50	22	31	28	(9)
Other expense, net	373	502	1,426	(129)	(924)
	7,984	7,351	8,804	633	(1,453)
Operating income (loss)	450	676	(203)	(226)	879
Interest income	7	13	12	(6)	1
Interest expense	(1,426)	(1,534)	(1,612)	108	78
Loss on extinguishment of debt	(62)	(59)	(42)	(3)	(17)
Foreign exchange and other	7	(30)	8	37	(38)
Loss before benefit from income taxes	(1,024)	(934)	(1,837)	(90)	903
Benefit from income taxes	87	375	54	(288)	321
Net loss	(937)	(559)	(1,783)	(378)	1,224
Net income attributable to noncontrolling interest	(11)	(1)	(5)	(10)	4
Net loss attributable to Bausch Health Companies Inc.	$(948)	$(560)	$(1,788)	$(388)	$1,228

2021 Compared with 2020
Revenues
Our revenues are primarily generated from product sales, principally in the therapeutic areas of eye-health, GI and dermatology, that consist of: (i) branded pharmaceuticals, (ii) generic and branded generic pharmaceuticals, (iii) OTC products and (iv) medical devices (contact lenses, intraocular lenses, ophthalmic surgical equipment and aesthetics devices). Other revenues include alliance and service revenue from the licensing and co-promotion of products and contract service revenue primarily in the areas of dermatology and topical medication. Contract service revenue is derived primarily from contract manufacturing for third parties and is not material. See Note 22, “SEGMENT INFORMATION” to our audited Consolidated Financial Statements for the disaggregation of revenues which depicts how the nature, amount, timing and uncertainty of revenue and cash flows are affected by the economic factors of each category of customer contracts.
Our revenues were $8,434 million and $8,027 million for 2021 and 2020, respectively, an increase of $407 million, or 5%. The increase was due to: (i) a net increase in volumes of $471 million primarily in our Bausch + Lomb, Salix, International and Solta Medical segments and (ii) the favorable impact of foreign currencies of $95 million primarily in Europe, Asia and Canada. These increases were partially offset by: (i) the impact of divestitures and discontinuations of $132 million, primarily attributable to our divestiture of Amoun on July 26, 2021 and (ii) a decrease in net realized pricing of $27 million primarily the result of higher sales deductions. The net increase in volumes was primarily due to the positive impacts of the recovery from the COVID-19 pandemic and the easing of certain social restrictions, as previously discussed, partially offset by: (i) the impact of the loss of exclusivity of certain products primarily in our Diversified Products and Bausch + Lomb segments and (ii) the impacts of a quality issue at a third-party supplier on the revenues of certain Consumer products included in our Bausch + Lomb segment, as discussed below.
Our 2020 revenues were most negatively impacted during our second quarter by the social restrictions and other precautionary measures taken in response to the COVID-19 pandemic. However, as governments began lifting social restrictions, allowing offices of certain health care providers to reopen and certain surgeries and elective medical procedures to proceed, the negative trend in the revenues of certain businesses began to level off and stabilize prior to our third quarter of 2020. Our revenues returned to pre-pandemic levels for many of our businesses and geographies in 2021 and, at the current pace of recovery, we anticipate the COVID-19 pandemic to have a minimal impact on the remaining businesses and geographies in 2022.
The changes in our segment revenues and segment profits, including the impacts of COVID-19 pandemic related matters, are discussed in further detail in the respective subsequent section “ — Reportable Segment Revenues and Profits”.
Cash Discounts and Allowances, Chargebacks and Distribution Fees
As is customary in the pharmaceutical industry, gross product sales are subject to a variety of deductions in arriving at net product sales. Provisions for these deductions are recognized concurrently with the recognition of gross product sales. These provisions include cash discounts and allowances, chargebacks, and distribution fees, which are paid or credited to direct customers, as well as rebates and returns, which can be paid or credited to direct and indirect customers. As more fully discussed in Note 2, “SIGNIFICANT ACCOUNTING POLICIES” to our audited Consolidated Financial Statements, the Company continually monitors the provisions for these deductions and evaluates the estimates used as additional information becomes available. Price appreciation credits are generated when we increase a product’s wholesaler acquisition cost (“WAC”) under our contracts with certain wholesalers. Under such contracts, we are entitled to credits from such wholesalers for the impact of that WAC increase on inventory on hand at the wholesalers. In wholesaler contracts, such credits are offset against the total distribution service fees we pay on all of our products to each such wholesaler. In addition, some payor contracts require discounting if a price increase or series of price increases in a contract period exceeds a negotiated threshold. Provision balances relating to amounts payable to direct customers are netted against trade receivables and balances relating to indirect customers are included in accrued liabilities.

We actively manage these offerings, focusing on the incremental costs of our patient assistance programs, the level of discounting to non-retail accounts and identifying opportunities to minimize product returns. We also concentrate on managing our relationships with our payors and wholesalers, reviewing the ranges of our offerings and being disciplined as to the amount and type of incentives we negotiate.
Provisions recorded to reduce gross product sales to net product sales and revenues for 2021 and 2020 were as follows:

	Years Ended December 31,
	2021		2020
(in millions)	Amount	Pct.	Amount	Pct.
Gross product sales	$13,770	100.0%	$12,960	100.0%
Provisions to reduce gross product sales to net product sales
Discounts and allowances	625	4.5%	621	4.8%
Returns	131	1.0%	120	0.9%
Rebates	2,462	17.9%	2,174	16.8%
Chargebacks	1,999	14.5%	1,925	14.9%
Distribution service fees	211	1.5%	196	1.5%
	5,428	39.4%	5,036	38.9%
Net product sales	$8,342	60.6%	$7,924	61.1%
Discounts and allowances, returns, rebates, chargebacks and distribution service fees as a percentage of gross product sales were 39.4% and 38.9% in 2021 and 2020, respectively, an increase of 0.5% percentage points and includes:
•discounts and allowances as a percentage of gross product sales were lower primarily due to lower discount rates and gross product sales for certain generic products, such as Migranal® AG, Elidel® AG and Diastat® AG, partially offset by the impact of higher discount rates for and lower sales of Glumetza® AG;
•returns as a percentage of gross product sales were higher and represent the impacts of: (i) higher sales of certain products, primarily Xifaxan® and (ii) returns associated with a quality issue at a third-party supplier on the revenues of certain Consumer products included in our Bausch + Lomb segment, as discussed below, offset by improving sales returns experience in 2021 as compared to 2020. Over the last several years, the Company has increased its focus on maximizing operational efficiencies and continues to take actions to reduce product returns, including, but not limited to: (i) monitoring and reducing customer inventory levels, (ii) instituting disciplined pricing policies and (iii) improving contracting. These actions have had the effect of improving the sales return experience, related to branded and generic products. Included in the product returns provision for 2021 and 2020 are reductions in variable consideration for sales returns related to past sales of approximately $28 million and $38 million, respectively. See Note 2, “SIGNIFICANT ACCOUNTING POLICIES” to our audited Consolidated Financial Statements regarding further details related to product sales provisions;
•rebates as a percentage of gross product sales were higher primarily due the impact of: (i) an increase in gross product sales of certain branded products with higher rebate rates, such as Xifaxan®, Prolensa®, Jublia® and Trulance® and (ii) an increase in rebates due to the launch of Arazlo® (June 2020) and was partially offset by lower gross product sales for certain branded products, such as Duobrii®, Apriso® and Lotemax® Gel;
•chargebacks as a percentage of gross product sales were lower primarily due to the impacts of: (i) lower chargeback rates and gross product sales for certain products, such as Glumetza® AG and Wellbutrin® and (ii) lower gross product sales for certain products, such as Targretin® AG, partially offset by higher chargeback rates and gross product sales for certain products, such as Glumetza® SLX, Syprine® AG and Mysoline®; and
•distribution service fees as a percentage of gross product sales were unchanged. Price appreciation credits were offset against the distribution service fees we paid wholesalers and were $17 million and $15 million for 2021 and 2020, respectively.
Operating Expenses
Cost of Goods Sold (excluding amortization and impairments of intangible assets)
Cost of goods sold primarily includes: manufacturing and packaging; the cost of products we purchase from third parties; royalty payments we make to third parties; depreciation of manufacturing facilities and equipment; and lower of cost or net realizable value adjustments to inventories. Cost of goods sold typically vary between periods as a result of product mix, volume, royalties, changes in foreign currency and inflation. Cost of goods sold excludes the amortization and impairments of intangible assets.
Cost of goods sold was $2,361 million and $2,202 million for 2021 and 2020, respectively, an increase of $159 million, or 7%. The increase was primarily driven by: (i) the net increase in volumes, as previously discussed, (ii) the unfavorable impact of foreign currencies and (iii) higher manufacturing variances, primarily the result of: (a) charges related to a quality issue at a third-party supplier, as discussed below, and (b) inflationary pressures related to certain manufacturing costs. These increases were partially offset by: (i) the impact of the divestiture of Amoun on July 26, 2021 and (ii) a reduction in third party royalties.
As the recovery from the COVID-19 pandemic continues and businesses reopen, many companies are reporting increases for certain costs, such as labor, materials, shipping and utilities. The increased costs have resulted in additional manufacturing variances and have had a negative impact on our contribution margins during 2021. Through the date of this filing, we are unable to determine if these inflationary factors are transitory or should be expected to continue over a medium or long term.
Cost of goods sold as a percentage of Product sales revenue was 28.3% and 27.8% for 2021 and 2020, respectively, an increase of 0.5 percentage points primarily attributable to the year-over-year changes in product mix.
We were notified by a third-party supplier of sterilization services for our lens care solution bottles and caps at our Milan, Italy facility, of inconsistencies in the sterilization data versus certificates of conformance previously submitted to us by that supplier. Based on our internal Health and Safety Analysis, it was determined that this issue did not affect the safety or performance of any of our products and is limited to a specific number of lots for certain Consumer products within our Bausch + Lomb segment. However, out of an abundance of caution and working with the appropriate notified body and responsible health authorities, we have contained and/or recalled down to the consumer level the limited number of affected lots of products resulting in $8 million of manufacturing variances and $6 million of returns. Further, although our Greenville, South Carolina facility increased production to support some of the demand in the near term, due to the limited availability of qualified materials, production at the Milan facility could not keep up with demand, which negatively impacted our sales for the affected products in this region during 2021. At this time, we have removed this supplier from our Approved Supplier List and qualified another sterilization supplier, who, along with an existing secondary supplier, have and will provide bottle sterilization, thereby allowing our Milan facility to return to full production capacity. Although it is possible additional charges may be incurred, at this time we believe no additional charges will be necessary.
Selling, General and Administrative Expenses
SG&A expenses primarily include: employee compensation associated with sales and marketing, finance, legal, information technology, human resources and other administrative functions; certain outside legal fees and consultancy costs; product promotion expenses; overhead and occupancy costs; depreciation of corporate facilities and equipment; separation-related and IPO-related costs; and other general and administrative costs. The Company has incurred, and will incur, Separation-related and IPO-related costs which are incremental costs indirectly related to the B+L Separation and Solta IPO. Separation-related and IPO-related costs include, but are not limited to: (i) IT infrastructure and software licensing costs, (ii) rebranding costs and (iii) costs associated with facility relocation and/or modification.
SG&A expenses were $2,624 million and $2,367 million for 2021 and 2020, respectively, an increase of $257 million, or 11%. The increase was primarily attributable to: (i) the impacts of the non-recurrence of certain profit protection measures taken in 2020 to manage and reduce operating expenses during the COVID-19 pandemic, (ii) an increase in Separation-related and IPO-related costs of $111 million and (iii) the impact of foreign currencies. These increases were partially offset by the impact of the Amoun Sale on July 26, 2021.
During 2020, the Company took certain profit protection measures to manage and reduce operating expenses during the COVID-19 pandemic, which resulted in year-over-year increases primarily in selling expenses and advertising and promotion expenses. These profit protection measures were successful in expanding the profit margins in many of our businesses as previously discussed. As the pace of recovery in each geography accelerated, we continued to allocate more resources to selling and other promotional activities to drive our return to sustainable revenue and profit growth and as a result our operating expenses for 2021 exceeded our operating expenses in 2020.
Research and Development Expenses
Included in Research and development are costs related to our product development and quality assurance programs. Expenses related to product development include: employee compensation costs; overhead and occupancy costs; depreciation of research and development facilities and equipment; clinical trial costs; clinical manufacturing and scale-up costs; and other third-party development costs. Quality assurance are the costs incurred to meet evolving customer and regulatory standards and include: employee compensation costs; overhead and occupancy costs; amortization of software; and other third-party costs.
R&D expenses were $465 million and $452 million for 2021 and 2020, respectively, an increase of $13 million, or 3%. The increase was primarily attributable to the non-recurrence of the temporary suspension in certain R&D activities and clinical trials in 2020 due to social restrictions and other precautionary measures taken in response to the COVID-19 pandemic, as previously discussed, partially offset by the impact of rebalancing our portfolio within the Ortho Dermatologics business. R&D expenses as a percentage of Product sales were approximately 6% and 6% for 2021 and 2020, respectively.
In 2020, certain of our R&D activities were limited and others, including new patient enrollments in clinical trials, were temporarily paused primarily during our second quarter, as most trial sites were not able to accept new patients due to government-mandated shutdowns. However, during our third quarter of 2020, many of these trial sites began to reopen and we saw the pace of new patient enrollments increase, although at this time certain of our projects are moving slower than we would like due to the impacts of the COVID-19 pandemic. As of February 23, 2022, we have not had to make material changes to our development timelines and the pause in our clinical trials has not had a material impact on our operating results; however, a resurgence of the virus could result in unanticipated delays in our ability to conduct new patient enrollments and create other delays, which could have a significant adverse effect on our future operating results.
Amortization of Intangible Assets
Intangible assets with finite lives are amortized using the straight-line method over their estimated useful lives, generally 2 to 20 years. Management continually assesses the useful lives related to the Company's long-lived assets to reflect the most current assumptions.
Amortization of intangible assets was $1,375 million and $1,645 million for 2021 and 2020, respectively, a decrease of $270 million, or 16%. The decrease was primarily attributable to fully amortized intangible assets no longer being amortized in 2021.
See Note 8, “INTANGIBLE ASSETS AND GOODWILL” to our audited Consolidated Financial Statements for further details related to our intangible assets.
Goodwill Impairments
Goodwill is not amortized but is tested for impairment at least annually at the reporting unit level. An interim goodwill impairment test in advance of the annual impairment assessment may be required if events occur that indicate an impairment might be present. A reporting unit is the same as, or one level below, an operating segment. The fair value of a reporting unit refers to the price that would be received to sell the unit as a whole in an orderly transaction between market participants. The Company estimates the fair values of all reporting units using a discounted cash flow model, which utilizes Level 3 unobservable inputs.
Goodwill impairments were $469 million and $0 for 2021 and 2020, respectively.
During the three months ended March 31, 2021, management identified launches of certain Ortho Dermatologics products which were not going to achieve their trajectories as forecasted once the social restrictions associated with the COVID-19 pandemic began to ease in the U.S. and offices of health care professionals could reopen. In addition, insurance coverage pressures within the U.S. continued to persist limiting patient access to topical acne and psoriasis products. In light of these developments, during the first quarter of 2021, the Company began taking steps to: (i) redirect its R&D spend to eliminate projects it has identified as high cost and high risk, (ii) redirect a portion of its marketing and product development outside the U.S. to geographies where there is better patient access and (iii) reduce its cost structure to be more competitive. As a result, during the three months ended March 31, 2021, the Company revised its long-term forecasts for the Ortho Dermatologics reporting unit. Management believed that these events were indicators that there is less headroom as of March 31, 2021 as compared to the headroom calculated on the date goodwill was last tested for impairment (October 1, 2020). Therefore, a quantitative fair value test for the Ortho Dermatologics reporting unit was performed. The quantitative fair value test utilized the Company's most recent cash flow projections as revised in the first quarter of 2021 to reflect the business changes previously discussed, including a range of potential outcomes, along with a long-term growth rate of 1.0% and a range of discount rates between 9.0% and 10.0%. Based on the quantitative fair value test, the carrying value of the Ortho Dermatologics reporting unit exceeded its fair value at March 31, 2021, and the Company recognized a goodwill impairment of $469 million.
See Note 8, “INTANGIBLE ASSETS AND GOODWILL” to our audited Consolidated Financial Statements regarding further details related to our goodwill impairment analysis.

Asset impairments, including loss on assets held for sale
Long-lived assets with finite lives are tested for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Impairment charges associated with these assets are included in Asset impairments in the Consolidated Statement of Operations. The Company continues to monitor the recoverability of its finite-lived intangible assets and tests the intangible assets for impairment if indicators of impairment are present.
Asset impairments, including loss on assets held for sale were $234 million and $114 million for 2021 and 2020, respectively, an increase of $120 million. Asset impairments, including loss on assets held for sale for 2021 includes: (i) impairments of $105 million, in aggregate, due to decreases in forecasted sales of certain product lines, (ii) an $88 million loss on assets held for sale in connection with the Amoun Sale, (iii) impairments of $23 million, in aggregate, related to the discontinuance of certain product lines and (iv) $18 million related to a portion of an IT infrastructure improvement project no longer being utilized. Asset impairments, including loss on assets held for sale for 2020 includes: (i) a $96 million adjustment to reduce the carrying value of the Amoun business to its estimated fair value less costs to sell due to classifying the business as held for sale, (ii) $16 million, in aggregate, due to decreases in forecasted sales of certain product lines, (iii) $1 million, in aggregate, related to the discontinuance of certain product lines not aligned with the focus of the Company's core businesses and (iv) $1 million related to Acquired in-process research and development not in service.
See Note 8, “INTANGIBLE ASSETS AND GOODWILL” to our audited Consolidated Financial Statements for further details related to our intangible assets.
Restructuring, Integration, Separation and IPO Costs
Restructuring, integration, separation and IPO costs were $50 million and $22 million for 2021 and 2020, respectively, an increase of $28 million.
Restructuring and integration costs
The Company evaluates opportunities to improve its operating results and implements cost savings programs to streamline its operations and eliminate redundant processes and expenses. Restructuring and integration costs are expenses associated with the implementation of these cost savings programs and include expenses associated with: (i) reducing headcount, (ii) eliminating real estate costs associated with unused or under-utilized facilities and (iii) implementing contribution margin improvement and other cost reduction initiatives.
Restructuring and integration costs were $18 million and $11 million for 2021 and 2020, respectively, an increase of $7 million. The Company continues to evaluate opportunities to streamline its operations and identify additional cost savings globally. Although a specific plan does not exist at this time, the Company may identify and take additional exit and cost-rationalization restructuring actions in the future, the costs of which could be material.
Separation and IPO costs
In addition to the Separation-related and IPO-related costs, which are incremental costs indirectly related to the B+L Separation and Solta IPO and included in Selling, general and administrative expenses, as previously discussed, the Company has incurred, and will incur, costs directly associated with activities to effectuate the B+L Separation and the Solta IPO. These activities include: (i) separating the Bausch + Lomb and Solta Medical businesses from the remainder of the Company and (ii) registering the Bausch + Lomb and Solta Medical businesses as independent publicly traded entities. Separation and IPO costs are incremental costs directly related to the B+L Separation and Solta IPO and include, but are not limited to: (i) legal, audit and advisory fees, (ii) talent acquisition costs and (iii) costs associated with establishing a new board of directors and related board committees for the Bausch + Lomb and Solta Medical entities. Separation and IPO costs were $32 million and $11 million for 2021 and 2020, respectively.
At the end of 2021, we had substantially completed the internal objectives necessary to facilitate the B+L Separation and Solta IPO and related separation of these businesses. We continue to monitor market conditions and aim to launch the B+L IPO and the Solta IPO when financial market conditions become favorable (subject to receipt of regulatory, stock exchange and other approvals). Until such time, we continue to manage these businesses along with our pharmaceutical portfolio of gastrointestinal, dermatology, neurology and other therapeutics, with our continued commitment to bring out additional value for our shareholders.
See Note 4, “RESTRUCTURING, INTEGRATION, SEPARATION AND IPO COSTS” to our audited Consolidated Financial Statements for further details regarding these actions.

Other expense, net
Other expense, net for 2021 and 2020 consists of the following:

(in millions)	2021	2020
Litigation and other matters	$356	$422
Acquired in-process research and development costs	8	32
Net gain on sales of assets	(2)	(1)
Acquisition-related contingent consideration	11	48
Other, net	—	1
Other expense, net	$373	$502
Litigation and other matters for 2021, includes adjustments related to the Glumetza Antitrust Litigation, partially offset by insurance recoveries of $213 million related to certain litigation matters. See Note 20, “LEGAL PROCEEDINGS” to our audited Consolidated Financial Statements for further details regarding these matters.
Litigation and other matters for 2020, includes adjustments related to an SEC investigation into the Company and its former relationship with Philidor Rx Services, LLC, its accounting practices and policies, its public disclosures and other matters (which investigation has now been settled) (the “SEC Investigation”) and the U.S. Securities Litigation and the Canadian Securities Litigation and related opt-outs of each. Litigation and other matters also includes an insurance recovery related to a certain litigation matter. See Note 20, “LEGAL PROCEEDINGS” to our audited Consolidated Financial Statements for further details regarding certain of these matters.
Acquired in-process research and development costs primarily consists of costs associated with the upfront payments to enter into certain exclusive licensing agreements.
Non-Operating Income and Expense
Interest Expense
Interest expense primarily consists of interest payments due, amortization of debt premiums, discounts and deferred issuance costs on indebtedness under our credit facilities and notes and the amortization of amounts excluded from the assessment of hedge effectiveness over the term of the Company's cross-currency swaps.
Interest expense was $1,426 million and $1,534 million and included non-cash amortization and write-offs of debt discounts and deferred financing costs of $55 million and $61 million for 2021 and 2020, respectively. Interest expense decreased $108 million, or 7%, in 2021 as compared to 2020, primarily due to lower outstanding principal balances. The weighted average stated rate of interest as of December 31, 2021 and 2020 was 5.88% and 6.02%, respectively.
See Note 10, “FINANCING ARRANGEMENTS” to our audited Consolidated Financial Statements for further details.
Loss on Extinguishment of Debt
Loss on extinguishment of debt represents the differences between the amounts paid to settle extinguished debts and the carrying value of the related extinguished debt. Loss on extinguishment of debt was $62 million and $59 million for 2021 and 2020, respectively, primarily associated with certain refinancing transactions that occurred each year.
See Note 10, “FINANCING ARRANGEMENTS” to our audited Consolidated Financial Statements for further details.
Foreign Exchange and Other
Foreign exchange and other was a gain of $7 million for 2021 as compared to a loss of $30 million for 2020, a favorable net change of $37 million primarily due to: (i) translation gains/losses on intercompany loans and third-party liabilities and (ii) the gain/loss due to foreign currency exchange contracts.
Income Taxes
Income taxes are accounted for under the liability method. Deferred tax assets and liabilities are recognized for the temporary differences between the financial statement and income tax bases of assets and liabilities, and for operating losses and tax credit carryforwards. Deferred tax assets for outside basis differences in investments in subsidiaries are only recognized if the difference will be realized in the foreseeable future. Benefit from income taxes was $87 million and $375 million in 2021 and 2020, respectively, an unfavorable net change of $288 million, primarily attributable to the release of a portion of the

Company's valuation allowance against deferred tax assets in 2020 in excess of the release of its valuation allowance in 2021. In 2021, the Company's valuation allowance decreased by $30 million primarily attributable to the impact of book taxable income in Canada, change in deferred tax assets in Canada and use of deferred tax assets in the U.S. in connection with internal restructurings. In 2020, our valuation allowance decreased by $579 million primarily attributable to the impact of taxable losses in Canada, partially offset by the impact of internal restructurings which resulted in reductions to our deferred tax assets.
Our consolidated foreign rate differential reflects the net total tax cost or benefit on income earned or losses incurred in jurisdictions outside of Canada as compared to the net total tax cost or benefit of such income (on a jurisdictional basis) at the Canadian statutory rate of 26.9%. Tax costs below the Canadian statutory rate generate a beneficial foreign rate differential as do tax benefits generated in jurisdictions where the statutory tax rate exceeds the Canadian statutory tax rate. The net total foreign rate differentials generated in each jurisdiction in which we operate is not expected to bear a direct relationship to the net total amount of foreign income (or loss) earned outside of Canada.
In 2021 and 2020, our effective tax rate differs from the statutory Canadian income tax rate primarily due to: (i) the recording of valuation allowance on entities for which no tax benefit of losses is expected, (ii) the tax benefit generated from our annualized mix of earnings by jurisdiction and (iii) the discrete treatment of certain tax matters, primarily related to: (a) changes in uncertain tax positions, (b) impairment of United States generally accepted accounting principles (“U.S. GAAP”) goodwill, (c) internal restructurings, and (d) changes in the manner in which an outside basis difference will be recovered in future periods.
We record a valuation allowance against our deferred tax assets to reduce their net carrying value to an amount that we believe is more likely than not to be realized. In determining our deferred tax asset valuation allowance, we estimate our ability to utilize future sources of income to realize the benefits of our temporary income tax differences including: (i) net operating loss carryforwards in each jurisdiction, primarily in Canada, the U.S. and Ireland, (ii) research and development tax credit carryforwards, (iii) scientific research and experimental development pool carryforwards and (iv) investment tax credit carryforwards. When we establish/increase or reduce/decrease the valuation allowance, the provision for income taxes will increase or decrease, respectively, in the period such determination is made. Our valuation allowance against deferred tax assets as of December 31, 2021 and 2020 was $2,222 million and $2,252 million, respectively, a decrease of $30 million, as discussed above.
See Note 17, “INCOME TAXES” to our audited Consolidated Financial Statements for further details.
Reportable Segment Revenues and Profits
In connection with the planned separation of its Solta business into an independent publicly traded entity from the remainder of Bausch Health Companies Inc., the Company has begun managing its operations in a manner which is consistent with the organizational structure of the two separate entities as proposed by the Solta IPO. As a result, during the first quarter of 2022, the Company’s Chief Executive Officer (“CEO”), who is the Company’s Chief Operating Decision Maker, commenced managing the business differently through changes in its operating and reportable segments, which necessitated a realignment of the Company’s historical segment structure. This realignment is consistent with how the Company’s CEO currently: (i) assesses operating performance on a regular basis, (ii) makes resource allocation decisions and (iii) designates responsibilities of his direct reports. Pursuant to these changes, effective in the first quarter of 2022, the Company operates in the following reportable segments: (i) Bausch + Lomb, (ii) Salix, (iii) International (formerly International Rx), (iv) Solta Medical and (v) Diversified Products. The new segment structure does not impact the Company’s reporting units but realigns the two reporting units of the former Ortho Dermatologics segment whereby its medical dermatology reporting unit (Ortho Dermatologics) is now part of the current Diversified Products segment and the Solta reporting unit is now the sole reporting unit of the new Solta Medical segment. All segment revenues and segment profits for the periods presented have been recast to conform to the 2022 reportable segment structure.
The following is a brief description of our segments:
•The Bausch + Lomb segment consists of global sales of Bausch + Lomb Vision Care, Consumer, Surgical and Ophthalmic Pharmaceuticals products.
•The Salix segment consists of sales in the U.S. of GI products.
•The International segment consists of sales, with the exception of sales of Bausch +Lomb products and Solta aesthetic medical devices, outside the U.S and Puerto Rico of branded pharmaceutical products, branded generic pharmaceutical and OTC products.
•The Solta Medical segment consists of global sales of Solta aesthetic medical devices.

•The Diversified Products segment consists of sales in the U.S. of: (i) pharmaceutical products in the areas of neurology and certain other therapeutic classes, (ii) generic products, (iii) Ortho Dermatologics (dermatological) products and (iv) dentistry products.
Segment profit is based on operating income after the elimination of intercompany transactions. Certain costs, such as Amortization of intangible assets, Asset impairments, including loss on assets held for sale, Restructuring, integration, separation and IPO costs, and Other expense, net, are not included in the measure of segment profit, as management excludes these items in assessing segment financial performance. See Note 22, “SEGMENT INFORMATION” to our audited Consolidated Financial Statements for a reconciliation of segment profit to Loss before benefit from income taxes.
The following table presents segment revenues, segment revenues as a percentage of total revenues and the year over year changes in segment revenues for 2021 and 2020. The following table also presents segment profits, segment profits as a percentage of segment revenues and the year-over-year changes in segment profits for 2021 and 2020.

	Years Ended December 31,				Change
	2021		2020		2020 to 2021
(in millions)	Amount	Pct.	Amount	Pct.	Amount	Pct.
Segment Revenue
Bausch + Lomb	$3,765	45%	$3,415	42%	$350	10%
Salix	2,074	24%	1,904	24%	170	9%
International	1,166	14%	1,181	15%	(15)	(1)%
Solta Medical	308	4%	253	3%	55	22%
Diversified Products	1,121	13%	1,274	16%	(153)	(12)%
Total revenues	$8,434	100%	$8,027	100%	$407	5%

Segment Profits / Segment Profit Margins
Bausch + Lomb	$958	25%	$909	27%	$49	5%
Salix	1,493	72%	1,338	70%	155	12%
International	403	35%	386	33%	17	4%
Solta Medical	167	54%	131	52%	36	27%
Diversified Products	722	64%	814	64%	(92)	(11)%
Total	$3,743	44%	$3,578	45%	$165	5%
Organic Revenues and Organic Growth Rates (non-GAAP)
Organic growth, a non-GAAP metric, is defined as a change on a period-over-period basis in revenues on a constant currency basis (if applicable) excluding the impact of recent acquisitions, divestitures and discontinuations. Organic revenue growth (non-GAAP) is growth in GAAP Revenue (its most directly comparable GAAP financial measure), adjusted for certain items, of businesses that have been owned for one or more years. Organic revenue (non-GAAP) is impacted by changes in product volumes and price. The price component is made up of two key drivers: (i) changes in product gross selling price and (ii) changes in sales deductions. The Company uses organic revenue (non-GAAP) and organic revenue growth (non-GAAP) to assess performance of its reportable segments, and the Company in total, without the impact of foreign currency exchange fluctuations and recent acquisitions, divestitures and product discontinuations. The Company believes that such measures are useful to investors as they provide a supplemental period-to-period comparison.
Non-GAAP measures are not standardized measures under the financial reporting framework used to prepare the Company’s financial statements and might not be comparable to similar financial measures disclosed by other issuers.
Organic revenue growth (non-GAAP) reflects adjustments for: (i) the impact of period-over-period changes in foreign currency exchange rates on revenues and (ii) the revenues associated with acquisitions, divestitures and discontinuations of businesses divested and/or discontinued. These adjustments are determined as follows:
Foreign currency exchange rates: Although changes in foreign currency exchange rates are part of our business, they are not within management’s control. Changes in foreign currency exchange rates, however, can mask positive or negative trends in the underlying business performance. The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.

Acquisitions, divestitures and discontinuations: In order to present period-over-period organic revenues (non-GAAP) on a comparable basis, revenues associated with acquisitions, divestitures and discontinuations are adjusted to include only revenues from those businesses and assets owned during both periods. Accordingly, organic revenue growth (non-GAAP) excludes from the current period, all revenues attributable to each acquisition for twelve months subsequent to the day of acquisition, as there are no revenues from those businesses and assets included in the comparable prior period. Organic revenue growth (non-GAAP) excludes from the prior period (but not the current period), all revenues attributable to each divestiture and discontinuance during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period. There were no acquisitions during 2021.
The following table presents a reconciliation of GAAP revenues to organic revenues (non-GAAP) and presents organic revenue (Non-GAAP) and the year over year changes in organic revenue (Non-GAAP) for 2021 and 2020 by segment.

	Year Ended December 31, 2021			Year ended December 31, 2020			Change in Organic Revenue (Non-GAAP)
	Revenue as Reported	Changes in Exchange Rates	Organic Revenue (Non-GAAP)	Revenue as Reported	Divestitures and Discontinuations	Organic Revenue (Non-GAAP)
(in millions)							Amount	Pct.
Bausch + Lomb	$3,765	$(58)	$3,707	$3,415	$(10)	$3,405	$302	9%
Salix	2,074	—	2,074	1,904	—	1,904	170	9%
International	1,166	(28)	1,138	1,181	(113)	1,068	70	7%
Solta Medical	308	(9)	299	253	—	253	46	18%
Diversified Products	1,121	—	1,121	1,274	(9)	1,265	(144)	(11)%
Total	$8,434	$(95)	$8,339	$8,027	$(132)	$7,895	$444	6%
Bausch + Lomb Segment:
Bausch + Lomb Segment Revenue
The Bausch + Lomb segment has a diversified product line with no single product group representing 10% or more of its segment revenues. The Bausch + Lomb segment revenue was $3,765 million and $3,415 million for 2021 and 2020, respectively, an increase of $350 million, or 10%. The increase was primarily attributable to: (i) an increase in volumes across all of our Bausch + Lomb businesses of $337 million primarily due to the positive impacts from the recovery from the COVID-19 pandemic and the easing of certain social restrictions, as previously discussed, partially offset by: (a) the impact of generic competition as certain products, primarily Lotemax® Gel, lost exclusivity and (b) the impacts of a third-party supplier quality issue on the revenues of certain Consumer products, as previously discussed, and (ii) the favorable impact of foreign currencies of $58 million, primarily in Europe and Asia. These increases were partially offset by: (i) a decrease in net realized pricing of $35 million primarily due to higher sales deductions in our Ophthalmic Pharmaceuticals business and (ii) the impact of divestitures and discontinuations of $10 million, related to several products. The increase in volumes was across all Bausch + Lomb businesses, most notably seen in our Surgical and Vision Care businesses, and across all geographies, most notably in the U.S., Asia and Europe.
During 2020, the volumes of our Bausch + Lomb segment were most negatively impacted by the social restrictions and other precautionary measures taken in response to the COVID-19 pandemic during the second quarter of 2020. However, as governments began lifting social restrictions, the negative trend in the revenues began to level off and stabilize prior to our third quarter and continued into our fourth quarter of 2020 and first quarter of 2021. Our revenues returned to pre-pandemic levels for many of our Bausch + Lomb businesses and geographies in 2021 and, at the current pace of recovery, we anticipate the COVID-19 pandemic to have a minimal impact on the remaining businesses and geographies in 2022.
Bausch + Lomb Segment Profit
The Bausch + Lomb segment profit was $958 million and $909 million for 2021 and 2020, respectively, an increase of $49 million, or 5%. The increase was primarily driven by an increase in contribution primarily attributable to the net increase in revenues, as previously discussed. This increase was partially offset by: (i) the impacts of the non-recurrence of certain profit protection measures taken in 2020 to manage and reduce operating expenses during the COVID-19 pandemic, as previously discussed, which resulted in year-over-year increases primarily in selling expenses and advertising and promotion expenses, (ii) the non-recurrence of the temporary suspension in certain R&D activities and clinical trials in 2020 due to social restrictions and other precautionary measures taken in response to the COVID-19 pandemic, as previously discussed and (iii) inflationary pressures related to certain manufacturing costs.
On January 13, 2022, in connection with the B+L Separation, Bausch + Lomb Corporation filed a Registration Statement on Form S-1 with the SEC (the “Registration Statement”), which as of February 23, 2022 has not been declared effective. As the Bausch + Lomb business has historically operated as part of the Company, Bausch + Lomb Corporation relied on the

Company’s corporate and other support functions. Therefore, certain corporate and shared costs have been allocated to Bausch + Lomb Corporation in the financial results and other financial information as presented by Bausch + Lomb in its filings with the SEC, including expenses related to the support functions that are provided on a centralized basis by the Company and not included in the measurement of segment profit for any segment in the table above. This includes expenses for executive oversight, treasury, accounting, legal, human resources, shared services, compliance, procurement, information technology and other corporate functions. Therefore, any measurement of Bausch + Lomb Corporation's net operating results, as presented in Bausch + Lomb Corporation's filings with the SEC, will not agree to Bausch + Lomb's segment profit as presented in the table above.
Salix Segment:
Salix Segment Revenue
The Salix segment includes the Xifaxan® product line, which accounted for approximately 79% and 78% of the Salix segment revenues and approximately 19% and 18% of the Company's revenues for 2021 and 2020, respectively. No other single product group represents 10% or more of the Salix segment revenues. The Salix segment revenue was $2,074 million and $1,904 million for 2021 and 2020, respectively, an increase of $170 million, or 9%. The increase was primarily attributable to increases in: (i) volume of $101 million, primarily attributable to increased volumes for our Xifaxan® and Trulance® product lines driven in part by the positive impacts of the recovery from the COVID-19 pandemic and the easing of certain social restrictions, as previously discussed, and (ii) net realized pricing of $69 million, primarily attributable to our Xifaxan® product line, partially offset by higher sales adjustments for Glumetza® SLX.
Salix Segment Profit
The Salix segment profit was $1,493 million and $1,338 million for 2021 and 2020, respectively, an increase of $155 million, or 12%. The increase was primarily driven by the increase in contribution as a result of: (i) the increase in revenue, as previously discussed, and (ii) a reduction in third party royalties. This increase was partially offset by the impacts of the non-recurrence of certain profit protection measures taken in 2020 to manage and reduce operating expenses during the COVID-19 pandemic, as previously discussed, which resulted in year-over-year increases primarily in selling expenses and advertising and promotion expenses.
International Segment:
International Segment Revenue
The International segment has a diversified product line with no single product group representing 10% or more of its product sales. The International segment revenue was $1,166 million and $1,181 million for 2021 and 2020, respectively, a decrease of $15 million, or 1%. The decrease was primarily attributable to the impact of divestitures and discontinuations of $113 million, primarily attributable to our divestiture of Amoun on July 26, 2021. Amoun revenues were $157 million for the period of January 1, 2021 through July 26,2021 and were $247 million for the full year 2020. The decreases were partially offset by: (i) an increase in volumes of $51 million, (ii) the favorable impact of foreign currencies of $28 million, primarily in Canada and Latin America, and (iii) an increase in net realized pricing of $19 million. The increase in volumes is primarily due to the positive impacts from the recovery from the COVID-19 pandemic and the easing of certain social restrictions, as previously discussed.
Although we experienced COVID-19 pandemic related declines in year-over-year revenues in certain products and geographies during 2021, at the current pace of recovery, we anticipate the COVID-19 pandemic to have a minimal impact on the remaining businesses and geographies in 2022. .
International Segment Profit
The International segment profit for 2021 and 2020 was $403 million and $386 million, respectively, an increase of $17 million, or 4%. The increase was primarily driven by a decrease in SG&A expenses, partially offset by the decrease in contribution primarily attributable to our divestiture of Amoun on July 26, 2021.
Solta Medical Segment:
Solta Medical Segment Revenue
The Solta Medical segment includes the Thermage® product lines, which accounted for approximately 78% of the Solta Medical segment revenues for 2021. No other single product group represents 10% or more of the Solta Medical segment revenues. The Solta Medical segment revenue was $308 million and $253 million for 2021 and 2020, respectively, an increase of $55 million, or 22%. The increase was primarily attributable to: (i) an increase in volume of $47 million and (ii) the favorable impact of foreign currencies of $9 million, partially offset by a decrease in net realized pricing of $1 million. The increase in volume was primarily due to: (i) an increase in Thermage® tips and other consumables sales and (ii) an increase in systems sold driven by the U.S. launch of the next generation Clear + Brilliant® Touch laser system in March 2021.
Solta Medical Segment Profit
The Solta Medical segment profit was $167 million and $131 million for 2021 and 2020, respectively, an increase of $36 million, or 27%. The increase was primarily due to an increase in contribution primarily attributable to the net increase in revenues, as previously discussed, partially offset by an increase in SG&A expenses to support the growth in sales.
Diversified Products Segment:
Diversified Products Segment Revenue
The following table displays the Diversified Products segment revenues by product and product revenues as a percentage of segment revenue for 2021 and 2020.

	Years Ended December 31,				Change
	2021		2020		2020 to 2021
(in millions)	Amount	Pct.	Amount	Pct.	Amount	Pct.
Wellbutrin® Franchise	$254	23%	$271	21%	$(17)	(6)%
Aplenzin®	109	10%	98	7%	11	11%
Arestin®	89	8%	63	5%	26	41%
Jublia®	57	5%	69	5%	(12)	(17)%
Ativan® Franchise	53	5%	50	4%	3	6%
Retin-A® Franchise	33	3%	27	2%	6	22%
Siliq®	31	3%	39	3%	(8)	(21)%
Targretin®	28	2%	31	2%	(3)	(10)%
Cardizem® Franchise	27	2%	35	3%	(8)	(23)%
Mysoline® Franchise	26	2%	27	2%	(1)	(4)%
Other product revenues	391	35%	536	43%	(145)	(27)%
Other revenues	23	2%	28	3%	(5)	(18)%
Total Diversified Products revenues	$1,121	100%	$1,274	100%	$(153)	(12)%
The Diversified Products segment revenue was $1,121 million and $1,274 million for 2021 and 2020, respectively, a decrease of $153 million, or 12%. The decrease was driven by: (i) a decrease in net realized pricing of $79 million, (ii) a decrease in volume of $65 million and (iii) the impact of divestitures and discontinuations of $9 million. The decrease in net realized pricing was primarily due to higher sales deductions in our Generics and Ortho Dermatologics business units. The decrease in volume was primarily attributable to the impact of generic competition as certain products in our Neurology and Other business, such as Migranal®, Xenazine®, Mephyton®, Isuprel®, Syprine®, Cuprimine® and Demser®, lost exclusivity.
Diversified Products Segment Profit
The Diversified Products segment profit was $722 million and $814 million for 2021 and 2020, respectively, a decrease of $92 million, or 11% and was primarily driven by the decrease in revenues, as previously discussed, partially offset by a decrease in selling expenses within our Ortho Dermatologics business.
2020 Compared with 2019
A detailed discussion of the year-over-year changes of the Company’s 2020 results compared with that of 2019 can be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations with Retrospective Segment Changes of the 2020 Form 10-K” in Exhibit 99.1 of our Form 8-K filed on May 4, 2021. The following only contains sections which have been revised from the Management’s Discussion and Analysis of Financial Condition and Results of Operations with Retrospective Segment Changes of the 2020 Form 10-K” included in Exhibit 99.1 of our Form 8-K filed on May 4, 2021 to reflect retrospective application of the new reporting structure which occurred in the first quarter of 2022 and recast our historical segment revenues and profits to conform to the new segment presentation as more fully discussed in the “Explanatory Note” at the beginning of this Exhibit 99.1.

Revenues
Our revenues were $8,027 million and $8,601 million for 2020 and 2019, respectively, a decrease of $574 million, or 7%. The decrease was primarily driven by: (i) lower volumes of $528 million primarily in our Bausch + Lomb and Diversified Products segments primarily due to social restrictions and other precautionary measures taken in response to the COVID-19 pandemic, as previously discussed, (ii) the unfavorable effect of foreign currencies of $39 million primarily in Latin America and (iii) the impact of divestitures and discontinuations of $20 million. The decreases in our revenues were partially offset by the incremental product sales of our Trulance® product, which we added to our portfolio in March 2019 as part of the acquisition of certain assets of Synergy of $13 million. Net realized pricing was flat with increases in our International, Diversified Products, Bausch + Lomb and Solta Medical segments being offset by decreases in our Salix segment.
Our 2020 revenues were most negatively impacted during our second quarter by the social restrictions and other precautionary measures taken in response to the COVID-19 pandemic. However, as governments began lifting social restrictions, allowing offices of certain health care providers to reopen and certain surgeries and elective medical procedures to proceed, the negative trend in the revenues of certain businesses began to level off and stabilize prior to our third quarter of 2020. Our revenues for the three months ended December 31, 2020 and 2019 were $2,213 million and $2,224 million, respectively, a decrease of $11 million. This decrease of less than 1% represents a continuing improving trend over the decreases in our year-over-year revenues for the three month periods ended June 30, 2020 and September 30, 2020 of 23% and 3%, respectively, and suggests that a recovery is underway. Presuming there continues to be increased availability of effective vaccines and any resurgence of the COVID-19 virus and variant strains thereof do not have a material adverse impact on efforts to contain the COVID-19 virus, the Company anticipates an ongoing, gradual global recovery from the significant macroeconomic and health care impacts of the pandemic that occurred during the first-half of 2020 and anticipates that its affected businesses could return to pre-pandemic levels during 2021. However, the rates of recovery for each business will vary by geography and will be dependent upon, among other things, the availability and effectiveness of vaccines for the COVID-19 virus, government responses, rates of economic recovery, precautionary measures taken by patients and customers, the rate at which remaining social restrictions are lifted and once lifted, the presumption that social restrictions will not be materially reenacted in the event of a resurgence of the virus and other actions taken in response to the COVID-19 pandemic.
The changes in our year over year segment revenues and segment profits, including the impacts of COVID-19 pandemic related matters for 2020, are discussed in further detail in the respective subsequent sections “ — Reportable Segment Revenues and Profits”.

Reportable Segment Revenues and Profits
The following table presents segment revenues, segment revenues as a percentage of total revenues and the year over year changes in segment revenues for 2020 and 2019. The following table also presents segment profits, segment profits as a percentage of segment revenues and the year over year changes in segment profits for 2020 and 2019.

	Years Ended December 31,				Change
	2020		2019		2019 to 2020
(in millions)	Amount	Pct.	Amount	Pct.	Amount	Pct.
Segment Revenue
Bausch + Lomb	$3,415	42%	$3,778	44%	$(363)	(10)%
Salix	1,904	24%	2,022	24%	(118)	(6)%
International	1,181	15%	1,154	13%	27	2%
Solta Medical	253	3%	194	2%	59	30%
Diversified Products	1,274	16%	1,453	17%	(179)	(12)%
Total revenues	$8,027	100%	$8,601	100%	$(574)	(7)%

Segment Profits / Segment Profit Margins
Bausch + Lomb	$909	27%	$1,117	30%	$(208)	(19)%
Salix	1,338	70%	1,349	67%	(11)	(1)%
International	386	33%	352	31%	34	10%
Solta Medical	131	52%	84	43%	47	56%
Diversified Products	814	64%	933	64%	(119)	(13)%
Total segment profit	$3,578	45%	$3,835	45%	$(257)	(7)%
Organic Revenues and Organic Growth Rates (non-GAAP)
The following table presents a reconciliation of GAAP revenues to organic revenues (non-GAAP) and presents organic revenue (Non-GAAP) and the year over year changes in organic revenue (Non-GAAP) for 2020 and 2019 by segment.

	Year Ended December 31, 2020				Year ended December 31, 2019			Change in Organic Revenue
	Revenue as Reported	Changes in Exchange Rates	Acquisition	Organic Revenue (Non-GAAP)	Revenue as Reported	Divestitures and Discontinuations	Organic Revenue (Non-GAAP)
(in millions)								Amount	Pct.
Bausch + Lomb	$3,415	$16	$—	$3,431	$3,778	$(15)	$3,763	$(332)	(9)%
Salix	1,904	—	(13)	1,891	2,022	—	2,022	(131)	(6)%
International	1,181	26	—	1,207	1,154	(4)	1,150	57	5%
Solta Medical	253	(3)	—	250	194	—	194	56	29%
Diversified Products	1,274	—	—	1,274	1,453	(1)	1,452	(178)	(12)%
Total	$8,027	$39	$(13)	$8,053	$8,601	$(20)	$8,581	$(528)	(6)%
Bausch + Lomb Segment:
Bausch + Lomb Segment Revenue
The Bausch + Lomb segment revenue was $3,415 million and $3,778 million for 2020 and 2019, respectively, a decrease of $363 million, or 10%. The decrease was primarily attributable to: (i) a decrease in volume of $353 million, as discussed below, (ii) the unfavorable effect of foreign currencies of $16 million, primarily in Latin America, and (iii) the impact of divestitures and discontinuations of $15 million. These decreases were partially offset by an increase in net realized pricing of $21 million, primarily driven by our Global Consumer business.
The volumes of our Bausch + Lomb were negatively impacted, primarily in Europe, Asia and the U.S., by social restrictions and other precautionary measures taken in response to the COVID-19 pandemic, as previously discussed. The postponement of certain surgical and elective medical procedures related to the COVID-19 pandemic, and associated declines in pre- and post-operative prescriptions, negatively impacted the volumes of our Global Ophthalmology and Global Surgical businesses. The reduction in the consumption of contact lenses worldwide due to limited social interactions and in some regions government recommended use of frames, negatively impacted the volumes of our Global Vision Care business. During our first quarter of 2020, certain customers engaged in “pantry-loading”, which, along with stay-at-home orders, negatively impacted the volumes of our Global Consumer business for our second quarter of 2020. However, as governments began lifting social restrictions, the negative trend in the revenues of these businesses began to level off and stabilize prior to our third quarter of

2020 and continued in the fourth quarter of 2020. Therefore, our revenues for the year 2020 were most impacted by the COVID-19 pandemic in our second quarter of 2020. Presuming the increased availability of effective vaccines, and any resurgence of the COVID-19 virus and variant strains thereof or reenactment of social restrictions are not significant, we anticipate that our affected businesses could possibly return to pre-pandemic levels in 2021.
Bausch + Lomb Segment Profit
The Bausch + Lomb segment profit was $909 million and $1,117 million for 2020 and 2019, respectively, a decrease of $208 million, or 19%. The decrease was primarily driven by the decrease in contribution as a result of social restrictions and other precautionary measures taken in response to the COVID-19 pandemic, as previously discussed, partially offset by lower SG&A expenses.
Salix Segment:
Salix Segment Revenue
The Salix segment revenue was $1,904 million and $2,022 million for 2020 and 2019, respectively, a decrease of $118 million, or 6%. The decrease includes: (i) a decrease in net realized pricing of $96 million, primarily attributable to higher sales deductions for Glumetza® SLX, partially offset by higher gross selling prices for Xifaxan®, and (ii) a decrease in volume of $35 million primarily attributable to the decrease in demand for Apriso® due to LOE. The decrease in revenue was partially offset by sales of our Trulance® product, which we added to our portfolio in March 2019 as part of the acquisition of certain assets of Synergy, of $13 million.
Certain branded pharmaceutical products within our Salix segment were negatively impacted by social restrictions and other precautionary measures taken in response to the COVID-19 pandemic, as previously discussed. Although we experienced COVID-19 pandemic related declines in year-over-year revenues in 2020, Salix segment revenues for the three months ended December 31, 2020 and 2019 were $527 million and $517 million, respectively, an increase of $10 million. This increase of 2% represents a continuing improving trend over the decreases in our year-over-year revenues for the three month periods ended June 30, 2020 and September 30, 2020 of 21% and 10%, respectively, and suggests that a recovery is underway. Presuming the increased availability of effective vaccines, and any resurgence of the COVID-19 virus and variant strains thereof or reenactment of social restrictions are not significant, we anticipate that our affected Salix businesses could possibly return to pre-pandemic levels in 2021.
Salix Segment Profit
The Salix segment profit was $1,338 million and $1,349 million for 2020 and 2019, respectively, a decrease of $11 million, or 1%. The decrease was primarily driven by the decrease in contribution as a result of the decrease in revenue, as previously discussed, partially offset by lower third-party royalty costs. The decrease in segment profit was partially offset by: (i) decreases in SG&A expenses due to: (a) COVID-19 pandemic related matters, as previously discussed, and (b) a charge associated with the termination of a certain co-promotional agreement during 2019 and (ii) the contribution from the sales of our Trulance® product, which we added to our portfolio in March 2019 as part of the acquisition of certain assets of Synergy.
International Segment:
International Segment Revenue
The International segment revenue was $1,181 million and $1,154 million for 2020 and 2019, respectively, an increase of $27 million, or 2%. The increase was primarily attributable to: (i) an increase in net realized pricing of $46 million primarily in Latin America and (ii) an increase in volume of $11 million primarily in Egypt. These increases were partially offset by: (i) the unfavorable effect of foreign currencies of $26 million, primarily in Latin America, and (ii) the impact of divestitures and discontinuations of $4 million.
Certain branded pharmaceutical products, branded generic pharmaceutical products and OTC products within our International segment were negatively impacted by social restrictions and other precautionary measures taken in response to the COVID-19 pandemic. However, presuming the increased availability of effective vaccines, and any resurgence of the COVID-19 virus and variant strains thereof or reenactment of social restrictions are not significant, we anticipate that our affected businesses could possibly return to pre-pandemic levels in 2021.
International Segment Profit
The International segment profit was $386 million and $352 million for 2020 and 2019, respectively, an increase of $34 million, or 10%. The increase was primarily driven by: (i) an increase in contribution primarily due to the increase in revenue, as previously discussed, and (ii) lower selling, advertising and promotion expenses.

Solta Medical Segment:
Solta Medical Segment Revenue
The Solta Medical segment revenue was $253 million and $194 million for 2020 and 2019, respectively, an increase of $59 million, or 30%. The increase was due to: (i) an increase in volume of $50 million, (ii) an increase in net realized pricing of $6 million and (iii) the favorable effect of foreign currencies of $3 million. The increase in volume was primarily due to increased demand for Thermage FLX®, primarily in China.
Solta Medical Segment Profit
The Solta Medical segment profit was $131 million and $84 million for 2020 and 2019, respectively, an increase of $47 million, or 56%. The increase was primarily due to an increase in contribution as a result of the increase in revenue, as previously discussed, partially offset by an increase in selling expense.
Diversified Products Segment:
Diversified Products Segment Revenue
The following table displays the Diversified Products segment revenues by product and product revenues as a percentage of segment revenue for 2020 and 2019.

	Years Ended December 31,				Change
	2020		2019		2019 to 2020
(in millions)	Amount	Pct.	Amount	Pct.	Amount	Pct.
Wellbutrin® Franchise	$271	21%	$244	17%	$27	11%
Aplenzin®	98	8%	83	6%	15	18%
Jublia®	69	5%	67	5%	2	3%
Arestin®	63	5%	87	6%	(24)	(28)%
Ativan® Franchise	50	4%	43	3%	7	16%
Siliq®	39	3%	28	2%	11	39%
Cardizem® Franchise	35	3%	36	2%	(1)	(3)%
Pepcid®	31	2%	2	—%	29	1,450%
Targretin®	31	2%	44	3%	(13)	(30)%
Diastat® Franchise	30	2%	35	2%	(5)	(14)%
Other	529	43%	758	51%	(229)	(30)%
Other revenues	28	2%	26	3%	2	8%
Total Diversified Products revenues	$1,274	100%	$1,453	100%	$(179)	(12)%
The Diversified Products segment revenue was $1,274 million and $1,453 million for 2020 and 2019, respectively, a decrease of $179 million, or 12%. The decrease was driven by: (i) a decrease in volume of $201 million and (ii) the impact of divestitures and discontinuations of $1 million. The decrease was partially offset by an increase in net realized pricing of $23 million due to lower sales deductions and higher gross selling prices, primarily within the Wellbutrin® Franchise, partially offset by higher sales deductions in our medical dermatology products. The decrease in volume was primarily attributable to: (i) the impact of generic competition as certain products in our Neurology and Other and Ortho Dermatologics businesses lost exclusivity, such as Cuprimine®, Migranal®, Syprine®, Isuprel® Xenazine®, Elidel®, Zovirax® and Solodyn® and (ii) the postponement of certain surgeries and elective medical procedures in response to the COVID-19 pandemic primarily impacting our Dentistry business. The decrease in volume was partially offset by an increase in volumes for Pepcid® due to a competitor recall in 2020.
Diversified Products Segment Profit
The Diversified Products segment profit was $814 million and $933 million for 2020 and 2019, respectively, a decrease of $119 million, or 13%. The decrease was primarily driven by the decrease in revenue, partially offset by a decrease in selling and advertising and promotional expenses.

LIQUIDITY AND CAPITAL RESOURCES
Cash Flows
Summarized cash flow information for the years 2021, 2020 and 2019 is as follows:

	Years Ended December 31,			Change
(in millions)	2021	2020	2019	2020 to 2021	2019 to 2020
Net loss	$(937)	$(559)	$(1,783)	$(378)	$1,224
Adjustments to reconcile Net loss to net cash provided by operating activities	2,491	2,036	3,602	455	(1,566)
Cash provided by operating activities before changes in operating assets and liabilities	1,554	1,477	1,819	77	(342)
Changes in operating assets and liabilities	(128)	(366)	(318)	238	(48)
Net cash provided by operating activities	1,426	1,111	1,501	315	(390)
Net cash provided by (used in) investing activities	409	(261)	(419)	670	158
Net cash (used in) provided by financing activities	(1,513)	(2,294)	1,443	781	(3,737)
Effect of exchange rate changes on cash and cash equivalents	(19)	16	(4)	(35)	20
Net increase (decrease) in Cash and cash equivalents and Restricted cash and other settlement deposits	303	(1,428)	2,521	1,731	(3,949)
Cash and cash equivalents and Restricted cash and other settlement deposits, beginning of year	1,816	3,244	723	(1,428)	2,521
Cash and cash equivalents and Restricted cash and other settlement deposits, end of year	$2,119	$1,816	$3,244	$303	$(1,428)
A detailed discussion of the year-over-year changes of the Company’s 2020 results compared with that of 2019 can be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations with Retrospective Segment Changes of the 2020 Form 10-K” in Exhibit 99.1 of our Form 8-K filed on May 4, 2021. There was no impact to such detailed discussion based on the change in reporting segment structure that occurred in 2022.
Operating Activities
Net cash provided by operating activities was $1,426 million and $1,111 million in 2021 and 2020, respectively, an increase of $315 million. The increase was attributable to the year-over-year increases in: (i) Changes in operating assets and liabilities of $238 million and (ii) Cash provided by operating activities before changes in operating assets and liabilities of $77 million.
Cash provided by operating activities before changes in operating assets and liabilities for the years 2021 and 2020 was $1,554 million and $1,477 million, respectively, an increase of $77 million. The increase was primarily attributable to: (i) the positive impacts on our operating results of the recovery from the COVID-19 pandemic and the easing of certain social restrictions, as previously discussed, and (ii) higher insurance recoveries during 2021 as compared to 2020 associated with certain litigation matters. These increases were partially offset by: (i) higher payments of accrued legal settlements during 2021 as compared to 2020, (ii) higher payments for Separation and IPO costs and Separation-related and IPO-related costs during 2021 as compared to 2020 and (iii) the impacts of the non-recurrence of certain profit protection measures taken in 2020 to manage and reduce operating expenses during the COVID-19 pandemic, as previously discussed, which resulted in year-over-year increases in payments primarily for selling expenses and advertising and promotion expenses.
Changes in operating assets and liabilities resulted in a net decrease in cash of $128 million and $366 million in 2021 and 2020, respectively, a favorable change of $238 million. During 2021, Changes in operating assets and liabilities was negatively impacted by: (i) the increase in trade receivables of $229 million, (ii) an increase in inventories of $16 million and (iii) lower interest payable due to the timing of payments of $13 million, partially offset by the positive impact of the timing of other payments in the ordinary course of business of $130 million. During 2020, Changes in operating assets and liabilities was negatively impacted by: (i) the timing of other payments in the ordinary course of business of $495 million and (ii) an increase in inventories of $77 million and was partially offset by: (i) the collection of trade receivables of $170 million and (ii) an increase in accrued interest due to timing of payments of $36 million.
Investing Activities
Net cash provided by investing activities was $409 million in 2021 and was primarily driven by: (i) Proceeds from sale of assets and businesses, net of costs to sell of $669 million, which is primarily attributable to the Amoun Sale and (ii) Settlements from cross-currency swaps of $27 million, partially offset by Purchases of property, plant and equipment of $269 million.

Net cash used in investing activities was $261 million in 2020 and was primarily driven by Purchases of property, plant and equipment of $302 million partially offset by: (i) Interest settlements from cross-currency swaps of $23 million and (ii) Proceeds from sale of assets and businesses, net of costs to sell of $21 million, primarily related to the receipt of a milestone payment associated with a prior year divestiture.
Financing Activities
Net cash used in financing activities during 2021 was $1,513 million and was primarily driven by the repayments of debt of $3,440 million which consisted of: (i) $1,600 million of 7.000% Senior Secured Notes due 2024 as part of the 2021 Refinancing Transactions (as defined below), (ii) the aggregate prepayments of $1,600 million using cash on hand, cash generated from operations and the net proceeds from the Amoun Sale and (iii) the repayment of $240 million previously drawn under our 2023 Revolving Credit Facility. Issuance of long-term debt (net of discounts) of $2,100 million primarily includes: (i) the proceeds of $1,575 million from the issuance of $1,600 million in principal amount of 4.875% Senior Secured Notes due June 2028 and (ii) draw downs of $525 million under our 2023 Revolving Credit Facility which we used primarily to make deposits of approximately $300 million, in the aggregate, into escrow funds under the terms of settlement agreements regarding the Glumetza Antitrust Litigation and to pay interest and other business expenses.
Net cash used in financing activities during 2020 was $2,294 million and was primarily driven by repayments of long-term debt, net of issuances and related discounts, of $2,187 million. These repayments primarily include: (i) $1,240 million of 5.875% Senior Unsecured Notes due 2023 (the “May 2023 Unsecured Notes”), which was previously financed as part of the December 2019 Financing and Refinancing Transactions and (ii) debt repayments of $902 million using cash on hand and cash generated from operations.
See Note 10, “FINANCING ARRANGEMENTS” to our audited Consolidated Financial Statements for further details regarding the financing activities previously described.
Liquidity and Debt
Future Sources of Liquidity
Our primary sources of liquidity are our cash and cash equivalents, cash collected from customers, funds as available from our revolving credit facility, issuances of long-term debt and issuances of equity and equity-linked securities. We believe these sources will be sufficient to meet our current liquidity needs for the next twelve months.
As previously discussed, at the end of 2021, we had substantially completed the internal objectives to facilitate the IPOs and related separation of the B+L and Solta Medical businesses. We continue to monitor market conditions and aim to launch the B+L IPO and the Solta IPO when financial market conditions are favorable (subject to receipt of regulatory, stock exchange and other approvals). However, there can be no assurance as to when we will complete either IPO, if at all. Until such time, we continue to manage these businesses along with our diverse portfolio of gastrointestinal, dermatology, neurology and other therapeutics, with our continued commitment to bring out additional value for our shareholders. Following the B+L IPO, we expect to complete the separation of Bausch + Lomb after the expiry of customary lockups related to the B+L IPO and achievement of targeted debt leverage ratios, subject to the receipt of applicable shareholder and other necessary approvals and market conditions. Nothing in the Form 10-K shall constitute an offer to sell or the solicitation of an offer to buy any securities of the Bausch + Lomb or Solta entities.
The Company regularly evaluates market conditions, its liquidity profile, and various financing alternatives for opportunities to enhance its capital structure. If opportunities are favorable, the Company may refinance or repurchase existing debt or issue equity or equity-linked securities.
Long-term Debt
Long-term debt, net of unamortized premiums, discounts and issuance costs was $22,654 million and $23,925 million as of December 31, 2021 and 2020, respectively. Aggregate contractual principal amounts due under our debt obligations were $22,870 million and $24,185 million as of December 31, 2021 and 2020, respectively, a decrease of $1,315 million. The decrease during 2021 was attributable to the debt repayments previously discussed under “ - Cash Flows - Financing Activities”.
Senior Secured Credit Facilities
On June 1, 2018, the Company and certain of its subsidiaries as guarantors entered into the “Senior Secured Credit Facilities” under the Company’s Fourth Amended and Restated Credit and Guaranty Agreement, as amended by the First Incremental Amendment to the Restated Credit Agreement, dated as of November 27, 2018 (the “Restated Credit Agreement”) with a syndicate of financial institutions and investors as lenders.

The Restated Credit Agreement provides for a revolving credit facility of $1,225 million, which matures on the earlier of June 1, 2023 and the date that is 91 calendar days prior to the scheduled maturity of indebtedness for borrowed money of the Company and Bausch Health Americas, Inc. (“BHA”) in an aggregate principal amount in excess of $1,000 million (the “2023 Revolving Credit Facility”) and term loan facilities of original principal amounts of $4,565 million and $1,500 million, maturing in June 2025 (the “June 2025 Term Loan B Facility”) and November 2025 (the “November 2025 Term Loan B Facility”), respectively. Both the Company and BHA are borrowers under the 2023 Revolving Credit Facility, borrowings under which may be made in U.S. dollars or Canadian dollars (or if an amendment to the Restated Credit Agreement is made to replace LIBOR with an alternative benchmark rate with respect to borrowings under the Revolving Credit Facility denominated in euros, euros).
Current Description of Senior Secured Credit Facilities
Borrowings under the Senior Secured Credit Facilities in U.S. dollars bear interest at a rate per annum equal to, at the Company's option, either: (i) a base rate determined by reference to the highest of: (a) the prime rate (as defined in the Restated Credit Agreement), (b) the federal funds effective rate plus 1/2 of 1.00% or (c) the eurocurrency rate (as defined in the Restated Credit Agreement) for a period of one month plus 1.00% (or if such eurocurrency rate shall not be ascertainable, 1.00%) or (ii) a eurocurrency rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs (provided however, that the eurocurrency rate shall at no time be less than 0.00% per annum), in each case plus an applicable margin.
Borrowings under the 2023 Revolving Credit Facility in euros, when available, are expected to bear interest at a term benchmark rate determined by reference to the costs of funds for euro deposits for the interest period relevant to such borrowing (provided however, that the eurocurrency rate is at no time expected to be less than 0.00% per annum), plus an applicable margin.
Borrowings under the 2023 Revolving Credit Facility in Canadian dollars bear interest at a rate per annum equal to, at the Company's option, either: (i) a prime rate determined by reference to the higher of: (a) the rate of interest last quoted by The Wall Street Journal as the “Canadian Prime Rate” or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Bank of Canada as its prime rate and (b) the 1 month BA rate (as defined below) calculated daily plus 1.00% (provided however, that the prime rate shall at no time be less than 0.00%) or (ii) the bankers’ acceptance rate for Canadian dollar deposits in the Toronto interbank market (the “BA rate”) for the interest period relevant to such borrowing (provided however, that the BA rate shall at no time be less than 0.00% per annum), in each case plus an applicable margin.
Subject to certain exceptions and customary baskets set forth in the Restated Credit Agreement, the Company is required to make mandatory prepayments of the loans under the Senior Secured Credit Facilities under certain circumstances, including from: (i) 100% of the net cash proceeds of insurance and condemnation proceeds for property or asset losses (subject to reinvestment rights, decrease based on leverage ratios and net proceeds threshold), (ii) 100% of the net cash proceeds from the incurrence of debt (other than permitted debt as described in the Restated Credit Agreement), (iii) 50% of Excess Cash Flow (as defined in the Restated Credit Agreement) subject to decrease based on leverage ratios and subject to a threshold amount and (iv) 100% of net cash proceeds from asset sales (subject to reinvestment rights, decrease based on leverage ratios and net proceeds threshold). These mandatory prepayments may be used to satisfy future amortization.
The applicable interest rate margins for the June 2025 Term Loan B Facility and the November 2025 Term Loan B Facility are 2.00% and 1.75%, respectively, with respect to base rate and prime rate borrowings and 3.00% and 2.75%, respectively, with respect to eurocurrency rate and BA rate borrowings. As of December 31, 2021, the stated rates of interest on the Company’s borrowings under the June 2025 Term Loan B Facility and the November 2025 Term Loan B Facility were 3.09% and 2.84% per annum, respectively.
The amortization rate for both the June 2025 Term Loan B Facility and the November 2025 Term Loan B Facility is 5.00% per annum. The Company may direct that prepayments be applied to such amortization payments in order of maturity. As of December 31, 2021, there were no remaining mandatory quarterly amortization payments for the Senior Secured Credit Facilities.
The applicable interest rate margins for borrowings under the 2023 Revolving Credit Facility are 1.50% - 2.00% with respect to base rate or prime rate borrowings and 2.50% - 3.00% with respect to eurocurrency rate or BA rate borrowings.  As of December 31, 2021, the stated rate of interest on the 2023 Revolving Credit Facility was 2.84% per annum. As of December 31, 2021, the Company had $285 million outstanding borrowings, $54 million of issued and outstanding letters of credit, and remaining availability of $886 million under its 2023 Revolving Credit Facility. In addition, the Company is required to pay commitment fees of 0.25% - 0.50% per annum with respect to the unutilized commitments under the 2023 Revolving Credit Facility, payable quarterly in arrears. The Company also is required to pay: (i) letter of credit fees on the maximum amount available to be drawn under all outstanding letters of credit in an amount equal to the applicable margin on eurocurrency rate borrowings under the 2023 Revolving Credit Facility on a per annum basis, payable quarterly in arrears, (ii) customary fronting fees for the issuance of letters of credit and (iii) agency fees.
The Restated Credit Agreement permits the incurrence of incremental credit facility borrowings, up to the greater of $1,000 million and 28.5% of Consolidated Adjusted EBITDA (non-GAAP) (as defined in the Restated Credit Agreement), subject to customary terms and conditions, as well as the incurrence of additional incremental credit facility borrowings subject to, in the case of secured debt, a secured leverage ratio of not greater than 3.50:1.00, and, in the case of unsecured debt, either a total leverage ratio of not greater than 6.50:1.00 or an interest coverage ratio of not less than 2.00:1.00.
Senior Secured Notes
The Senior Secured Notes are guaranteed by each of the Company’s subsidiaries that is a guarantor under the Restated Credit Agreement and existing Senior Unsecured Notes (together, the “Note Guarantors”). The Senior Secured Notes and the guarantees related thereto are senior obligations and are secured, subject to permitted liens and certain other exceptions, by the same first priority liens that secure the Company’s obligations under the Restated Credit Agreement under the terms of the indentures governing the Senior Secured Notes.
The Senior Secured Notes and the guarantees rank equally in right of repayment with all of the Company’s and Note Guarantors’ respective existing and future unsubordinated indebtedness and senior to the Company’s and Note Guarantors’ respective future subordinated indebtedness. The Senior Secured Notes and the guarantees related thereto are effectively pari passu with the Company’s and the Note Guarantors’ respective existing and future indebtedness secured by a first priority lien on the collateral securing the Senior Secured Notes and effectively senior to the Company’s and the Note Guarantors’ respective existing and future indebtedness that is unsecured, including the existing Senior Unsecured Notes, or that is secured by junior liens, in each case to the extent of the value of the collateral. In addition, the Senior Secured Notes are structurally subordinated to: (i) all liabilities of any of the Company’s subsidiaries that do not guarantee the Senior Secured Notes and (ii) any of the Company’s debt that is secured by assets that are not collateral.
Upon the occurrence of a change in control (as defined in the indentures governing the Senior Secured Notes), unless the Company has exercised its right to redeem all of the notes of a series, holders of the Senior Secured Notes may require the Company to repurchase such holder’s notes, in whole or in part, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest.
The aggregate principal amount of our Senior Secured Notes as of December 31, 2021 and 2020 was $3,850 million and $4,250 million, respectively, a decrease of $400 million representing the prepayment of $400 million 7.00% Senior Secured Notes due 2024 using cash on hand and cash generated from operations during 2021. Additionally, in June 2021, we accessed the credit markets and completed a series of transactions, whereby we: (i) extended $1,600 million in aggregate maturities of certain debt obligations due to mature in 2024 out to 2028 and (ii) refinanced $1,600 million in aggregate of existing 7.00% Senior Secured Notes due 2024 with $1,600 million in aggregate of 4.875% Senior Secured Notes due 2028 (the “2021 Refinancing Transactions”).
Senior Unsecured Notes
The Senior Unsecured Notes issued by the Company are the Company’s senior unsecured obligations and are jointly and severally guaranteed on a senior unsecured basis by each of its subsidiaries that is a guarantor under the Senior Secured Credit Facilities. The Senior Unsecured Notes issued by BHA are senior unsecured obligations of BHA and are jointly and severally guaranteed on a senior unsecured basis by the Company and each of its subsidiaries (other than BHA) that is a guarantor under the Senior Secured Credit Facilities. Future subsidiaries of the Company and BHA, if any, may be required to guarantee the Senior Unsecured Notes.
If the Company experiences a change in control, the Company may be required to make an offer to repurchase each series of Senior Unsecured Notes, in whole or in part, at a purchase price equal to 101% of the aggregate principal amount of the Senior Unsecured Notes repurchased, plus accrued and unpaid interest.
The aggregate principal amount of our Senior Unsecured Notes as of December 31, 2021 and 2020 was $14,900 million and $15,500 million, respectively, a decrease of $600 million, representing the prepayment of $600 million 6.125% Senior Unsecured Notes due 2025 (the “6.125% Notes due 2025”) using cash on hand and cash generated from operations during 2021.
Covenant Compliance
Any inability to comply with the covenants under the terms of our Restated Credit Agreement, Senior Secured Notes indentures or Senior Unsecured Notes indentures could lead to a default or an event of default for which we may need to seek relief from our lenders and noteholders in order to waive the associated default or event of default and avoid a potential acceleration of the related indebtedness or cross-default or cross-acceleration to other debt. There can be no assurance that we would be able to obtain such relief on commercially reasonable terms or otherwise and we may be required to incur significant additional costs. In addition, the lenders under our Restated Credit Agreement, holders of our Senior Secured Notes and holders of our Senior Unsecured Notes may impose additional operating and financial restrictions on us as a condition to granting any such waiver.
Since 2017 through the date of this filing, the Company completed several actions which included repaying debt with proceeds from divestitures and cash flows from operations, as well as refinancing debt with near term maturities. These actions have reduced the Company’s debt balance and positively affected the Company’s ability to comply with its financial maintenance covenant. As of December 31, 2021, the Company was in compliance with the financial maintenance covenant related to its outstanding debt. The Company, based on its current forecast for the next twelve months from the date of issuance of this Form 10-K, expects to remain in compliance with the financial maintenance covenant and meet its debt service obligations over that same period.
The Company continues to take steps to improve its operating results to ensure continual compliance with its financial maintenance covenant and take other actions to reduce its debt levels to align with the Company’s long-term strategy. The Company may consider taking other actions, including divesting other businesses, refinancing debt and issuing equity or equity-linked securities including secondary offerings of the common stock of Bausch + Lomb and Solta Medical, as deemed appropriate, to provide additional coverage in complying with the financial maintenance covenant and meeting its debt service obligations.
The Senior Notes and Secured Notes are guaranteed by a substantial portion of the Company’s subsidiaries. On a non-consolidated basis, the non-guarantor subsidiaries had total assets of $2,161 million and $2,442 million and total liabilities of $942 million and $1,804 million as of December 31, 2021 and 2020, respectively. On a non-consolidated basis, the non-guarantor subsidiaries had revenues of $1,755 million and $1,320 million for 2021 and 2020, respectively. On a non-consolidated basis, the non-guarantor subsidiaries had operating income of $116 million for 2021 and an operating loss of $38 million for 2020.
Focus on Capitalization of the Post-separation Entities
In connection with the B+L Separation and Solta IPO, we have emphasized that it is important that the post-separation entities be well-capitalized, with appropriate leverage and with access to additional capital, if and when needed, to provide each entity with the ability to independently allocate capital to areas that will strengthen their own competitive positions in their respective lines of business and position each entity for sustainable growth. Therefore, we see the appropriate capitalization and leverage of these businesses post-separation as a key to bringing out the maximum value across our portfolio of assets and, it is a primary objective of our plan of separation.
On January 18, 2022, in connection with the anticipated B+L IPO and Solta IPO, the Company issued conditional notices of redemption to redeem in full all of its outstanding 6.125% Notes due 2025 and to redeem $370 million aggregate principal amount of its outstanding 9.000% Notes due 2025. The redemption and discharge of the indenture governing the 6.125% Notes due 2025 will be conditioned upon the completion of the Credit Agreement Refinancing, as defined below. The redemption of the 9.000% Notes due 2025 will be conditioned upon the receipt of aggregate gross proceeds from the B+L IPO, the B+L Debt Financing as defined below, the Credit Agreement Refinancing and the offering of the February 2027 Secured Notes, as defined below, of at least $7,000 million. The foregoing redemptions are subject to the conditions described above, and there can be no assurance that such conditions will be satisfied and that such redemptions will occur.
On January 18, 2022, the Company announced its intention to refinance its existing Restated Credit Agreement with an amended Restated Credit Agreement (the “New Restated Credit Agreement” and such refinancing, the “Credit Agreement Refinancing”). The New Restated Credit Agreement is expected to consist of approximately $2,500 million of term B loans and a $975 million revolving credit facility. The Credit Agreement Refinancing is expected to occur only upon completion of the B+L IPO and a related debt financing by Bausch + Lomb (the “B+L Debt Financing”). At the time of the B+L IPO, the Credit Agreement Refinancing will provide that Bausch + Lomb initially be a “restricted” subsidiary subject to the terms of the Credit Agreement covenants, however the Credit Agreement Refinancing is expected to permit the Company to designate Bausch + Lomb as an “unrestricted” subsidiary under the New Restated Credit Agreement covenants upon achievement of a 7.6x pro forma “Remainco Total Leverage Ratio.” Such designation could take place at any time after the B+L IPO (including as soon as the closing of the B+L IPO). The Credit Agreement Refinancing is designed to facilitate the separation and distribution of Bausch + Lomb. The Credit Agreement Refinancing will not be consummated until completion of the B+L IPO and related B+L Debt Financing. There can be no assurance that the Credit Agreement Refinancing will occur on the terms described above, or at all.

On February 10, 2022, the Company issued $1,000 million aggregate principal amount of 6.125% Senior Secured Notes due February 2027 (the “February 2027 Secured Notes”). The February 2027 Secured Notes accrue interest at a rate of 6.125% per year, payable semi-annually in arrears on each February and August. The February 2027 Secured Notes are redeemable at the option of the Company, in whole or in part, at any time on or after February 2024, at the redemption prices set forth in the indenture. The Company may redeem some or all of the February 2027 Secured Notes prior to February 2024 at a price equal to 100% of the principal amount thereof plus a “make-whole” premium. Prior to February 2024, the Company may redeem up to 40% of the aggregate principal amount of the February 2027 Secured Notes using the proceeds of certain equity offerings at the redemption price set forth in the indenture. If the B+L IPO does not occur on or prior to August 15, 2022, the Company will be required to redeem the February 2027 Secured Notes at such time at a redemption price equal to the issue price of the February 2027 Secured Notes plus accrued and unpaid interest.
Weighted Average Interest Rate
The weighted average stated rate of interest of the Company's debt as of December 31, 2021 and 2020 was 5.88% and 6.02%, respectively.
See Note 10, “FINANCING ARRANGEMENTS” and Note 23, “SUBSEQUENT EVENTS” to our audited Consolidated Financial Statements for further details.
Credit Ratings
During 2021, Moody's, Standard & Poor's and Fitch maintained our credit ratings but changed our outlook from Stable to Negative. As of February 23, 2022, the credit ratings and outlook from Moody's, Standard & Poor's and Fitch for certain outstanding obligations of the Company were as follows:

Rating Agency	Corporate Rating	Senior Secured Rating	Senior Unsecured Rating	Outlook
Moody’s	B2	Ba2/Ba3	B3	Negative
Standard & Poor’s	B+	BB	B	Negative
Fitch	B	BB	B	Negative
As a part of the financing transactions launched in January 2022 discussed above, Moody’s assigned a Ba3 rating to the $2,500 million of term B loans and the $975 million revolving credit facility as anticipated by the Credit Agreement Refinancing and to the newly issued February 2027 Secured Notes. The Ba3 rating is one notch lower than Moody’s rating of Ba2 for our existing senior secured debt. As the Credit Agreement Refinancing will not be consummated until completion of the B+L IPO and related B+L Debt Financing, there can be no assurance that the Credit Agreement Refinancing will occur on the terms described above, or at all. Should the Credit Agreement Refinancing be completed as described above, Moody's anticipates downgrading its ratings on our existing senior secured notes to Ba3 from Ba2, consistent with the Ba3 rating assigned to the $2,500 million of term B loans and the $975 million revolving credit facility as anticipated by the Credit Agreement Refinancing and to the newly issued February 2027 Secured Notes.
Any downgrade in our corporate credit ratings or other credit ratings may increase our cost of borrowing and may negatively impact our ability to raise additional debt capital.
OFF-BALANCE SHEET ARRANGEMENTS AND CONTRACTUAL OBLIGATIONS
We have no off-balance sheet arrangements that have a material current effect or that are reasonably likely to have a material future effect on our results of operations, financial condition, capital expenditures, liquidity, or capital resources.
Our other future cash requirements relate to working capital, capital expenditures, business development transactions (contingent consideration), restructuring, integration, separation and IPO costs, benefit obligations and litigation settlements. In addition, we may use cash to enter into licensing arrangements and/or to make strategic acquisitions. We are considering further acquisition opportunities within our core therapeutic areas, some of which could be sizable.
In addition to our working capital requirements, as of December 31, 2021, we expect our primary cash requirements for 2022 to include:
•Debt repayments and interest payments—On February 11, 2022, we repaid $285 million representing all amounts outstanding under our 2023 Revolving Credit Facility as of December 31, 2021, and, therefore as a result of prepayments and a series of refinancing transactions we have reduced and extended the maturities of a substantial portion of our long-term debt and have no debt maturities until 2025 (other than our obligation to redeem the February 2027 Secured Notes if the B+L IPO does not occur on or prior to August 15, 2022 as discussed above) and have no mandatory amortization payments. Based on our debt portfolio as of December 31, 2021, which does not reflect changes in our capitalization in connection with the B+L Separation and the Solta IPO if and when they occur, we anticipate making interest payments of approximately $1,350 million during 2022. Further, in connection with the conditional notices of redemption discussed above, we anticipate: (i) redeeming in full all of our outstanding 6.125% Notes due 2025 conditioned upon the completion of the Credit Agreement Refinancing, as discussed above, and (ii) redeeming $370 million aggregate principal amount of our 9.000% Notes due 2025 conditioned upon the receipt of aggregate gross proceeds from the B+L IPO, the B+L Debt Financing, the Credit Agreement Refinancing and the February 2027 Secured Notes of at least $7,000 million, as discussed above. The foregoing redemptions are subject to the conditions described above, and there can be no assurance that such conditions will be satisfied and that such redemptions will occur. We may also elect to make additional principal payments under certain circumstances. Further, in the ordinary course of business, we may borrow and repay additional amounts under our credit facilities using cash on hand, cash generated from operations and cash provided from the sale of common stock and additional debt financings in connection with the B+L Separation and the Solta IPO;
•IT Infrastructure Investment—We expect to make payments of approximately $65 million for licensing, maintenance and capitalizable costs associated with our IT infrastructure improvement projects during 2022;
•Capital expenditures—We expect to make payments of approximately $275 million for property, plant and equipment during 2022;
•Contingent consideration payments—We expect to make contingent consideration and other development/approval/sales-based milestone payments of approximately $64 million during 2022;
•Restructuring and integration payments—We expect to make payments of $8 million during 2022 for employee separation costs and lease termination obligations associated with restructuring and integration actions we have taken through December 31, 2021;
•Benefit obligations—We expect to make aggregate payments under our pension and postretirement obligations of $13 million during 2022. See Note 11, “PENSION AND POSTRETIREMENT EMPLOYEE BENEFIT PLANS” to our audited Consolidated Financial Statements for further details of our benefit obligations; and
•Litigation Payments—In the ordinary course of business, the Company is involved in litigation, claims, government inquiries, investigations, charges and proceedings. As of December 31, 2021, the Company's Consolidated Balance Sheet includes accrued current loss contingencies of $1,890 million related to matters which are both probable and reasonably estimable, of which $1,567 million, has been paid or is expected to be payable during 2022; however, no assurance can be provided as to when such amount will be payable, if at all. The amounts which can be expected to be payable during 2022 include among other agreements to resolve:
U.S. Securities Litigation for $1,210 million - The Company reached an agreement to resolve the U.S. Securities Litigation for $1,210 million. Final court approval of this settlement was granted in January 2021 but is subject to an objector's appeal of the Court's final approval order. The settlement resolves and discharges all claims against the Company in the class action. As part of the settlement, the Company and the other settling defendants admitted no liability as to the claims against them and deny all allegations of wrongdoing. This settlement resolves the most significant of the Company's remaining legacy legal matters and eliminates a material uncertainty regarding our Company. As of December 31, 2021, Restricted cash and other settlement deposits includes $1,210 million of payments into an escrow fund under the terms of a settlement agreement regarding the U.S. Securities Litigation.
Glumetza Antitrust Litigation for $300 million - On September 14, 2021, the Company executed a final settlement agreement to resolve the class plaintiffs’ claims in the Glumetza Antitrust Litigation for $300 million, subject to court approval. On February 3, 2022, the court granted final approval of the class settlement and ordered dismissal of the class plaintiffs’ claims. Subject to appeal of the final approval of the class settlement, the settlement will resolve and discharge all asserted class claims against the Company. As part of the settlement, the Company admitted no liability as to the claims against it and denied all allegations of wrongdoing. As of December 31, 2021, Restricted cash and other settlement deposits includes approximately $300 million of payments into an escrow fund under the terms of a settlement agreement regarding the class plaintiffs' claims in the Glumetza Antitrust Litigation.
See Note 20, “LEGAL PROCEEDINGS” to our audited interim Consolidated Financial Statements for further details of these and other matters. Our ability to successfully defend the Company against pending and future litigation may impact future cash flows.

Future Costs of B+L Separation and Solta IPO
The Company has incurred, and will incur, costs associated with activities to complete the B+L Separation and the Solta IPO. These activities include the costs of: (i) separating the Bausch + Lomb and the Solta Medical businesses from the remainder of the Company and (ii) registering the Bausch + Lomb and the Solta Medical businesses as independent publicly traded entities. Separation and IPO costs are incremental costs directly related to the B+L Separation and Solta IPO and include, but are not limited to: (i) legal, audit and advisory fees, (ii) talent acquisition costs and (iii) costs associated with establishing new boards of directors and related board committees for the Bausch + Lomb and Solta Medical entities. The Company has also incurred, and will incur, Separation-related and IPO-related costs which are incremental costs indirectly related to the B+L Separation and Solta IPO. These costs include, but are not limited to: (i) IT infrastructure and software licensing costs, (ii) rebranding costs and (iii) costs associated with facility relocation and/or modification. The extent and timing of future charges for these costs cannot be reasonably estimated at this time and could be material.
Future Cost Savings Programs
We continue to evaluate opportunities to improve our operating results and may initiate additional cost savings programs to streamline our operations and eliminate redundant processes and expenses. These cost savings programs may include, but are not limited to: (i) reducing headcount, (ii) eliminating real estate costs associated with unused or under-utilized facilities and (iii) implementing contribution margin improvement and other cost reduction initiatives. The expenses associated with the implementation of these cost savings programs could be material and may impact our cash flows.
Future Licensing Payments
In the ordinary course of business, the Company may enter into select licensing and collaborative agreements for the commercialization and/or development of unique products primarily in the U.S. and Canada. In connection with these agreements, the Company may pay an upfront fee to secure the agreement. See Note 3, “ACQUISITIONS, LICENSING AGREEMENTS AND DIVESTITURE” to our audited Consolidated Financial Statements. Payments associated with the upfront fee for these agreements cannot be reasonably estimated at this time and could be material.
Unrecognized Tax Benefits
As of December 31, 2021, the Company had unrecognized tax benefits totaling $104 million which are expected to be realized within the next twelve months.
OUTSTANDING SHARE DATA
Our common shares are listed on the TSX and the NYSE under the ticker symbol “BHC”.
At February 17, 2022, we had 359,646,496 issued and outstanding common shares. In addition, as of February 17, 2022, we had 8,734,135 stock options and 5,150,139 time-based restricted share units (“RSUs”) that each represent the right of a holder to receive one of the Company’s common shares, and 2,625,722 performance-based RSUs that represent the right of a holder to receive a number of the Company's common shares up to a specified maximum. A maximum of 3,937,844 common shares could be issued upon vesting of the performance-based RSUs outstanding.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Our business and financial results are affected by fluctuations in world financial markets, including the impacts of foreign currency exchange rate and interest rate movements. We evaluate our exposure to such risks on an ongoing basis, and seek ways to manage these risks to an acceptable level, based on management’s judgment of the appropriate trade-off between risk, opportunity and cost. We may use derivative financial instruments from time to time as a risk management tool and not for trading or speculative purposes.
Inflation; Seasonality
We are subject to price control restrictions on our pharmaceutical products in a number of countries in which we now operate. As a result, our ability to raise prices in a timely fashion in anticipation of inflation may be limited in some markets.
Historically, revenues from our business tend to be weighted toward the second half of the year. Sales in the first quarter tend to be lower as patient co-pays and deductibles reset at the beginning of each year.  Sales in the fourth quarter tend to be higher based on consumer and customer purchasing patterns associated with health care reimbursement programs. However, there are no assurances that these historical trends will continue in the future.

Foreign Currency Risk
In 2021, a majority of our revenue and expense activities and capital expenditures were denominated in U.S. dollars.  We have exposure to multiple foreign currencies, including, among others, the Euro, Chinese yuan, Polish zloty, Canadian dollar and Mexican peso. Our operations are subject to risks inherent in conducting business abroad, including price and currency exchange controls and fluctuations in the relative values of currencies. In addition, to the extent that we require, as a source of debt repayment, earnings and cash flows from some of our operations located in foreign countries, we are subject to risk of changes in the value of the U.S. dollar, relative to all other currencies in which we operate, which may materially affect our results of operations. Where possible, we manage foreign currency risk by managing same currency revenues in relation to same currency expenses. Further strengthening of the U.S. dollar and/or further devaluation of foreign currencies will have a negative impact on our reported revenue and reported results. As of December 31, 2021, a 1% change in foreign currency exchange rates would have impacted our shareholders’ deficit by approximately $39 million.
As of December 31, 2021, the unrealized foreign exchange gain on the translation of the remaining principal amount of U.S. denominated senior secured and unsecured notes was $285 million, for Canadian income tax purposes. Additionally, as of December 31, 2021, the unrealized foreign exchange loss on certain intercompany balances was equal to $197 million. One-half of any realized foreign exchange gain or loss will be included in our Canadian taxable income. Any resulting gain will result in a corresponding reduction in our available Canadian Losses, Scientific Research and Experimental Development Pool, and/or Investment Tax Credit carryforward balances. However, the repayment of the senior notes and the intercompany loans denominated in U.S. dollars does not result in a foreign exchange gain or loss being recognized in our Consolidated Financial Statements, as these statements are prepared in U.S. dollars.
Interest Rate Risk
We currently do not hold financial instruments for speculative purposes. Our financial assets are not subject to significant interest rate risk due to their short duration. The primary objective of our policy for the investment of temporary cash surpluses is the protection of principal, and accordingly, we generally invest in high quality, money market investments and time deposits with varying maturities, but typically less than three months. As it is our intent and policy to hold these investments until maturity, we do not have a material exposure to interest rate risk.
As of December 31, 2021, we had $18,762 million and $4,108 million principal amount of issued fixed rate debt and variable rate debt, respectively. The estimated fair value of our issued fixed rate debt as of December 31, 2021 was $18,599 million. If interest rates were to increase by 100 basis-points, the fair value of our issued fixed rate debt would decrease by approximately $561 million. If interest rates were to decrease by 100 basis-points, the fair value of our issued fixed rate debt would increase by approximately $478 million. We are subject to interest rate risk on our variable rate debt as changes in interest rates could adversely affect earnings and cash flows. A 100 basis-points increase in interest rates, would have an annualized pre-tax effect of approximately $41 million in our Consolidated Statements of Operations and Consolidated Statements of Cash Flows, based on current outstanding borrowings and effective interest rates on our variable rate debt. While our variable-rate debt may impact earnings and cash flows as interest rates change, it is not subject to changes in fair value.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
Critical accounting policies and estimates are those policies and estimates that are most important and material to the preparation of our Consolidated Financial Statements, and which require management’s most subjective and complex judgments due to the need to select policies from among alternatives available, and to make estimates about matters that are inherently uncertain. We base our estimates on historical experience and other factors that we believe to be reasonable under the circumstances. On an ongoing basis, we review our estimates to ensure that these estimates appropriately reflect changes in our business and new information as it becomes available. If historical experience and other factors we use to make these estimates do not reasonably reflect future activity, our results of operations and financial condition could be materially impacted.
Revenue Recognition
The Company’s revenues are primarily generated from product sales, primarily in the therapeutic areas of eye-health, GI and dermatology that consist of: (i) branded pharmaceuticals, (ii) generic and branded generic pharmaceuticals, (iii) OTC products and (iv) medical devices (contact lenses, intraocular lenses, ophthalmic surgical equipment and aesthetics devices). Other revenues include alliance and service revenue from the licensing and co-promotion of products and contract service revenue primarily in the areas of dermatology and topical medication.

The Company recognizes revenue when the customer obtains control of promised goods or services and in an amount that reflects the consideration to which the Company expects to be entitled to receive in exchange for those goods or services. To achieve this core principle, the Company applies the five-step revenue model to contracts within its scope: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation.
As is customary in the pharmaceutical industry, gross product sales are subject to a variety of deductions in arriving at reported net product sales. The transaction price for product sales is typically adjusted for variable consideration, which may be in the form of cash discounts, allowances, returns, rebates, chargebacks and distribution fees paid to customers. Provisions for variable consideration are established to reflect the Company’s best estimates of the amount of consideration to which it is entitled based on the terms of the contract. The amount of variable consideration included in the transaction price may be constrained, and is included in the net sales price only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue recognized will not occur in the future period.
Provisions for these deductions are recorded concurrently with the recognition of gross product sales revenue and include cash discounts and allowances, chargebacks, and distribution fees, which are paid to direct customers, as well as rebates and returns, which can be paid to direct and indirect customers.
The development and application of the critical accounting policies associated with the revenue recognition guidance, including the policies associated with each of our product sales provisions and the table showing the activity and ending balances for our product sales provisions, are discussed in more detail in Note 2, “SIGNIFICANT ACCOUNTING POLICIES” to our audited Consolidated Financial Statements.
Acquisition-Related Contingent Consideration
Some of the business combinations that we have consummated include contingent consideration to be potentially paid based upon the occurrence of future events, such as sales performance and the achievement of certain future development, regulatory and sales milestones. Acquisition-related contingent consideration associated with a business combination is initially recognized at fair value and remeasured each reporting period, with changes in fair value recorded in the Consolidated Statements of Operations. The estimates of fair value involve the use of acceptable valuation methods, such as probability-weighted discounted cash flow analysis and Monte Carlo Simulation (when appropriate), and contain uncertainties as they require assumptions about the likelihood of achieving specified milestone criteria, projections of future financial performance and assumed discount rates. Changes in the fair value of the acquisition-related contingent consideration result from several factors including changes in the timing and amount of revenue estimates, changes in probability assumptions with respect to the likelihood of achieving specified milestone criteria and changes in discount rates. A change in any of these assumptions could produce a different fair value, which could have a material impact on our results of operations. At December 31, 2021, the fair value measurements of acquisition-related contingent consideration were determined using risk-adjusted discount rates ranging from 6% to 18%.
Intangible Assets
We evaluate potential impairments of amortizable intangible assets acquired through asset acquisitions or business combinations if events or changes in circumstances indicate that the carrying amounts of these assets may not be recoverable. Our evaluation is based on an assessment of potential indicators of impairment, such as:
•an adverse change in legal factors or in the business climate that could affect the value of an asset. For example, a successful challenge of our patent rights resulting in earlier than expected generic competition;
•an adverse change in the extent or manner in which an asset is used or is expected to be used. For example, a decision not to pursue a product line-extension strategy to enhance an existing product due to changes in market conditions and/or technological advances; or
•current or forecasted reductions in revenue, operating income, or cash flows associated with the use of an asset. For example, the introduction of a competing product that results in a significant loss of market share.
Impairment exists when the carrying value of the asset exceeds the related estimated undiscounted future cash flows expected to be derived from the asset, which include the amount and timing of the projected future cash flows. If impairment exists, the carrying value of the asset is adjusted to its fair value. A discounted cash flow analysis is typically used to determine an asset's fair value, using estimates and assumptions that market participants would apply. Some of the estimates and assumptions inherent in a discounted cash flow model include the amount and timing of the projected future cash flows, and the discount rate used to reflect the risks inherent in the future cash flows. A change in any of these estimates and assumptions could produce a different fair value, which could have a material impact on our results of operations. In addition, an intangible asset’s expected useful life can increase estimation risk, as longer-lived assets necessarily require longer-term cash flow forecasts, which for some of our intangible assets can be up to 20 years. In connection with an impairment evaluation, we also reassess the remaining useful life of the intangible asset and modify it, as appropriate.
Management continually assesses the useful lives of the Company's long-lived assets.
Indefinite-lived intangible assets, including Acquired in-process research and development and the B&L corporate trademark, are tested for impairment annually, or more frequently if events or changes in circumstances between annual tests indicate that the asset may be impaired. Impairment losses on indefinite-lived intangible assets are recognized based solely on a comparison of their fair value to carrying value, without consideration of any recoverability test. In particular, we will continue to monitor closely the progression of our R&D programs as their likelihood of success is contingent upon the achievement of future milestones. See Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview — Focus on Core Business” for additional information regarding our R&D programs.
Goodwill
Goodwill is not amortized but is tested for impairment at least annually on October 1st at the reporting unit level. A reporting unit is the same as, or one level below, an operating segment. The Company performs its annual impairment test by first assessing qualitative factors. Where the qualitative assessment suggests that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, a quantitative fair value test is performed for that reporting unit (Step 1).
The fair value of a reporting unit refers to the price that would be received to sell the unit as a whole in an orderly transaction between market participants. The Company estimates the fair values of a reporting unit using a discounted cash flow model which utilizes Level 3 unobservable inputs. The discounted cash flow model relies on assumptions regarding revenue growth rates, gross profit, projected working capital needs, selling, general and administrative expenses, research and development expenses, capital expenditures, income tax rates, discount rates and terminal growth rates. To estimate fair value, the Company discounts the forecasted cash flows of each reporting unit. The discount rate the Company uses represents the estimated weighted average cost of capital, which reflects the overall level of inherent risk involved in its reporting unit operations and the rate of return a market participant would expect to earn. The quantitative fair value test is performed utilizing long-term growth rates and discount rates applied to the estimated cash flows in estimation of fair value. To estimate cash flows beyond the final year of its model, the Company estimates a terminal value by applying an in-perpetuity growth assumption and discount factor to determine the reporting unit's terminal value.
To forecast a reporting unit's cash flows the Company takes into consideration economic conditions and trends, estimated future operating results, management's and a market participant's view of growth rates and product lives, and anticipates future economic conditions. Revenue growth rates inherent in these forecasts are based on input from internal and external market research that compare factors such as growth in global economies, recent industry trends and product life-cycles. Macroeconomic factors such as changes in economies, changes in the competitive landscape including the unexpected LOE to the Company's product portfolio, changes in government legislation, product life-cycles, industry consolidations and other changes beyond the Company’s control could have a positive or negative impact on achieving its targets. Accordingly, if market conditions deteriorate, or if the Company is unable to execute its strategies, it may be necessary to record impairment charges in the future.
2019 Annual Goodwill Impairment Test
The Company conducted its annual goodwill impairment test as of October 1, 2019 by first assessing qualitative factors. Where the qualitative assessment suggested that it was more likely than not that the fair value of a reporting unit was less than its carrying amount, a quantitative fair value test was performed for that reporting unit. In each quantitative fair value test performed, the fair value was greater than the carrying value of the reporting unit. As a result, there was no impairment to the goodwill of any reporting unit.
2020 Interim Goodwill Impairment Assessment
During the interim periods of 2020, after giving consideration to the nature and timing of the negative impacts of the COVID-19 pandemic on the Company's forecasted cash flows, with the exception of the Ortho Dermatologics reporting unit, no events occurred, or circumstances changed that would indicate that the fair value of any other reporting unit might be below its carrying value and therefore, no impairments were recorded.
During the three months ended March 31, 2020 and June 30, 2020, the operating results for the Ortho Dermatologics reporting unit were less than forecasted primarily due to certain products experiencing longer launch cycles than originally anticipated as a result of the COVID-19 pandemic. The Company revised its long-term forecasts as of March 31, 2020 and as of

June 30, 2020 for these matters. Management believed that these events were indicators that there was less headroom as of March 31, 2020 and June 30, 2020 as compared to the headroom calculated on the date the Ortho Dermatologics reporting unit goodwill was previously tested for impairment. Therefore, a quantitative fair value test for impairment to the goodwill of the Ortho Dermatologics reporting unit was performed at March 31, 2020 and at June 30, 2020. Based on the quantitative fair value tests, the fair value of the Ortho Dermatologics reporting unit continued to be greater than its carrying value and as a result there was no impairment to the goodwill of the reporting unit at March 31, 2020 or at June 30, 2020.
2020 Annual Goodwill Impairment Test
The Company conducted its annual goodwill impairment test as of October 1, 2020 by first assessing qualitative factors. Based on its qualitative assessment as of October 1, 2020, management believed that, with the exception of the Ortho Dermatologics reporting unit, it was more likely than not that the carrying amounts of its reporting units were less than their respective fair values and therefore concluded that a quantitative fair value test for those reporting units was not required.
As part of its qualitative assessment of the Ortho Dermatologics reporting unit as of October 1, 2020, the Company considered, among other matters, a range of potential impacts of COVID-19 pandemic related matters and the limited headroom calculated on the date Ortho Dermatologics goodwill was last tested for impairment (June 30, 2020). The Company believed that these factors may suggest that it was more likely than not that the fair value of the Ortho Dermatologics reporting unit was less than its carrying amount, and therefore a quantitative fair value test was performed for the reporting unit.
The Company performed a quantitative fair value test for the Ortho Dermatologics reporting unit as of October 1, 2020, utilizing a long-term growth rate of 2.0% and a range of discount rates between 9.50% and 9.75%, in estimation of the fair value of this reporting unit. Based on the quantitative fair value test, the fair value of the Ortho Dermatologics reporting unit was approximately 10% greater than its carrying value and as a result there was no impairment to the goodwill of the reporting unit.
2021 Interim Goodwill Impairment Test
During the three months ended March 31, 2021, management identified launches of certain Ortho Dermatologics products which were not going to achieve their trajectories as forecasted once the social restrictions associated with the COVID-19 pandemic began to ease in the U.S. and offices of health care professionals could reopen. In addition, insurance coverage pressures within the U.S. continued to persist limiting patient access to topical acne and psoriasis products. In light of these developments, during the first quarter of 2021, the Company began taking steps to: (i) redirect its R&D spend to eliminate projects it has identified as high cost and high risk, (ii) redirect a portion of its marketing and product development outside the U.S. to geographies where there is better patient access and (iii) reduce its cost structure to be more competitive. As a result, during the three months ended March 31, 2021, the Company revised its long-term forecasts for the Ortho Dermatologics reporting unit. Management believed that these events were indicators that there is less headroom as of March 31, 2021 as compared to the headroom calculated on the date goodwill was last tested for impairment (October 1, 2020). Therefore, a quantitative fair value test for the Ortho Dermatologics reporting unit was performed. The quantitative fair value test utilized the Company's most recent cash flow projections as revised in the first quarter of 2021 to reflect the business changes previously discussed, including a range of potential outcomes, along with a long-term growth rate of 1.0% and a range of discount rates between 9.0% and 10.0%. Based on the quantitative fair value test, the carrying value of the Ortho Dermatologics reporting unit exceeded its fair value at March 31, 2021, and the Company recognized a goodwill impairment of $469 million.
2021 Annual Goodwill Impairment Test
The Company conducted its annual goodwill impairment test as of October 1, 2021 by first assessing qualitative factors. Based on its qualitative assessment as of October 1, 2021, management believed that, with the exception of the Ortho Dermatologics reporting unit, it was more likely than not that the carrying amounts of its reporting units were less than their respective fair values and therefore concluded that a quantitative fair value test for those reporting units was not required.
As part of its qualitative assessment of the Ortho Dermatologics reporting unit as of October 1, 2021, the Company considered, among other matters, the limited headroom as a result of the impairment to the goodwill of the Ortho Dermatologics reporting unit when last tested (March 31, 2021) and macroeconomic factors such as higher than expected inflation for many commodities, volatility in many of the equity markets and pressures on market interest rates. The Company believed that these facts and circumstances may suggest that it was more likely than not that the fair value of the Ortho Dermatologics reporting unit was less than its carrying amount, and therefore a quantitative fair value test was performed for the reporting unit.

The Company performed a quantitative fair value test for the Ortho Dermatologics reporting unit as of October 1, 2021, utilizing a long-term growth rate of 1.0% and a discount rate of 9.0%, in estimation of the fair value of this reporting unit. Based on the quantitative fair value test, the fair value of the Ortho Dermatologics reporting unit was approximately 10% greater than its carrying value and as a result there was no impairment to the goodwill of the reporting unit.
See Note 8, “INTANGIBLE ASSETS AND GOODWILL” to our audited Consolidated Financial Statements for further details on the goodwill impairments recognized in 2021.
Contingencies
In the normal course of business, we are subject to loss contingencies, such as claims and assessments arising from litigation and other legal proceedings, contractual indemnities, product and environmental liabilities and tax matters. Other than loss contingencies that are assumed in business combinations for which we can reliably estimate the fair value, we are required to accrue for such loss contingencies if it is probable that the outcome will be unfavorable and if the amount of the loss can be reasonably estimated. We evaluate our exposure to loss based on the progress of each contingency, experience in similar contingencies and consultation with our legal counsel. We re-evaluate all contingencies as additional information becomes available. Given the uncertainties inherent in complex litigation and other contingencies, these evaluations can involve significant judgment about future events. The ultimate outcome of any litigation or other contingency may be material to our results of operations, financial condition and cash flows. See Note 20, “LEGAL PROCEEDINGS” to our audited Consolidated Financial Statements for further details regarding our current legal proceedings. If no accrual is made for a loss contingency because the amount of loss cannot be reasonably estimated, the Company will disclose contingent liabilities when there is at least a reasonable possibility that a loss or an additional loss may have been incurred.
Income Taxes
We have operations in various countries that have differing tax laws and rates. Our tax structure is supported by current domestic tax laws in the countries in which we operate and the application of tax treaties between the various countries in which we operate. Our income tax reporting is subject to audit by domestic and foreign tax authorities. Our effective tax rate may change from year to year based on changes in the mix of activities and income earned under our intercompany arrangements among the different jurisdictions in which we operate, changes in tax laws in these jurisdictions, changes in tax treaties between various countries in which we operate, changes in our eligibility for benefits under those tax treaties and changes in the estimated values of deferred tax assets and liabilities. Such changes could result in an increase in the effective tax rate on all or a portion of our income and/or any of our subsidiaries.
Our provision for income taxes is based on a number of estimates and assumptions made by management. Our consolidated income tax rate is affected by the amount of income earned in our various operating jurisdictions, the availability of benefits under tax treaties and the rates of taxes payable in respect of that income. We enter into many transactions and arrangements in the ordinary course of business in which the tax treatment is not entirely certain. We must therefore make estimates and judgments based on our knowledge and understanding of applicable tax laws and tax treaties, and the application of those tax laws and tax treaties to our business, in determining our consolidated tax provision. For example, certain countries could seek to tax a greater share of income than has been provided for by us. The final outcome of any audits by taxation authorities may differ from the estimates and assumptions we have used in determining our consolidated income tax provisions and accruals. This could result in a material effect on our consolidated income tax provision, results of operations, and financial condition for the period in which such determinations are made.
Our income tax returns are subject to audit in various jurisdictions. Existing and future audits by, or other disputes with, tax authorities may not be resolved favorably for us and could have a material adverse effect on our reported effective tax rate and after-tax cash flows. We record liabilities for uncertain tax positions, which involve significant management judgment. New laws and new interpretations of laws and rulings by tax authorities may affect the liability for uncertain tax positions. Due to the subjectivity and complex nature of the underlying issues, actual payments or assessments may differ from our estimates. To the extent that our estimates differ from amounts eventually assessed and paid our income and cash flows may be materially and adversely affected.
We assess whether it is more likely than not that we will realize the tax benefits associated with our deferred tax assets and establish a valuation allowance for assets that are not expected to result in a realized tax benefit. A significant amount of judgment is used in this process, including preparation of forecasts of future taxable income and evaluation of tax planning initiatives. If we revise these forecasts or determine that certain planning events will not occur, an adjustment to the valuation allowance will be made to tax expense in the period such determination is made.

NEW ACCOUNTING STANDARDS
Information regarding the recently issued new accounting guidance (adopted and not adopted as of December 31, 2021) is contained in Note 2, “SIGNIFICANT ACCOUNTING POLICIES” to our audited Consolidated Financial Statements.
FORWARD-LOOKING STATEMENTS
Caution regarding forward-looking information and statements and “Safe-Harbor” statements under the U.S. Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws:
To the extent any statements made in this Form 10-K contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and may be forward-looking information within the meaning defined under applicable Canadian securities laws (collectively, “forward-looking statements”).
These forward-looking statements relate to, among other things: our business strategy, business plans and prospects and forecasts and changes thereto; product pipeline, prospective products and product approvals, expected launches of new products, product development and future performance and results of current and anticipated products; anticipated revenues for our products; expected R&D and marketing spend; our expected primary cash and working capital requirements for 2022 and beyond; the Company's plans for continued improvement in operational efficiency and the anticipated impact of such plans; our liquidity and our ability to satisfy our debt maturities as they become due; our ability to reduce debt levels; our ability to comply with the financial and other covenants contained in the Restated Credit Agreement, and senior notes indentures; the impact of our distribution, fulfillment and other third-party arrangements; proposed pricing actions; exposure to foreign currency exchange rate changes and interest rate changes; the outcome of contingencies, such as litigation, subpoenas, investigations, reviews, audits and regulatory proceedings; the anticipated impact of the adoption of new accounting standards; general market conditions; our expectations regarding our financial performance, including revenues, expenses, gross margins and income taxes; our impairment assessments, including the assumptions used therein and the results thereof; the anticipated impact of the evolving COVID-19 pandemic and related responses from governments and private sector participants on the Company, its supply chain, third-party suppliers, project development timelines, costs, revenues, margins, liquidity and financial condition, the anticipated timing, speed and magnitude of recovery from these COVID-19 pandemic related impacts and the Company’s planned actions and responses to this pandemic; the Company’s plan to separate its eye- health business, including the structure and timing of completing such separation transaction; and the proposed initial public offering (“IPO”) of the Company’s Solta aesthetic medical device business, including the timing of such IPO.
Forward-looking statements can generally be identified by the use of words such as “believe”, “anticipate”, “expect”, “intend”, “estimate”, “plan”, “continue”, “will”, “may”, “could”, “would”, “should”, “target”, “potential”, “opportunity”, “designed”, “create”, “predict”, “project”, “forecast”, “seek”, “strive”, “ongoing”, “decrease” or “increase” and variations or other similar expressions. In addition, any statements that refer to expectations, intentions, projections or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements may not be appropriate for other purposes. Although we have previously indicated certain of these statements set out herein, all of the, statements in this Form 10-K that contain forward-looking statements are qualified by these cautionary statements. These statements are based upon the current expectations and beliefs of management. Although we believe that the expectations reflected in such forward-looking statements are reasonable, such statements involve risks and uncertainties, and undue reliance should not be placed on such statements. Certain material factors or assumptions are applied in making such forward-looking statements, including, but not limited to, factors and assumptions regarding the items previously outlined, those factors, risks and uncertainties outlined below and the assumption that none of these factors, risks and uncertainties will cause actual results or events to differ materially from those described in such forward-looking statements. Actual results may differ materially from those expressed or implied in such statements. Important factors, risks and uncertainties that could cause actual results to differ materially from these expectations include, among other things, the following:
•the risks and uncertainties caused by or relating to the evolving COVID-19 pandemic, the fear of that pandemic, the availability and effectiveness of vaccines for COVID-19 (including with respect to current or future variants), COVID-19 vaccine immunization rates, the emergence of variant strains of COVID-19, the evolving reaction of governments, private sector participants and the public to that pandemic, and the potential effects and economic impact of the pandemic and the reaction to it, the severity, duration and future impact of which are highly uncertain and cannot be predicted, and which may have a significant adverse impact on the Company, including but not limited to its supply chain, third-party suppliers, project development timelines, employee base, liquidity, stock price, financial condition and costs (which may increase) and revenue and margins (both of which may decrease);
•with respect to the proposed separation of the Company’s eye-health business, the risks and uncertainties include, but are not limited to, the expected benefits and costs of the separation transaction, the expected timing of completion of the separation transaction and its terms, (including the Company’s expectation that it will launch the IPO of the Bausch

+ Lomb entity when financial market conditions are favorable, subject to receipt of regulatory, stock exchange and other approvals, and the Company’s expectation that the separation transaction will be completed following the expiry of customary lockups related to the B+L IPO and achievement of targeted debt leverage ratios, subject to receipt of applicable shareholder and other necessary approvals), the Company’s ability to complete the separation transaction considering the various conditions to the completion of the separation transaction (some of which are outside the Company’s control, including conditions related to regulatory matters and a possible shareholder vote, if applicable), that market or other conditions are no longer favorable to completing the transaction, that any shareholder, stock exchange, regulatory or other approval (if required) is not obtained on the terms or timelines anticipated or at all, business disruption during the pendency of or following the separation transaction, diversion of management time on separation transaction-related issues, retention of existing management team members, the reaction of customers and other parties to the separation transaction, the qualification of the separation transaction as a tax-free transaction for Canadian and/or U.S. federal income tax purposes (including whether or not an advance ruling from the Canada Revenue Agency will be sought or obtained), the ability of the Company and the separated entity to satisfy the conditions required to maintain the tax-free status of the separation transaction (some of which are beyond their control), the ability of the Company and the separated entity to satisfy the conditions required to maintain the tax-free status of the separation transaction (some of which are beyond their control), the potential dissynergy costs resulting from the separation transaction, the impact of the separation transaction on relationships with customers, suppliers, employees and other business counterparties, general economic conditions, conditions in the markets the Company is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting the Company’s business. In particular, the Company can offer no assurance that any IPO or separation will occur at all, or that any such transaction will occur on the timelines anticipated by the Company;
•with respect to the proposed IPO of the Company’s Solta aesthetic medical device business, the risks and uncertainties include, but are not limited to, risks relating to the expected timing of completion of such transaction (including the Company’s expectation that it will launch such IPO when financial market conditions are favorable, subject to receipt of regulatory, stock exchange and other approvals) and the Company’s ability to complete such transaction, that market or other conditions are no longer favorable to completing the transaction on a timely basis or at all, the receipt of (or failure to receive) any stock exchange, regulatory and other approvals required in connection with the transaction and the timing of receipt of such approvals, business disruption during the pendency of or following such transaction, diversion of management time on transaction-related issues, retention of Solta aesthetic medical device management team members, the reaction of customers and other parties to such transaction, the impact of such transaction on relationships with customers, suppliers, employees and other business counterparties, and other events that could adversely impact the completion of such transaction, including industry or economic conditions outside of Bausch Health’s control. In particular, the Company can offer no assurance that any IPO will occur at all, or that any such transaction will occur on the timelines anticipated by the Company;
•the expense, timing and outcome of legal and governmental proceedings, investigations and information requests relating to, among other matters, our past distribution, marketing, pricing, disclosure and accounting practices (including with respect to our former relationship with Philidor Rx Services, LLC (“Philidor”)), including a number of pending non-class securities litigations (including certain pending opt-out actions in the U.S. related to the previously settled securities class action (which remains subject to an objector's appeal of the Court's final approval order) and certain opt-out actions in Canada relating to the recently settled class action in Canada), certain pending lawsuits and other claims, investigations or proceedings that may be initiated or that may be asserted;
•potential additional litigation and regulatory investigations (and any costs, expenses, use of resources, diversion of management time and efforts, liability and damages that may result therefrom), negative publicity and reputational harm on our Company, products and business that may result from the past and ongoing public scrutiny of our past distribution, marketing, pricing, disclosure and accounting practices and from our former relationship with Philidor;
•the past and ongoing scrutiny of our legacy business practices, including with respect to pricing, and any pricing controls or price adjustments that may be sought or imposed on our products as a result thereof;
•pricing decisions that we have implemented, or may in the future elect to implement, such as the Patient Access and Pricing Committee’s historic practice of limiting the average annual price increase for our branded prescription pharmaceutical products to single digits, or any future pricing actions we may take in 2022 or beyond following review by our Patient Access and Pricing Committee (which is responsible for the pricing of our drugs);
•legislative or policy efforts, including those that may be introduced and passed by the U.S. Congress, designed to reduce patient out-of-pocket costs for medicines, which could result in new mandatory rebates and discounts or other pricing restrictions, controls or regulations (including mandatory price reductions);

•ongoing oversight and review of our products and facilities by regulatory and governmental agencies, including periodic audits by the U.S. Food and Drug Administration (the “FDA”) and equivalent agencies outside of the U.S. and the results thereof;
•actions by the FDA or other regulatory authorities with respect to our products or facilities;
•compliance with the legal and regulatory requirements of our marketed products;
•our substantial debt (and potential additional future indebtedness) and current and future debt service obligations, our ability to reduce our outstanding debt levels and the resulting impact on our financial condition, cash flows and results of operations;
•our ability to comply with the financial and other covenants contained in our Restated Credit Agreement, senior notes indentures, 2023 Revolving Credit Facility (as defined below) and other current or future credit and/or debt agreements and the limitations, restrictions and prohibitions such covenants impose or may impose on the way we conduct our business, including prohibitions on incurring additional debt if certain financial covenants are not met, limitations on the amount of additional obligations we are able to incur pursuant to other covenants, our ability to draw under our 2023 Revolving Credit Facility and restrictions on our ability to make certain investments and other restricted payments;
•any default under the terms of our senior notes indentures or Restated Credit Agreement (and other current or future credit and/or debt agreements) and our ability, if any, to cure or obtain waivers of such default;
•any downgrade by rating agencies in our credit ratings, which may impact, among other things, our ability to raise debt and the cost of capital for additional debt issuances;
•any reductions in, or changes in the assumptions used in, our forecasts for fiscal year 2022 or beyond, including as a result of the impacts of the COVID-19 pandemic on our business and operations, which could lead to, among other things: (i) a failure to meet the financial and/or other covenants contained in our Restated Credit Agreement and/or senior notes indentures (and other current or future credit and/or debt agreements) and/or (ii) impairment in the goodwill associated with certain of our reporting units or impairment charges related to certain of our products or other intangible assets, which impairments could be material;
•changes in the assumptions used in connection with our impairment analyses or assessments, which would lead to a change in such impairment analyses and assessments and which could result in an impairment in the goodwill associated with any of our reporting units or impairment charges related to certain of our products or other intangible assets;
•the uncertainties associated with the acquisition and launch of new products, assets and businesses, including, but not limited to, our ability to provide the time, resources, expertise and funds required for the commercial launch of new products, the acceptance and demand for new products, and the impact of competitive products and pricing, which could lead to material impairment charges;
•our ability or inability to extend the profitable life of our products, including through line extensions and other life-cycle programs;
•our ability to retain, motivate and recruit executives and other key employees;
•our ability to implement effective succession planning for our executives and key employees;
•factors impacting our ability to stabilize and reposition our Ortho Dermatologics business to generate additional value, including the success of recently launched products and the approval of pipeline products (and the timing of such approvals);
•factors impacting our ability to achieve anticipated revenues for our products, including changes in anticipated marketing spend on such products and launch of competing products;
•factors impacting our ability to achieve anticipated market acceptance for our products, including acceptance of the pricing, effectiveness of promotional efforts, reputation of our products and launch of competing products;
•the challenges and difficulties associated with managing a large complex business, which has, in the past, grown rapidly;

•our ability to compete against companies that are larger and have greater financial, technical and human resources than we do, as well as other competitive factors, such as technological advances achieved, patents obtained and new products introduced by our competitors;
•our ability to effectively operate and grow our businesses in light of the challenges that the Company has faced and market conditions, including with respect to its substantial debt, pending investigations and legal proceedings, scrutiny of our past pricing and other practices, limitations on the way we conduct business imposed by the covenants contained in our Restated Credit Agreement, senior notes indentures and the agreements governing our other indebtedness, and the impacts of the COVID-19 pandemic;
•the extent to which our products are reimbursed by government authorities, pharmacy benefit managers (“PBMs”) and other third-party payors; the impact our distribution, pricing and other practices may have on the decisions of such government authorities, PBMs and other third-party payors to reimburse our products; and the impact of obtaining or maintaining such reimbursement on the price and sales of our products;
•the inclusion of our products on formularies or our ability to achieve favorable formulary status, as well as the impact on the price and sales of our products in connection therewith;
•the consolidation of wholesalers, retail drug chains and other customer groups and the impact of such industry consolidation on our business;
•our ability to maintain strong relationships with physicians and other healthcare professionals;
•our eligibility for benefits under tax treaties and the continued availability of low effective tax rates for the business profits of certain of our subsidiaries;
•the implementation of the Organisation for Economic Co-operation and Development inclusive framework on Base Erosion and Profit Shifting, including the global minimum corporate tax rate, by the countries in which we operate;
•the outcome of any audits by taxation authorities, which outcomes may differ from the estimates and assumptions that we may use in determining our consolidated tax provisions and accruals;
•the actions of our third-party partners or service providers of research, development, manufacturing, marketing, distribution or other services, including their compliance with applicable laws and contracts, which actions may be beyond our control or influence, and the impact of such actions on our Company;
•the risks associated with the international scope of our operations, including our presence in emerging markets and the challenges we face when entering and operating in new and different geographic markets (including the challenges created by new and different regulatory regimes in such countries and the need to comply with applicable anti-bribery and economic sanctions laws and regulations);
•adverse global economic conditions and credit markets and foreign currency exchange uncertainty and volatility in certain of the countries in which we do business;
•the trade conflict between the United States and China;
•the potential conflict between Russia and Ukraine and any restrictive actions that may be taken by the U.S. and/or other countries in response thereto, such as sanctions or export controls;
•our ability to obtain, maintain and license sufficient intellectual property rights over our products and enforce and defend against challenges to such intellectual property (such as in connection with the filing by Norwich Pharmaceuticals Inc. (“Norwich”) of its Abbreviated New Drug Application (“ANDA”) for Xifaxan® (rifaximin) 550 mg tablets and the Company’s related lawsuit filed against Norwich in connection therewith);
•the introduction of generic, biosimilar or other competitors of our branded products and other products, including the introduction of products that compete against our products that do not have patent or data exclusivity rights;
•our ability to identify, finance, acquire, close and integrate acquisition targets successfully and on a timely basis and the difficulties, challenges, time and resources associated with the integration of acquired companies, businesses and products;
•any divestitures of our assets or businesses and our ability to successfully complete any such divestitures on commercially reasonable terms and on a timely basis, or at all, and the impact of any such divestitures on our Company, including the reduction in the size or scope of our business or market share, loss of revenue, any loss on sale, including any resultant impairments of goodwill or other assets, or any adverse tax consequences suffered as a result of any such divestitures;
•the expense, timing and outcome of pending or future legal and governmental proceedings, arbitrations, investigations, subpoenas, tax and other regulatory audits, examinations, reviews and regulatory proceedings against us or relating to us and settlements thereof;
•our ability to negotiate the terms of or obtain court approval for the settlement of certain legal and regulatory proceedings;
•our ability to obtain components, raw materials or finished products supplied by third parties (some of which may be single-sourced) and other manufacturing and related supply difficulties, interruptions and delays;
•the disruption of delivery of our products and the routine flow of manufactured goods;
•economic factors over which the Company has no control, including changes in inflation, interest rates, foreign currency rates, and the potential effect of such factors on revenues, expenses and resulting margins;
•interest rate risks associated with our floating rate debt borrowings;
•our ability to effectively distribute our products and the effectiveness and success of our distribution arrangements;
•our ability to effectively promote our own products and those of our co-promotion partners;
•the success of our fulfillment arrangements with Walgreen Co. including market acceptance of, or market reaction to, such arrangements (including by customers, doctors, patients, PBMs, third-party payors and governmental agencies), and the continued compliance of such arrangements with applicable laws;
•our ability to secure and maintain third-party research, development, manufacturing, licensing, marketing or distribution arrangements;
•the risk that our products could cause, or be alleged to cause, personal injury and adverse effects, leading to potential lawsuits, product liability claims and damages and/or recalls or withdrawals of products from the market;
•the mandatory or voluntary recall or withdrawal of our products from the market and the costs associated therewith;
•the availability of, and our ability to obtain and maintain, adequate insurance coverage and/or our ability to cover or insure against the total amount of the claims and liabilities we face, whether through third-party insurance or self-insurance;
•our indemnity agreements, which may result in an obligation to indemnify or reimburse the relevant counterparty, which amounts may be material;
•the difficulty in predicting the expense, timing and outcome within our legal and regulatory environment, including with respect to approvals by the FDA, Health Canada, European Medicines Agency (“EMA”) and similar agencies in other countries, legal and regulatory proceedings and settlements thereof, the protection afforded by our patents and other intellectual and proprietary property, successful generic challenges to our products and infringement or alleged infringement of the intellectual property of others;
•the results of continuing safety and efficacy studies by industry and government agencies;
•the success of preclinical and clinical trials for our drug development pipeline or delays in clinical trials that adversely impact the timely commercialization of our pipeline products, as well as other factors impacting the commercial success of our products, which could lead to material impairment charges;
•uncertainties around the successful improvement and modification of our existing products and development of new products, which may require significant expenditures and efforts;
•the results of management reviews of our research and development portfolio (including following the receipt of clinical results or feedback from the FDA or other regulatory authorities), which could result in terminations of specific projects which, in turn, could lead to material impairment charges;
•the seasonality of sales of certain of our products;

•declines in the pricing and sales volume of certain of our products that are distributed or marketed by third parties, over which we have no or limited control;
•compliance by the Company or our third-party partners and service providers (over whom we may have limited influence), or the failure of our Company or these third parties to comply, with health care “fraud and abuse” laws and other extensive regulation of our marketing, promotional and business practices (including with respect to pricing), worldwide anti-bribery laws (including the U.S. Foreign Corrupt Practices Act and the Canadian Corruption of Foreign Public Officials Act), worldwide economic sanctions and/or export laws, worldwide environmental laws and regulation and privacy and security regulations;
•the impacts of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 and potential amendment thereof and other legislative and regulatory health care reforms in the countries in which we operate, including with respect to recent government inquiries on pricing;
•the impact of any changes in or reforms to the legislation, laws, rules, regulation and guidance that apply to the Company and its businesses and products or the enactment of any new or proposed legislation, laws, rules, regulations or guidance that will impact or apply to the Company or its businesses or products;
•the impact of changes in federal laws and policy that may be undertaken under the Biden administration;
•illegal distribution or sale of counterfeit versions of our products;
•interruptions, breakdowns or breaches in our information technology systems; and
•risks in Item 1A. “Risk Factors” in this Form 10-K.
Additional information about these factors and about the material factors or assumptions underlying such forward-looking statements may be found elsewhere in this Form 10-K, under Item 1A. “Risk Factors” and in the Company's other filings with the SEC and the CSA. When relying on our forward-looking statements to make decisions with respect to the Company, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. These forward-looking statements speak only as of the date made. We undertake no obligation to update or revise any of these forward-looking statements to reflect events or circumstances after the date of this Form 10-K or to reflect actual outcomes, except as required by law. We caution that, as it is not possible to predict or identify all relevant factors that may impact forward-looking statements, the foregoing list of important factors that may affect future results is not exhaustive and should not be considered a complete statement of all potential risks and uncertainties.